      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 21, 1999

                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                           --------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                           --------------------------

                        GENERAC PORTABLE PRODUCTS, INC.
             (Exact name of registrant as specified in its charter)

                         ------------------------------

                DELAWARE                                    3621                                   13-4006887
    (State or other jurisdiction of             (Primary Standard Industrial                    (I.R.S. Employer
     incorporation or organization)                    Classification                        Identification Number)
                                                        Code Number)

                           --------------------------

                                 1 GENERAC WAY
                           JEFFERSON, WISCONSIN 53549
                                 (920) 674-3750
    (Address, including zip code, and telephone number, including area code, of registrants' principal executive offices)

                            DORRANCE J. NOONAN, JR.
                        GENERAC PORTABLE PRODUCTS, INC.
                                 1 GENERAC WAY
                           JEFFERSON, WISCONSIN 53549
                                 (920) 674-3750
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                with copies to:

             MARK ZVONKOVIC, ESQ.                                ALAN DEAN, ESQ.
                KING & SPALDING                               DAVIS POLK & WARDWELL
          1185 AVENUE OF THE AMERICAS                         450 LEXINGTON AVENUE
           NEW YORK, NEW YORK 10036                         NEW YORK, NEW YORK 10017
                (212) 556-2100                                   (212) 450-4000

                           --------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement. If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. / /

                        CALCULATION OF REGISTRATION FEE

                                                                             PROPOSED MAXIMUM
                                                                                 AGGREGATE                    AMOUNT OF
            TITLE OF CLASS OF SECURITIES TO BE REGISTERED                  OFFERING PRICE(1)(2)           REGISTRATION FEE
Common Stock, $.01 par value                                                   $126,500,000                    $35,167

(1) Includes $16,500,000 of shares issuable upon exercise of the underwriters' overallotment option.

(2) Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(o).

                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS (SUBJECT TO COMPLETION)
ISSUED MAY 21, 1999

                                           SHARES

                                 [GENERAC LOGO]

                        GENERAC PORTABLE PRODUCTS, INC.

                                  COMMON STOCK

                               -----------------

GENERAC PORTABLE PRODUCTS, INC. IS OFFERING           SHARES OF ITS COMMON
STOCK. THIS IS OUR INITIAL PUBLIC OFFERING AND NO PUBLIC MARKET CURRENTLY EXISTS FOR OUR SHARES. WE ANTICIPATE THAT THE INITIAL PUBLIC OFFERING PRICE WILL BE
BETWEEN $   AND $   PER SHARE.

                              -------------------

WE HAVE FILED AN APPLICATION FOR THE COMMON STOCK TO BE LISTED ON THE NEW YORK STOCK EXCHANGE UNDER THE SYMBOL "GPP."

                              -------------------

INVESTING IN THE COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 11.

                               -----------------

                             PRICE $       A SHARE

                              -------------------

                                                       UNDERWRITING                              PROCEEDS
                                     PRICE TO         DISCOUNTS AND        PROCEEDS TO          TO SELLING
                                      PUBLIC           COMMISSIONS           COMPANY           STOCKHOLDERS
                                ------------------  ------------------  ------------------  ------------------
PER SHARE.....................          $                   $                   $                   $
TOTAL.........................  $                   $                   $                   $

THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE SELLING STOCKHOLDERS HAVE GRANTED THE UNDERWRITERS THE RIGHT TO PURCHASE UP
TO AN ADDITIONAL       SHARES TO COVER OVER-ALLOTMENTS. MORGAN STANLEY & CO.
INCORPORATED EXPECTS TO DELIVER THE SHARES TO PURCHASERS ON            , 1999.

                              -------------------

MORGAN STANLEY DEAN WITTER
               BT ALEX. BROWN
                              SALOMON SMITH BARNEY

           , 1999

                               TABLE OF CONTENTS

                                                     PAGE
                                                     -----
Prospectus Summary..............................
Risk Factors....................................
Special Note Regarding Forward-Looking
  Statements....................................
Use of Proceeds.................................
Dividend Policy.................................
Capitalization..................................
Dilution........................................
Unaudited Pro Forma Consolidated Financial
  Information...................................
Selected Historical and Pro Forma Financial
  Data..........................................
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.................................

                                                     PAGE
                                                     -----
Business........................................
Management......................................
Principal and Selling Stockholders..............
Certain Relationships and Related
  Party Transactions............................
Description of Certain Indebtedness.............
Description of Capital Stock....................
Shares Eligible for Future Sale.................
Underwriters....................................
Experts.........................................
Legal Matters...................................
Where You Can Find More
  Information...................................
Index to Financial Statements...................

    Our principal executive offices are located at 1 Generac Way, Jefferson, Wisconsin 53549, and our telephone number is (920) 674-3750. Our web site is "www.generac-portables.com". The information in the web site is not incorporated by reference into this prospectus.

    In this prospectus, "Generac Portable Products," the "company," "we," "us" and "our" each refers to Generac Portable Products, Inc. and its subsidiaries on a consolidated basis and, as the context requires, the Portable Products Division of Generac Corporation.

    You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

    Until             , 1999, all dealers that buy, sell or trade our common
stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

    Unless otherwise indicated, all information in this prospectus (1) reflects a 1,250 for one stock split of our common stock that occurred on May 20, 1999 and (2) assumes that the underwriters' over-allotment option will not be exercised.

                 (This page has been left blank intentionally.)

                               PROSPECTUS SUMMARY

    THIS SECTION HIGHLIGHTS SOME OF THE INFORMATION IN THIS PROSPECTUS AND SUMMARIZES THE MATERIAL TERMS OF THIS OFFERING. IT IS NOT COMPLETE AND MAY NOT CONTAIN ALL OF THE INFORMATION THAT YOU SHOULD CONSIDER BEFORE INVESTING IN THE COMMON STOCK. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, INCLUDING THE "RISK FACTORS" SECTION AND THE FINANCIAL STATEMENTS AND THE NOTES TO THOSE STATEMENTS.

                           GENERAC PORTABLE PRODUCTS

    We are a leading designer, manufacturer and marketer of engine-powered tools for use in both consumer and commercial applications. Our two principal product lines are portable generators and pressure washers. We estimate that in 1998, as measured by net sales, we were:

    - the largest U.S. manufacturer of portable generators, with an overall domestic market share of approximately 29%, and

    - the second largest U.S. manufacturer of consumer pressure washers, with an overall domestic market share of approximately 33%.

    Over the past three years, our net sales have grown at a compounded annual rate of approximately 38%, increasing from $104.8 million in 1995 to $276.4 million in 1998. In both our product categories, we offer one of the broadest lines of innovative products across all major price points. Our products are well represented in multiple channels of retail distribution, including the leading home center chains, mass merchants and warehouse clubs, as well as independent dealers. We have been the major supplier of portable generators to Sears since 1961, and the largest supplier to Sears of consumer pressure washers since Sears established itself in that category in 1994. We are also a core supplier of portable generators and consumer pressure washers to Home Depot, the largest and one of the fastest growing retail home center chains in the U.S.

    We believe that our strength in each product category is the result of our engineering and manufacturing capabilities which emphasize delivering superior customer value through innovation in product development and focus on product quality. We have been successful in improving manufacturing flexibility and operating profitability through the strategic vertical integration of our manufacturing processes, the streamlining of our production processes and the standardization of our components.

    The strength of our product offerings has enabled us to take advantage of the strong growth in the engine-powered tools market as well as of favorable demographic trends. Growth in demand for our products is driven by increasing consumer awareness of the uses of portable generators and pressure washers in consumer applications, the continuing momentum of national retailers, improving affordability and performance, and an expanding middle-aged segment of the population which historically has been the dominant purchaser of our products.

    In 1959, Robert Kern founded Generac Corporation, the former parent of Generac Portable Products, Inc. and an integrated manufacturer of engines and generators. In July 1998, The Beacon Group III--Focus Value Fund, L.P., certain members of management and certain other investors, including Robert Kern, acquired the Portable Products Division of Generac Corporation for a purchase price of $305.5 million. We have exclusive supply rights until 2007 to Generac Corporation's current family of engines for use in portable generators and pressure washers. The same dedicated management team that built the Portable Products Division of Generac Corporation into a leader in the portable engine-powered tools industry continues to lead our company.

COMPETITIVE STRENGTHS

    LEADING MARKET POSITIONS. In 1998, as measured by net sales, we believe we were the largest U.S. supplier of portable generators and the second largest U.S. supplier of consumer pressure washers.

    WELL-ESTABLISHED AND GROWING DISTRIBUTION CHANNELS. We sell our products under the Craftsman-Registered Trademark- and Companion-Registered Trademark-labels through Sears and under the Generac-Registered Trademark- name through Home Depot and other leading retailers, including B.J.'s Wholesale Club, Costco, HomeBase, Lowe's and True Value hardware stores.

    INNOVATIVE DESIGN AND ENGINEERING EXPERTISE. Our product design efforts are focused on anticipating trends in consumer preferences and on engineering our products to incorporate these preferences.

    LOW COST MANUFACTURING OPERATIONS AND COMPONENTS. Our strategic vertical integration and focus on using standardized components in our manufacturing processes enable us to realize savings through reduced inventory levels, greater leverage with suppliers and improved production flexibility. We have increased our total annual production of units from approximately 120,000 in 1995 to over 675,000 in 1998, a compounded annual growth rate of 78%. Our low cost structure is further enhanced by our effective sourcing strategies based on worldwide supply relationships, as well as by our exclusive access to lower cost engines manufactured by Generac Corporation.

    ESTABLISHED BRAND NAME AND REPUTATION. The Generac brand name has a 40-year heritage in the engine-powered tools industry. We established our leading brand name primarily by providing high-quality, innovative and reliable products as well as a high level of customer service and product support.

    SUPERIOR CUSTOMER SERVICE AND COMMITMENT TO QUALITY. We support our strong relationships with retailers through our "program sales approach" which provides innovative sales and marketing programs to educate end-users and increase retailers' effectiveness in selling our full line of products. We maintain strict quality inspection procedures throughout the manufacturing process and a comprehensive independent dealer network which facilitates after-sales servicing.

    EXPERIENCED AND COMMITTED MANAGEMENT TEAM WITH SIGNIFICANT EQUITY INCENTIVE. Our management team has over 100 years of collective experience in the engine-powered tools industry. Our senior managers have a substantial financial interest in our continued success through their direct investment in our common stock and participation in our stock option program.

BUSINESS STRATEGY

    GROWING MARKET SHARE THROUGH ALLIANCES WITH STRONG, FAST-GROWING
RETAILERS. Our strong strategic relationships with Sears, Home Depot and other leading retailers will position us to gain market share as these retailers grow.

    EXPANDING THROUGH STRATEGICALLY MANAGED PRODUCT LINES. Our strategy is to develop a continuous stream of innovative products that deliver the highest quality and best overall value in the industry. We also offer one of the broadest selections of portable generators and pressure washers which is attractive to leading retailers who use a "good, better, best" merchandising strategy.

    CONTINUING PRODUCT INNOVATION AND DIVERSIFICATION INTO NEW AND RELATED PRODUCTS. High level engineering capabilities, a dedicated research and development group and efficient manufacturing operations provide us with significant resources for continued product innovations and new product development. Our current product development program includes mobile back-up power generators and pressure washers incorporating a new Dial-A-Cleaner-TM-cleaning system.

    CONTINUING COST REDUCTIONS AND PRODUCTIVITY IMPROVEMENTS. We seek to continually improve profitability, productivity and product quality. We strive to maintain our low cost operations by taking advantage of our engineering and manufacturing capabilities to either manufacture or purchase components. This strategy enables us to lower costs, better control product quality, shorten supply lead times, maintain lower inventory levels and achieve greater overall manufacturing flexibility.

    PURSUING INTERNATIONAL MARKET OPPORTUNITIES. Our strategy is to accelerate European sales growth by taking advantage of our product line breadth and brand name recognition to gain shelf space and placements in new and existing European markets. We currently offer our portable generators throughout Europe to leading retailers such as B&Q (U.K.), Der Praktiker (Germany), Bauhaus (Germany), BRICO (Belgium), Continente (Spain), Carrefour (France) and Jumbo (Switzerland).

INDUSTRY OVERVIEW

    We estimate that the U.S. portable generator market was $492 million in 1998 and that it has grown at a 16% compounded annual rate from $230 million since 1993. We believe that this market will continue to grow at a 16% compounded annual rate to reach approximately $900 million in 2002. Our research indicates that sales of the four largest manufacturers accounted for approximately 85% of the total market in 1998.

    We estimate that the U.S. consumer pressure washer market was $300 million in 1998 and has grown at a 43% compounded annual rate from $50 million since 1993. We believe that this market will grow at a 15% compounded annual rate to reach approximately $527 million in 2002. In addition, the U.S. commercial pressure washer market was approximately $120 million in 1998. While the commercial pressure washer market is still highly fragmented, the consumer market is consolidating. Our research indicates that sales of the four largest manufacturers accounted for an estimated 80% of the consumer pressure washer market in 1998.

                                  THE OFFERING

Common stock offered:                          shares

Common stock to be outstanding after the       shares
  offering...................................

Over-allotment option........................  shares

Use of proceeds..............................  We intend to use the net proceeds from the offering, together with borrowings under the
                                               amended credit facility, to repurchase all of
                                               our outstanding 11 1/4% Senior Subordinated
                                               Notes. See "Use of Proceeds."

Dividend policy..............................  We do not anticipate paying any cash dividends in the foreseeable future. Any
                                               future determination to pay dividends will be
                                               at the discretion of our board of directors
                                               and will be dependent upon existing
                                               conditions such as our financial condition,
                                               results of operations, contractual
                                               restrictions, capital requirements, business
                                               prospects and other factors our board of
                                               directors deems relevant.

Proposed New York Stock Exchange symbol......  GPP

    The number of shares of our common stock to be outstanding after the offering listed above does not take into account 1,644,345 shares of our common stock that may be issuable upon exercise of outstanding options granted as of March 31, 1999 under our stock option plan.

                             SUMMARY FINANCIAL DATA

    The following table presents summary historical and pro forma financial data of our company. Prior to July 10, 1998, we operated as the Portable Products Division of Generac Corporation. In 1996, Generac Corporation began to separately identify the assets and liabilities specific to its portable products business, which enabled the preparation of separate financial statements for the year ended December 31, 1996. We made estimates and allocations in preparing these separate financial statements. From January 1997 to July 9, 1998, the Portable Products Division reported financial information separately from Generac Corporation.

    The data presented in the following table are derived from "Unaudited Pro Forma Consolidated Financial Information" and the consolidated financial statements and related notes which are included elsewhere in this prospectus. You should read those sections for a further explanation of the financial data summarized here.

    The summary unaudited "Acquisition Pro Forma" consolidated financial data give effect to:

    - the July 2, 1998 issuance and sale of our 11 1/4% Senior Subordinated Notes and borrowings under the credit facility, and

    - our July 9, 1998 acquisition of the Portable Products Division of Generac Corporation,

as if these events had occurred on January 1, 1998.

    The summary unaudited "Offering Pro Forma" consolidated financial data reflect the Acquisition Pro Forma adjusted to reflect the offering of common stock and borrowings under our amended credit facility and the application of the estimated net proceeds and these borrowings as described under "Use of Proceeds."

    Prior to July 10, 1998, our taxable income was included in Generac Corporation's taxable income. Generac Corporation and its stockholders elected to be treated as an S Corporation for federal and state income tax purposes. Accordingly, no provision for income taxes is included in our financial statements for periods prior to July 10, 1998. We have been subject to state and federal income taxes since July 10, 1998.

                                             PREDECESSOR
                               ---------------------------------------
                                                                                           ACQUISITION     OFFERING PRO
                                   FOR THE YEAR                             COMPANY         PRO FORMA          FORMA
                                                                        ---------------  ---------------  ---------------
                                      ENDED                              JULY 10, 1998    FOR THE YEAR     FOR THE YEAR
                                   DECEMBER 31,       JANUARY 1, 1998       THROUGH           ENDED            ENDED
                               --------------------       THROUGH        DECEMBER 31,     DECEMBER 31,     DECEMBER 31,
                                 1996       1997       JULY 9, 1998          1998             1998             1998
                               ---------  ---------  -----------------  ---------------  ---------------  ---------------
                                                                                           (UNAUDITED)      (UNAUDITED)

                                                            (IN MILLIONS, EXCEPT SHARE DATA)
STATEMENTS OF INCOME DATA:
  Net sales..................  $   122.6  $   178.0      $   139.6         $   136.9        $   276.4        $   276.4
  Gross profit...............       27.3       46.9           35.0              38.6             73.8             73.8
  Selling and service
    expense..................       13.9       21.7           16.6              16.9             33.6             33.6
  General and administrative
    expense..................        4.4        4.2            2.4               2.9              5.3              5.3
  Intangible asset
    amortization.............         --         --             --               2.5              5.3              5.3
                               ---------  ---------         ------            ------           ------           ------
  Income from operations.....        9.0       21.0           16.0              16.3             29.6             29.6
  Interest expense...........        2.2        2.1            1.4               9.7             20.0             10.1
  Deferred financing cost
    amortization.............         --         --             --                .4               .8               .6
  Other (income) expense.....         --         .2             .1               (.2)             (.1)             (.1)
  Income taxes...............         --         --             --               2.2              3.1              6.6
                               ---------  ---------         ------            ------           ------           ------
  Net income.................  $     6.8  $    18.7      $    14.5         $     4.2        $     5.8        $    12.4
                               ---------  ---------         ------            ------           ------           ------
                               ---------  ---------         ------            ------           ------           ------
  Earnings Per Share:
  Basic earnings per common
    share....................                                              $     .40        $     .55
  Basic weighted average
    common shares outstanding
    (in thousands)...........                                                 10,625           10,625
  Diluted earnings per common
    share....................                                              $     .39        $     .55
  Diluted weighted average
    common shares outstanding
    (in thousands)...........                                                 10,725           10,676


                                PREDECESSOR      COMPANY
                               -------------  -------------
                                   FOR THE THREE MONTHS
                                          ENDED
                                        MARCH 31,
                               ----------------------------
                                   1998           1999
                               -------------  -------------
                                               (UNAUDITED)

STATEMENTS OF INCOME DATA:
  Net sales..................    $    59.5      $    92.9
  Gross profit...............         15.1           24.1
  Selling and service
    expense..................          7.0           11.2
  General and administrative
    expense..................          1.0            2.0
  Intangible asset
    amortization.............           --            1.3
                                    ------         ------
  Income from operations.....          7.1            9.6
  Interest expense...........           .5            5.1
  Deferred financing cost
    amortization.............           --             .2
  Other (income) expense.....           --             --
  Income taxes...............           --            1.5
                                    ------         ------
  Net income.................    $     6.6      $     2.8
                                    ------         ------
                                    ------         ------
  Earnings Per Share:
  Basic earnings per common
    share....................                   $     .27
  Basic weighted average
    common shares outstanding
    (in thousands)...........                      10,625
  Diluted earnings per common
    share....................                   $     .26
  Diluted weighted average
    common shares outstanding
    (in thousands)...........                      10,860

                                                                                                            AS OF MARCH
                                                                                                             31, 1999
                                                                                                            (UNAUDITED)
                                                                                                            -----------
                                                                                                              ACTUAL
                                                                                                            -----------

                                                                                                                (IN
                                                                                                             MILLIONS)
BALANCE SHEET DATA:
  Working capital.........................................................................................   $    77.0
  Total assets............................................................................................       370.2
  Total debt, including current portion...................................................................       214.7
  Stockholders' equity....................................................................................       105.2


                                                                                                             OFFERING PRO

                                                                                                                 FORMA

                                                                                                            ---------------

BALANCE SHEET DATA:
  Working capital.........................................................................................     $    88.6

  Total assets............................................................................................         377.0

  Total debt, including current portion...................................................................         134.7

  Stockholders' equity....................................................................................         192.8


                                  RISK FACTORS

    YOU SHOULD CAREFULLY CONSIDER EACH OF THE FOLLOWING RISKS AND ALL OF THE OTHER INFORMATION SET FORTH IN THIS PROSPECTUS BEFORE DECIDING TO INVEST IN SHARES OF OUR COMMON STOCK. THE RISKS DESCRIBED BELOW ARE NOT THE ONLY ONES THAT WE FACE. ADDITIONAL RISKS NOT PRESENTLY KNOWN TO US OR THAT WE CURRENTLY BELIEVE TO BE IMMATERIAL MAY ALSO ADVERSELY AFFECT OUR BUSINESS. OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS COULD BE MATERIALLY ADVERSELY AFFECTED BY ANY OF THE RISKS DESCRIBED BELOW. IN THAT CASE, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT.

    THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THE RISKS FACED BY US DESCRIBED BELOW AND ELSEWHERE IN THIS PROSPECTUS.

RISK FACTORS RELATING TO OUR BUSINESS

    WE HAVE A LIMITED HISTORY OF INDEPENDENT OPERATIONS AND WE CANNOT PREDICT WHETHER WE WILL BE AS SUCCESSFUL AS AN INDEPENDENT COMPANY

    We began independent operations in July 1998 when a group of investors led by Beacon purchased our business and assets. Prior to that date we operated our business as the Portable Products Division of Generac Corporation. Therefore, we have only a limited history of operating as an independent company and we cannot offer you assurance from prior experience that our future operating results will be as good as our historical results.

    OUR OPERATING RESULTS MAY SUFFER IF WE CANNOT OBTAIN A SUFFICIENT SUPPLY OF THE GENERAC ENGINE OR IF WE LOSE THE EXCLUSIVE RIGHT TO USE THE GENERAC ENGINE IN OUR PRODUCTS

    We have used the Generac overhead valve industrial engine in our higher performance products since 1992. In 1998, 32% of our sales were attributable to products that incorporated the Generac engine. At the time we purchased the Portable Products Division of Generac Corporation, we entered into an engine supply agreement with Generac Corporation. This agreement provides that Generac Corporation will supply us with the Generac engine on an exclusive basis for use in portable generators and pressure washers as long as we make minimum annual purchases of the engines until 2007. Although we believe the terms of the engine supply agreement are fair and reasonable, we cannot assure you that the engine supply agreement will adequately cover our future engine requirements. On the one hand, Generac Corporation may not be able to supply all the engines we may require, and on the other, the annual minimum purchases required to maintain our exclusive rights to the Generac engine may be more engines than we need in any given year. Our inability to obtain all of the engines we need or our purchase of more engines than we need in order to maintain our exclusive right to the engine could adversely affect our financial performance. While this agreement is not a "take or pay" contract, which would require us to pay for certain minimum annual purchases whether or not we took delivery of the engines, our purchases in any year of fewer engines than the annual minimum purchase exclusivity threshold would allow Generac Corporation to supply the Generac engine to our competitors, which could also adversely affect our financial performance. Please read the section entitled "Business--Agreements with Generac Corporation--Engine Supply and Non-Compete Agreements" later in this prospectus for additional information.

    OUR OPERATING RESULTS MAY SUFFER IF WE CANNOT OBTAIN A SUFFICIENT SUPPLY OF ENGINES FROM OUR OTHER SUPPLIERS

    We also use Briggs & Stratton and Tecumseh Products gasoline engines as components of some of our products. A failure by either of these suppliers to satisfy our orders could adversely affect our business.

    OUR OPERATING RESULTS DEPEND ON OUR RELATIONSHIP WITH OUR TWO LARGEST CUSTOMERS

    In 1998, Home Depot accounted for approximately 37% of our total sales and Sears accounted for approximately 27% of our total sales. We do not have contractual agreements with either of these customers for the supply of our products. Our customers, including these two largest customers, place orders for our products on an as-needed basis. As a result, we are particularly dependent upon a continuing flow of new orders from these large, high volume customers, and our future growth depends in part on their ability to increase the volume of our products they sell. The loss of any of these customers or a significant decrease in the volume of products supplied to any of these customers would have a material adverse affect on our financial performance.

    ANY DISRUPTION IN OUR MANUFACTURING FACILITIES COULD ADVERSELY AFFECT US

    We produce substantially all of our products for North America in our manufacturing facility located in Jefferson, Wisconsin. We produce substantially all of the products required for our European operations at our manufacturing facility located in Cheshire, England. Our manufacturing processes are highly complex and require sophisticated and costly equipment. As a result, any prolonged interruption in the operations of either of our manufacturing facilities could result in delays or cancellations of shipments. A number of factors could cause interruptions, including equipment failures, labor difficulties or damage to a facility due to natural disasters or otherwise. We cannot assure you that alternative qualified capacity would be available on a timely basis or at all. Interruptions could result in a loss of customers and could adversely affect our financial performance.

    OUR FUTURE GROWTH COULD BE SLOWED IF WE ARE UNABLE TO COMPLETE THE EXPANSION OF OUR MANUFACTURING CAPACITY AS SCHEDULED

    As a result of the recent growth of our business, our manufacturing facility in Jefferson, Wisconsin is currently operating at capacity with respect to portable generators. Therefore, our future growth is dependent upon our successful and timely expansion of this manufacturing facility. We have recently added approximately 72,000 square feet to this facility, which brings the total to 250,000 square feet. We expect to have manufacturing equipment installed by the end of the second quarter of 1999 and to be fully operational by the end of the third quarter of 1999. The successful completion of this facility expansion is dependent upon a number of factors, including: timely delivery of materials and equipment, the availability of labor and the hiring and training of new personnel. If we are unable to complete the expansion of our manufacturing facility on a timely basis, we may not be able to achieve our planned growth or sustain our financial performance.

    WE MAY NOT BE ABLE TO EFFECTIVELY MANAGE OUR FUTURE GROWTH

    Over the past three years, our sales have experienced strong growth and we have significantly expanded our operations. We are currently in the process of expanding our operations and we expect that further expansion will be required to realize our growth strategy. This rapid growth places a significant demand on our management, operational, financial and other resources. In order to manage our growth effectively, we must implement and improve our operational systems, procedures and controls. In this regard, we are currently in the process of installing a new enterprise resource planning system which will integrate manufacturing, resource planning and financial accounting. If we are unsuccessful or experience delays in implementing our new systems, our business may be adversely affected. We cannot guarantee that we will be able to manage our growth effectively or that we will be able to grow in the future at the same rate we have in the past.

    WE MAY BE UNABLE TO SUCCESSFULLY DEVELOP NEW PRODUCTS AND UNTIL 2007 WE MAY BE RESTRICTED BY OUR AGREEMENTS WITH GENERAC CORPORATION FROM MARKETING CERTAIN NEW PRODUCTS

    Part of our strategy is to increase our sales through the development of new products and product innovations. We cannot assure you that we will be able to develop, market and distribute new products that will enjoy market acceptance. In addition, we are subject to agreements with Generac Corporation under which we agreed not to, prior to 2007, manufacture or market products of a type manufactured and sold by Generac Corporation's industrial division at the time of the acquisition. Also, we may not incorporate the Generac engine in our new products without Generac Corporation's approval. Please see "Business-- Agreements with Generac Corporation--Engine Supply and Non-Compete Agreements" for additional information. The failure to develop new products that gain market acceptance could have an adverse impact on our growth and materially adversely affect us.

    OUR PERFORMANCE DEPENDS ON THE STRENGTH OF THE RETAIL ECONOMY

    Since we only have two major product lines, both of which we sell through retailers, our performance and our growth are particularly dependent upon the strength of the U.S. retail economy. Weakness in consumer confidence and in sales at retail outlets, including the financial weakness or bankruptcy of retail outlets, especially the major home center chains, mass merchandisers and wholesale clubs, can be expected to adversely impact our future financial results.

    WE FACE SIGNIFICANT COMPETITION

    We operate in a highly competitive environment with numerous domestic and foreign competitors which are financially strong and capable of competing effectively with us in the marketplace. The introduction of new products or other activities by our competitors could limit our growth, reduce our market share and harm our financial performance. In the manufacture and sale of portable generators, we compete primarily with Honda Engine Company and Coleman Powermate, a division of The Coleman Company, Inc. Honda has significantly greater financial and operating resources and name recognition than we do. In the manufacture and sale of pressure washers, we compete primarily with DeVilbiss Air Power Company, a subsidiary of Falcon Building Products, Inc., and, to a lesser extent, with Alfred Karcher GmBH & Co. and Campbell Hausfeld, an affiliate of Scott Fetzer Company. Some of our competitors may be willing to reduce prices and accept lower margins to compete with us. Any of our competitors may be more successful at developing new products and product innovations. In addition, we compete with these competitors not only for consumer acceptance but also to establish and maintain relationships with the major home center chains, mass merchandisers, wholesale clubs and other retailers, many of which distribute one or two of our competitors' products.

    INCREASED SALES GROWTH OF PORTABLE GENERATORS DUE TO YEAR 2000 CONCERNS MAY NOT BE SUSTAINABLE

    We may experience an increase in our sales of portable generators as a result of consumer concerns relating to Year 2000 power outages. We cannot assure you that any sales growth attributable to Year 2000 consumer concerns will be sustainable or that our sales will not decline in 2000 from 1999 levels. In addition, we cannot assure you that we will not experience an increase in returns of our products after January 1, 2000.

    WE MAY FACE ADDITIONAL COSTS AND OTHER ADVERSE EFFECTS DUE TO YEAR 2000 COMPUTER PROBLEMS

    Year 2000 issues exist when years in dates are recorded in computers using two digits (rather than four) and are then used for arithmetic operations, comparisons or sorting. The two digit year "00" may be recognized as 1900 rather than 2000, which could cause our computer systems to perform inaccurate computations. We have adopted a three phase approach of assessment, correction and testing. We have completed the assessment phase relating to our internal software, hardware and other operating systems and are currently in the correction and testing phases. We are completing our assessment of the non-information technology systems and the risk to the business from vendors and other parties. Furthermore, we have completed the assessment of our products, noting that the Year 2000 will not impact our products as the products do not contain date sensitive sub-systems. Although we have not yet fully completed our Year 2000 project, management estimates that approximately 40% of our information sub-systems are currently Year 2000 compliant. Approximately 60% of our systems are currently being modified or replaced, with all significant systems targeted for Year 2000 compliance by September 1, 1999.

You should be aware that Year 2000 issues relate not only to our systems, but also to those used by our suppliers. We anticipate that system replacements and modifications will resolve any Year 2000 issues that may exist with our systems or our suppliers' systems. However, we cannot guarantee to you that such replacements or modifications will be completed successfully or on time and, as a result, any failure to complete such modification on time may materially harm our financial and operating results. You should read the section "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000" later in this prospectus for additional information.

    QUARTERLY FLUCTUATIONS IN OUR BUSINESS COULD AFFECT THE PRICE OF OUR COMMON STOCK

    Our revenues and operating results may vary from quarter to quarter. Such variations are likely to be caused by certain factors that are outside our control, including weather (in particular, storm activity), the seasonality of pressure washer sales and the product mix of our sales. These quarterly fluctuations may not match the expectations of securities analysts and investors. This could cause the trading price of our common stock to fluctuate.

    IF WE LOSE KEY PERSONNEL, OUR ABILITY TO MANAGE WILL BE WEAKENED

    Our continued success is highly dependent upon the personal efforts and abilities of our senior management, including Dorrance J. Noonan, Jr., our President and Chief Executive Officer, Gary J. Lato, our Chief Financial Officer, James H. Deneffe, our Senior Vice President of Sales, Wesley C. Sodemann, our Vice President of Engineering and Jay C. Sugar, our Vice President of Operations. We do not have employment contracts with any of these officers and the loss of any one of them could have an adverse impact on our business.

    INCREASES IN RAW MATERIAL OR COMPONENT COSTS WOULD HAVE AN ADVERSE EFFECT ON OUR FINANCIAL PERFORMANCE

    A significant portion of the cost of goods manufactured by us is the cost of raw materials and components. The future success of our purchasing may be affected by many factors beyond our control, such as commodity pricing generally and higher prices for the specific materials that we require. Although there are numerous suppliers available for the materials and components we need, any unanticipated change in suppliers could be disruptive and costly to us.

    WE MAY INCUR MATERIAL PRODUCT WARRANTY COSTS

    Generally we provide a one-year warranty on portable generators and on pressure washers. While costs associated with providing warranties for our products have not been material to our financial results in the past, we cannot assure you that such costs will not be material in the future.

    WE WILL CONTINUE TO HAVE SUBSTANTIAL DEBT AFTER THE OFFERING WHICH COULD ADVERSELY AFFECT US

    After this offering, we expect to have approximately $134.7 million of debt outstanding. The fact that we have a significant amount of debt has important consequences to you as a stockholder. The material risks include the following:

    - We may be unable to obtain additional funds needed for working capital, capital expenditures and general corporate purposes.

    - A portion of our cash flow from operations is dedicated to debt service, which reduces the amount of cash we have available for other purposes.

    - Our ability to adjust to changing market conditions and our ability to withstand competition may be hampered by the amount of debt we owe. We are more vulnerable in a market downturn or a recession than our competitors with less debt.

    WE MAY NOT REPURCHASE ALL OF OUR 11 1/4% SENIOR SUBORDINATED NOTES

    We intend to commence a tender offer for all of our $110.0 million principal amount 11 1/4% Senior Subordinated Notes. It is impossible for us to predict the exact aggregate principal amount of notes that may be tendered in the tender offer and therefore we may purchase less than all of the outstanding notes. In addition, if for any reason the tender offer is not completed and no notes are repurchased pursuant to the tender offer, we intend to use the net proceeds from this offering to redeem $38.5 million principal amount of these notes and the remainder of the net proceeds to reduce the amounts outstanding under the term loans under our credit facility. In either case, our interest expense will be higher, and our net income lower, than if we had repurchased all of the notes. See "Unaudited Pro Forma Consolidated Financial Information" for additional information.

    INTANGIBLES REPRESENT A SUBSTANTIAL PERCENTAGE OF OUR ASSETS, THE AMORTIZATION OF WHICH WILL ADVERSELY AFFECT OUR EARNINGS

    At March 31, 1999, our balance sheet reflected $210.1 million of intangible assets, a substantial portion of our $370.2 million of total assets at such date. The intangible assets consist of goodwill and other identifiable intangibles relating to our recent acquisition of the Portable Products Division of Generac Corporation. Amortization of these intangibles will have a negative impact on earnings. In addition, we continuously evaluate whether events and circumstances have occurred that indicate the remaining balance of intangible assets may not be recoverable. When factors indicate that assets should be evaluated for possible impairment, we may be required to reduce the carrying value of our intangible assets, which could have a material adverse effect on our results during the periods in which such a reduction is recognized. There can be no assurance that we will not be required to write down intangible assets in future periods.

RISK FACTORS RELATING TO THE CONTROL OF GENERAC PORTABLE PRODUCTS

    THE BEACON GROUP III--FOCUS VALUE FUND, L.P., WHICH CONTROLS APPROXIMATELY % OF OUR VOTING POWER, MAY HAVE INTERESTS WHICH ARE ADVERSE TO YOURS

    You should be aware that Beacon will control a total of approximately
      % of our voting stock immediately following the completion of this
offering, or approximately       % if the underwriters exercise their
over-allotment option in full. As a result, Beacon will have substantial influence over the outcome of actions requiring the approval of our stockholders, including elections of our board of directors. Beacon may make decisions which are adverse to your interests.

    OUR CHARTER AND BYLAW PROVISIONS AND DELAWARE LAW MAY MAKE A TAKEOVER OF GENERAC PORTABLE PRODUCTS MORE DIFFICULT, WHICH COULD ADVERSELY AFFECT THE PRICE OF OUR COMMON STOCK

    Our certificate of incorporation and bylaws contain provisions that may make the acquisition of control of our company more difficult, including provisions:

    - authorizing the issuance of preferred stock, the terms of which may be determined at the sole discretion of the board of directors,

    - establishing advance notice requirements for the nomination for election, and removal of, directors and for proposing matters that can be acted on by stockholders at meetings, and

    - prohibiting stockholders from acting by written consent without a meeting.

    In addition, Delaware corporate law contains provisions that could discourage, delay or prevent a change in control, which could adversely affect the price of our common stock.

RISK FACTORS RELATING TO SECURITIES MARKETS

    OUR STOCK PRICE MAY FLUCTUATE SIGNIFICANTLY AFTER THE OFFERING AND YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT AS A RESULT

    Prior to this offering, there has been no public market for our common stock. Although we intend to list our common stock on the New York Stock Exchange, an active public market may not develop or may not be sustained after this offering. Investors may not be able to sell our common stock should they desire to do so. The initial public offering price will be determined by negotiations among representatives of the underwriters, the selling stockholders and us based upon several factors and may not be indicative of the market price for our common stock after the offering. The trading price of our common stock could be subject to wide fluctuations in response to a number of factors, including:

    - changes in our operating results,

    - differences between our actual financial and operating results, and those expected by investors and securities analysts,

    - changes in financial estimates or recommendations by securities analysts, and

    - conditions or trends in the engine-powered tools market.

    In addition, the stock market has from time to time experienced extreme price and volume fluctuations, which often have been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the market price of our common stock.

    FUTURE SALES BY EXISTING STOCKHOLDERS COULD CAUSE THE PRICE OF OUR COMMON STOCK TO DECLINE

    Sales of a substantial number of shares of our common stock in the public market following this offering could adversely affect the market price for our common stock or impair our ability to raise capital through an offering of equity securities. The number of shares of common stock available for sale in the public market is limited by legal and contractual restrictions. The holders
of       shares of common stock have agreed not to sell their shares for a period of 180 days after the date of this prospectus without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the underwriters. As a result of these legal and contractual restrictions, based on shares outstanding and options granted as of March 31, 1999, the following shares of common stock will be eligible for future sale:

    - no shares other than the          shares offered in this offering may be
      sold immediately after the completion of this offering, and

    - additional shares may be sold upon the expiration of the 180-day lock-up period.

    Shortly after the completion of this offering, we intend to file a registration statement under the federal securities laws to permit the shares reserved for issuance under our stock option plan to be sold in the public market.

    In addition, upon expiration of the 180-day period referred to above,
holders of approximately       shares of common stock will be entitled to
require us to register their shares under the securities laws to permit the sale of their shares in the public market. If these holders, by exercising these "registration rights," cause a large number of shares to be registered and sold in the public market, the market price for our common stock could decline. See "Description of Capital Stock--Registration Rights" and "Shares Eligible for Future Sale."

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    Some of the statements under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this prospectus constitute forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, among other things, those listed under "Risk Factors" and elsewhere in this prospectus.

    In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," or "continue" or the negative of such terms or other comparable terminology.

    Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of such statements. We are under no duty to update any of the forward-looking statements after the date of this prospectus.

                                USE OF PROCEEDS

    We expect to receive net proceeds of approximately $101.0 million from this
offering at an assumed initial public offering price of $      per share. Net
proceeds are computed by deducting the underwriting discount and our estimated offering expenses of $1.3 million from the total public offering price.

    We intend to use all of the net proceeds from this offering, together with borrowings under the amended credit facility, to repurchase all $110.0 million principal amount of our 11 1/4% Senior Subordinated Notes due 2006. We intend to commence a tender offer for all of our outstanding notes. If for any reason the tender offer is not completed, we intend to use the net proceeds from this offering to redeem $38.5 million principal amount of these notes and the remainder of the net proceeds to reduce the amounts outstanding under the term loans under our credit facility.

    The proceeds from the sale of these notes and the borrowings under the term loans were used to fund, in part, the acquisition of the Portable Products Division of Generac Corporation. See "Description of Certain Indebtedness" for additional information about the terms of this indebtedness.

                                DIVIDEND POLICY

    We have never paid any dividends on our common stock, and the board of directors currently intends to retain all earnings for use in our business. Our amended credit facility contains covenants restricting the payment of dividends. Any future payment of dividends will depend upon our results of operations, financial condition, cash requirements and other factors deemed relevant by the board of directors.

                                 CAPITALIZATION

    The following table sets forth the consolidated capitalization of Generac Portable Products as of March 31, 1999: (1) on an historical basis and (2) as adjusted to give effect to the offering of common stock and borrowings under our amended credit facility and the application of the estimated net proceeds from this offering and these borrowings as described under "Use of Proceeds." The pro forma capitalization amounts presented below are adjusted for (a) the issuance and sale of shares of common stock by Generac Portable Products at an assumed
initial public offering price of $      , the midpoint of the range set forth on
the cover page of this prospectus, after deducting underwriting discounts and commissions and estimated offering expenses, (b) borrowings under the amended credit facility, and (c) the anticipated use of net proceeds from these transactions to repurchase all of our 11 1/4% Senior Subordinated Notes due 2006, as if such issuances, borrowings and repurchases had occurred on March 31, 1999.

    The pro forma retained earnings balance is adjusted for a non-cash extraordinary expense of $5.1 million for the write-off of previously capitalized debt issuance costs and a cash extraordinary expense of $15.5 million for prepayment costs assumed to have been paid in connection with the repurchase of all of the outstanding notes. Such extraordinary expenses are reflected as a decrease of pro forma retained earnings, net of a pro forma tax benefit of $7.2 million.

                                                                                             AS OF MARCH 31, 1999
                                                                                            -----------------------
                                                                                              ACTUAL     PRO FORMA
                                                                                            ----------  -----------

                                                                                                (IN THOUSANDS)
LONG-TERM DEBT, INCLUDING CURRENT PORTION:
  Revolving credit facility...............................................................  $   19,000   $  19,000
  Term loans..............................................................................      83,450     113,450
  11 1/4% Senior Subordinated Notes due 2006..............................................     110,000          --
  Capital lease obligations...............................................................       2,265       2,265
                                                                                            ----------  -----------
    Total long-term debt..................................................................     214,715     134,715
                                                                                            ----------  -----------
STOCKHOLDERS' EQUITY:
  Common stock and additional paid-in capital.............................................     110,000     211,000
  Retained earnings (accumulated deficit).................................................       7,027      (6,347)
  Accumulated other comprehensive loss....................................................        (179)       (179)
  Excess of purchase price over book value of net assets acquired from entities partially
    under common control..................................................................     (11,658)    (11,658)
                                                                                            ----------  -----------
    Total stockholders' equity............................................................     105,190     192,816
                                                                                            ----------  -----------
    Total capitalization..................................................................  $  319,905   $ 327,531
                                                                                            ----------  -----------
                                                                                            ----------  -----------

    If the tender offer for the notes is not completed, we intend to use the net proceeds from this offering to redeem $38.5 million principal amount of notes and to repay $58.2 million of term loans. In this case, on a pro forma basis, $25.3 million would be outstanding under the term loans, $71.5 million would be outstanding under the notes and retained earnings would be $2.5 million.

                                    DILUTION

    The net tangible book value of Generac Portable Products as of March 31, 1999 was approximately $(98.1) million, or $(9.23) per share of common stock. Net tangible book value per share is determined by dividing our total net tangible book value, which is total tangible assets less our total liabilities, by the number of shares of our common stock outstanding. After giving effect to
the sale of             shares of common stock in this offering (at an assumed
initial public offering price of $      , the midpoint of the range set forth on
the cover page of this prospectus) and the application of the estimated net proceeds as described under "Use of Proceeds," our adjusted net tangible book value as of March 31, 1999 would have been approximately $ million or $ per share. This represents an immediate increase in net tangible book value to existing stockholders of $ per share and an immediate dilution to new investors of $ per share. The following table illustrates this per share dilution as of March 31, 1999:

Assumed initial public offering price per share.............             $
  Net tangible book value per share.........................             $   (9.23)
  Increase per share attributable to new investors..........  $
                                                              ---------
Net tangible book value per share after this offering.......
                                                              ---------
Dilution per share to new investors.........................             $
                                                                         ---------
                                                                         ---------

    The following table summarizes, as of March 31, 1999, the differences between the number of shares of common stock, the total consideration paid and the average price per share paid by existing stockholders and by the investors, before deducting the underwriting discount and estimated offering expenses:

                                      SHARES PURCHASED     TOTAL CONSIDERATION     AVERAGE
                                    --------------------  ---------------------     PRICE
                                     NUMBER     PERCENT     AMOUNT     PERCENT    PER SHARE
                                    ---------  ---------  ----------  ---------  -----------
Existing stockholders.............%                       $%                      $
New investors.....................
                                    ---------  ---------  ----------  ---------  -----------
Total.............................                 100.0% $               100.0%
                                    ---------  ---------  ----------  ---------
                                    ---------  ---------  ----------  ---------

    If the underwriters exercise their over-allotment option in full, sales of shares of common stock by the selling stockholders in this offering will reduce the number of shares of common stock held by existing stockholders to
            or approximately   % of the total number of shares of common stock
outstanding after this offering, and the number of shares held by new public
investors will be             or approximately   % (            shares, or
approximately   %, if the underwriters exercise their over-allotment option in full) of the total number of shares of common stock outstanding after this offering.

    As of March 31, 1999, there were options outstanding to purchase a total of 1,644,345 shares of our common stock, with a weighted average exercise price of $10.93 per share. To the extent that the outstanding options, or any options issued in the future, are exercised, there will be further dilution to new investors.

             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

    The Unaudited Pro Forma Consolidated Financial Information of Generac Portable Products for the year ended December 31, 1998 labeled "Acquisition Pro Forma" was prepared to reflect:

    - the offer and sale of the 11 1/4% Senior Subordinated Notes and borrowings under the credit facility, and

    - the acquisition of the Portable Products Division of Generac Corporation,

as if these events had occurred on January 1, 1998 using the purchase method of accounting.

    The Unaudited Pro Forma Consolidated Financial Information of Generac Portable Products for the year ended December 31, 1998 labeled "Offering Pro Forma" presents the Acquisition Pro Forma information adjusted to reflect the offering of common stock and borrowings under our amended credit facility and the application of the estimated net proceeds of the offering and these borrowings as described under "Use of Proceeds." The Unaudited Pro Forma Consolidated Financial Information as of and for the three months ended March 31, 1999 reflects the offering of common stock and the application of the estimated net proceeds of the offering as described under "Use of Proceeds."

    The Unaudited Pro Forma Consolidated Financial Information may not be indicative of what our operating results or financial position would have been if the transactions described above had occurred as of and for the dates and periods presented. In addition, our results for the three months ended March 31, 1999 are not necessarily indicative of results that may be expected for the entire year.

    The pro forma adjustments as described in the Notes to Unaudited Pro Forma Consolidated Financial Information are based on available information and upon assumptions that management believes are reasonable. The Unaudited Pro Forma Consolidated Financial Information should be read in conjunction with the financial statements and the related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing later in this prospectus.

                        GENERAC PORTABLE PRODUCTS, INC.
                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                              AS OF MARCH 31, 1999

                                                                                          OFFERING
                                                                            HISTORICAL  ADJUSTMENTS(A)  PRO FORMA
                                                                            ----------  -------------  -----------
                                                                                        (IN THOUSANDS)
                                  ASSETS
Current Assets:
  Cash and cash equivalents...............................................  $    1,407    $   4,401(a)  $   5,808
  Accounts receivable (less allowance of $263)............................      70,899           --        70,899
  Inventories.............................................................      58,955           --        58,955
  Deferred income taxes...................................................         139        6,409(b)      6,548
  Prepaid expenses and other current assets...............................       1,004           --         1,004
                                                                            ----------  -------------  -----------
    Total current assets..................................................     132,404       10,810       143,214

Property, plant and equipment, net........................................      20,659           --        20,659
Intangible assets, net....................................................     210,065           --       210,065
Deferred financing costs..................................................       6,808       (3,976)(c)      2,832
Other.....................................................................         262           --           262
                                                                            ----------  -------------  -----------
    Total assets..........................................................  $  370,198    $   6,834     $ 377,032
                                                                            ----------  -------------  -----------
                                                                            ----------  -------------  -----------

                   LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Current portion of long-term debt.......................................  $    8,381    $      --     $   8,381
  Trade accounts payable..................................................      32,199           --        32,199
  Accrued employee compensation, benefits and payroll withholdings........       1,666           --         1,666
  Other accrued liabilities...............................................      13,156         (792)(b)     12,364
                                                                            ----------  -------------  -----------
    Total current liabilities.............................................      55,402         (792)       54,610

Long-term debt obligations................................................     206,334      (80,000)(d)    126,334
Other long-term obligations...............................................       1,011           --         1,011
Deferred income taxes.....................................................       2,261           --         2,261

Stockholders' Equity:
  Common stock............................................................         106           --           106
  Additional paid-in capital..............................................     109,894      101,000(a)    210,894
  Retained earnings (accumulated deficit).................................       7,027      (13,374)(e)     (6,347)
  Accumulated other comprehensive loss....................................        (179)          --          (179)
  Excess of purchase price over book value of net assets acquired from
    entities partially under common control...............................     (11,658)          --       (11,658)
                                                                            ----------  -------------  -----------
    Total stockholders' equity............................................     105,190       87,626       192,816
                                                                            ----------  -------------  -----------
    Total liabilities and stockholders' equity............................  $  370,198    $   6,834     $ 377,032
                                                                            ----------  -------------  -----------
                                                                            ----------  -------------  -----------

            See notes to unaudited pro forma financial information.

                        GENERAC PORTABLE PRODUCTS, INC.
                          NOTES TO UNAUDITED PRO FORMA
                           CONSOLIDATED BALANCE SHEET
                                 (IN THOUSANDS)

(a) Adjusted for (i) the issuance and sale of shares of common stock by Generac Portable Products (assuming net proceeds of $101,000) and (ii) borrowings under the amended credit facility, and the anticipated use of net proceeds from such transactions to repurchase all of the outstanding 11 1/4% Senior Subordinated Notes as if such transactions had occurred as of March 31, 1999. If the tender offer for the 11 1/4% Senior Subordinated Notes is not completed, we intend to use the net proceeds from this offering to redeem $38,500 principal amount of the 11 1/4% Senior Subordinated Notes at a redemption price of 111.25% of their principal amount and to repay $58,169 of term loans under our credit facility. For additional information, see "Capitalization."

(b) Reflects the decrease in accrued income taxes and the increase in deferred tax assets associated with the extraordinary expense of $20,575 assumed to be recognized in connection with the repurchase of the 11 1/4% Senior Subordinated Notes.

(c) Reflects the write-off of $5,060 of previously capitalized deferred financing costs associated with the 11 1/4% Senior Subordinated Notes and the capitalization of $1,084 of additional costs estimated to be incurred in connection with the amendment of the credit facility.

(d) Reflects borrowings of $30,000 under the amended credit facility and the repurchase of all $110,000 principal amount of our 11 1/4% Senior Subordinated Notes.

(e) The pro forma retained earnings balance is adjusted for a non-cash extraordinary expense of $5,060 for previously capitalized debt issuance costs and a cash extraordinary expense of $15,515 for prepayment costs assumed to have been paid in connection with the repurchase of all of the outstanding 11 1/4% Senior Subordinated Notes. Such extraordinary expenses are reflected as a decrease of pro forma retained earnings, net of a pro forma tax benefit of $7,201.

                        GENERAC PORTABLE PRODUCTS, INC.
              UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME

                   FOR THE THREE MONTHS ENDED MARCH 31, 1999

                                                                                            OFFERING
                                                                            HISTORICAL   ADJUSTMENTS(G)   PRO FORMA
                                                                            -----------  --------------  -----------
                                                                                         (IN THOUSANDS,
                                                                                     EXCEPT PER SHARE DATA)
Net sales.................................................................   $  92,887     $       --     $  92,887
Cost of goods sold........................................................      68,730             --        68,730
                                                                            -----------       -------    -----------
Gross profit..............................................................      24,157                       24,157
                                                                            -----------       -------    -----------
Operating expenses:
  Selling and service expense.............................................      11,152             --        11,152
  General and administrative expense......................................       2,001             --         2,001
  Intangible asset amortization...........................................       1,341             --         1,341
                                                                            -----------       -------    -----------
  Total operating expenses................................................      14,494             --        14,494
                                                                            -----------       -------    -----------
Income from operations....................................................       9,663             --         9,663
                                                                            -----------       -------    -----------
Other expense:
  Interest expense........................................................       5,096         (2,537)(h)      2,559
  Deferred financing cost amortization....................................         213            (73)(i)        140
  Other...................................................................           5             --             5
                                                                            -----------       -------    -----------
                                                                                 5,314         (2,610)        2,704
                                                                            -----------       -------    -----------
Income before income taxes................................................       4,349          2,610         6,959
Provision for income taxes................................................       1,524            914(f)      2,438
                                                                            -----------       -------    -----------
Net income before extraordinary item(j)...................................   $   2,825     $    1,696     $   4,521
                                                                            -----------       -------    -----------
                                                                            -----------       -------    -----------
Earnings per share before extraordinary item:
  Basic...................................................................   $    0.27
  Diluted.................................................................   $    0.26

Weighted average shares outstanding(k):
  Basic...................................................................      10,625
  Diluted.................................................................      10,860

      See notes to unaudited pro forma consolidated financial information.

                        GENERAC PORTABLE PRODUCTS, INC.
             UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF INCOME

                      FOR THE YEAR ENDED DECEMBER 31, 1998

                                     PREDECESSOR
                                      JANUARY 1       JULY 10
                                     THROUGH JULY     THROUGH
                                          9,        DECEMBER 31,
                                         1998           1998
                                    --------------  ------------  ACQUISITION  ACQUISITION     OFFERING      OFFERING
                                      HISTORICAL     HISTORICAL   ADJUSTMENTS   PRO FORMA   ADJUSTMENTS(G)   PRO FORMA
                                    --------------  ------------  -----------  -----------  --------------  -----------
                                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net sales.........................    $  139,551     $  136,862    $      --    $ 276,413    $         --    $ 276,413
Cost of goods sold................       104,537         98,245         (162)(a)    202,620            --      202,620
                                    --------------  ------------  -----------  -----------  --------------  -----------
Gross profit......................        35,014         38,617          162       73,793              --       73,793
                                    --------------  ------------  -----------  -----------  --------------  -----------
Operating expenses:
  Selling and service expense.....        16,624         16,935           --       33,559              --       33,559
  General and administrative
    expense.......................         2,380          2,865           --        5,245              --        5,245
  Intangible asset amortization...            --          2,531        2,813(b)      5,344             --        5,344
                                    --------------  ------------  -----------  -----------  --------------  -----------
  Total operating expenses........        19,004         22,331        2,813       44,148              --       44,148
                                    --------------  ------------  -----------  -----------  --------------  -----------
Income from operations............        16,010         16,286       (2,651)      29,645              --       29,645
                                    --------------  ------------  -----------  -----------  --------------  -----------
Other (income) expense:

  Interest expense................         1,409          9,674       10,314(c)     19,988         (9,895)(h)     10,093
                                                                      (1,409)(d)
  Deferred financing cost
    amortization..................            --            401          424(e)        825           (271)(i)        554
  Other...........................           108           (171)          --          (63)             --          (63)
                                    --------------  ------------  -----------  -----------  --------------  -----------
                                           1,517          9,904        9,329       20,750         (10,166)      10,584
                                    --------------  ------------  -----------  -----------  --------------  -----------
Income before income taxes........        14,493          6,382      (11,980)       8,895          10,166       19,061
Provision for income taxes........            --          2,180          880(f)      3,060          3,558(f)      6,618
                                    --------------  ------------  -----------  -----------  --------------  -----------
Net income before extraordinary
  item(j).........................    $   14,493     $    4,202    ($ 12,860)   $   5,835    $      6,608    $  12,443
                                    --------------  ------------  -----------  -----------  --------------  -----------
                                    --------------  ------------  -----------  -----------  --------------  -----------
Earnings per share before
  extraordinary item:
  Basic...........................                   $      .40                 $     .55
  Diluted.........................                   $      .39                 $     .55

Weighted average shares
  outstanding(k):
  Basic...........................                       10,625                    10,625
  Diluted.........................                       10,725                    10,676

      See notes to unaudited pro forma consolidated financial information.

                        GENERAC PORTABLE PRODUCTS, INC.

                          NOTES TO UNAUDITED PRO FORMA

                       CONSOLIDATED STATEMENTS OF INCOME

                                 (IN THOUSANDS)

The acquisition of the Portable Products Division of Generac Corporation was accounted for under the purchase method of accounting. The unaudited pro forma consolidated results of operations were determined based on the fair value of the assets acquired and liabilities assumed and associated amortization of goodwill and other acquired intangibles. Prior to July 9, 1998, certain costs and expenses were allocated to Generac Portable Products from Generac Corporation. Management believes that the allocation of these costs and expenses approximate the equivalent costs expected to be incurred on a stand alone basis.

(a) Reflects the effect on cost of sales of the recognition of a capital lease obligation as part of the acquisition arising from certain equipment leases:

Actual lease expense incurred........................................  $    (336)
Amortization of assets under capital lease obligations...............        174
                                                                       ---------
                                                                       $    (162)
                                                                       ---------
                                                                       ---------

(b) Reflects the amortization of goodwill of $213,738 over a 40 year period and the non-compete agreement of $100 and trademarks and patents of $100 over a 10 year period. Goodwill was calculated as the purchase price of $306,865 (including acquisition costs of $1,385) less the fair value of net assets acquired and liabilities assumed of $81,469 and less the excess of purchase price over book value of net assets acquired from entities partially under common control of $11,658. Other intangible assets are comprised of patents, trademarks and a non-compete agreement with Generac Corporation which have a remaining life and/or contractual term of approximately 10 years.

(c) Interest expense reflects the following:

Credit Facility....................................................  $   3,754
11 1/4% Senior Subordinated Notes..................................      6,462
Interest on capitalized leases.....................................         98
                                                                     ---------
                                                                     $  10,314
                                                                     ---------
                                                                     ---------

   Borrowings under the credit facility bear interest at the eurodollar rate, plus an applicable percentage, as defined. For purposes of the pro forma interest expense adjustment, the eurodollar rate is estimated to be 5.76% for the period January 1 through July 9, 1998. The rate approximates the average eurodollar rate during the period. A 1/8% variance in eurodollar rates for the credit facility would change assumed interest expense by approximately $106. A commitment fee of .5% per annum is charged on the unused portion of the credit facility.

(d) Reflects the elimination of historical interest expense allocated from Generac Corporation.

(e) The deferred financing costs are amortized using the effective interest rate and straight line methods over the term of the associated debt as follows:

Credit Facility......................................................  $     201
11 1/4% Senior Subordinated Notes....................................        223
                                                                       ---------
                                                                       $     424
                                                                       ---------
                                                                       ---------

                        GENERAC PORTABLE PRODUCTS, INC.

                          NOTES TO UNAUDITED PRO FORMA

                 CONSOLIDATED STATEMENTS OF INCOME (CONTINUED)

                                 (IN THOUSANDS)

(f) Reflects adjustments for income tax expense to provide taxes on pro forma offering adjustments at a pro forma effective tax rate of 35% and to adjust the Acquisition Pro Forma tax provision based upon the pro forma annual effective tax rate. Historically, Generac Portable Products's taxable income was included in Generac Corporation's taxable income. Generac Corporation and its stockholders elected to be treated as an S Corporation for federal and state income tax purposes. Accordingly, no provision for income taxes is included in the historical financial statements prior to July 9, 1998.

(g) Adjusted for (1) the issuance and sale of       shares of common stock by
    Generac Portable Products at an assumed initial public offering price of
    $      , the midpoint of the range set forth on the cover page of this prospectus (assuming net proceeds of $101,000) and (2) borrowings under the amended credit facility, and (3) the anticipated use of net proceeds from such transactions to repurchase all of the outstanding 11 1/4% Senior Subordinated Notes as if such transactions had occurred at the beginning of the periods presented. We intend to commence a tender offer for all of our outstanding 11 1/4% Senior Subordinated Notes. It is impossible for us to predict the exact aggregate principal amount of the 11 1/4% Senior Subordinated Notes that may be tendered in the tender offer. If for any reason the tender offer is not completed, we intend to use the net proceeds from this offering to redeem $38,500 principal amount of the 11 1/4% Senior Subordinated Notes at a redemption price of 111.25% of their principal amount and to repay $58,169 of the term loans under our credit facility.

(h) Represents the adjustment of interest expense, as follows:

                                                       THREE MONTHS ENDED      YEAR ENDED
                                                         MARCH 31, 1999     DECEMBER 31, 1998
                                                       -------------------  -----------------
Estimated interest expense on new borrowings under
  the amended credit facility........................       $     598           $   2,480
Elimination of interest on the 11 1/4% Senior
  Subordinated Notes.................................          (3,135)            (12,375)
                                                              -------             -------
    Net change.......................................       $  (2,537)          $  (9,895)
                                                              -------             -------
                                                              -------             -------

    The actual level of our interest expense is dependent on several factors, including the overall level of interest rates and the actual amount of the 11 1/4% Senior Subordinated Notes repurchased, and other indebtedness repaid, by us.

    Borrowings under the amended credit facility bear interest at the eurodollar rate, plus an applicable percentage, as defined. For purposes of the offering adjustments, the eurodollar rate is estimated to be 5.6% and 5.3% for the year ended December 31, 1998 and for the three months ended March 31, 1999, respectively. The rate approximates the average eurodollar rate during such periods. A 1/8% variance in eurodollar rates would change annual interest expense by approximately $38. A commitment fee of .5% per annum is charged on the unused portion of the credit facility.

    If we do not complete the tender offer for the 11 1/4% Senior Subordinated Notes but instead redeem $38,500 principal amount of the 11 1/4% Senior Subordinated Notes at a redemption price of 111.25% of their principal amount and repay $58,169 of term loans, the pro forma interest expense would be $10,945 for the year ended December 31, 1998 and $2,879 for the three months ended March 31, 1999. For every $10,000 reduction in principal amount of the 11 1/4% Senior Subordinated Notes repurchased and increase in term loans repaid, interest expense on an annualized basis for the year ended

                        GENERAC PORTABLE PRODUCTS, INC.

                          NOTES TO UNAUDITED PRO FORMA

                 CONSOLIDATED STATEMENTS OF INCOME (CONTINUED)

                                 (IN THOUSANDS)

    December 31, 1998 will be higher than that reflected in the pro forma statement of income by approximately $300.

(i) Represents the adjustment of deferred financing cost amortization, as follows:

                                                        THREE MONTHS ENDED        YEAR ENDED
                                                          MARCH 31, 1999       DECEMBER 31, 1998
                                                       ---------------------  -------------------
Amortization of additional deferred financing
  costs..............................................        $      39             $     155
Elimination of amortization of deferred financing
  costs related to the 11 1/4% Senior Subordinated
  Notes..............................................             (112)                 (426)
                                                                   ---                 -----
    Net change.......................................        $     (73)            $    (271)
                                                                   ---                 -----
                                                                   ---                 -----

(j) The pro forma statements of operations do not reflect non-cash extraordinary expense of $5,375 and $5,060 for the write-off of previously capitalized debt issuance costs for the year ended December 31, 1998 and for the three months ended March 31, 1999, respectively, and a cash extraordinary expense of $15,515 during both periods for prepayment costs assumed to have been paid in connection with repurchase of all of the outstanding 11 1/4% Senior Subordinated Notes. The extraordinary expense is assumed to be recorded net of a tax benefit of approximately $7,312 and $7,201 during the year ended December 31, 1998 and the three months ended March 31, 1999, respectively. The basic and diluted per share amounts of this extraordinary item for the
    pro forma periods would be       and       , respectively, for the year
    ended December 31, 1998 and       and       , respectively, for the three
    months ended March 31, 1999. If the tender offer for the 11 1/4% Senior Subordinated Notes is not completed and we instead redeem $38,500 in principal amount of the 11 1/4% Senior Subordinated Notes and repay $58,169 of term loans, the non-cash extraordinary expense would be $2,675, the cash extraordinary expense would be $4,331 and the tax benefit would be $2,452 for the year ended December 31, 1998.

(k) The average shares outstanding and per share amounts give effect to Generac Portable Products's 1,250-for-1 stock split effective as of May 20, 1999.

                SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA

    Our selected historical financial information for July 10, 1998 through December 31, 1998 and for the three months ended March 31, 1999 was derived from, and should be read in conjunction with, our historical financial statements, including the related notes, appearing elsewhere in this prospectus. The selected historical financial information of our predecessor from January 1, 1998 through July 9, 1998, for the three months ended March 31, 1998 and for each of the years in the two year period ended December 31, 1997 were derived from, and should be read in conjunction with, the audited historical financial statements of Generac Corporation's Portable Products Division, including the related notes, appearing elsewhere in this prospectus. The selected historical financial information for the years ended December 31, 1995 and 1994 has been derived from our predecessor's unaudited financial statements and includes, in the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the data for such periods. The pro forma financial information for the year ended December 31, 1998 was derived from and should be read in conjunction with the "Unaudited Pro Forma Consolidated Financial Information" appearing elsewhere in this prospectus. The following table should also be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this prospectus.

                SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA

                                                             PREDECESSOR                                   COMPANY
                                ---------------------------------------------------------------------  ---------------
                                                                                                        JULY 10, 1998
                                         FOR THE YEAR ENDED DECEMBER 31,             JANUARY 1, 1998       THROUGH
                                --------------------------------------------------       THROUGH        DECEMBER 31,
                                   1994(A)       1995 (A)       1996       1997       JULY 9, 1998          1998
                                -------------  -------------  ---------  ---------  -----------------  ---------------
                                 (UNAUDITED)    (UNAUDITED)

                                                         (IN MILLIONS, EXCEPT PER SHARE DATA)
STATEMENTS OF INCOME DATA:
  Net sales...................    $    72.3      $   104.8    $   122.6  $   178.0      $   139.6         $   136.9
  Gross profit................          N/A            N/A         27.3       46.9           35.0              38.6
  Selling and service
    expense...................          N/A            N/A         13.9       21.7           16.6              16.9
  General and administrative
    expense...................          N/A            N/A          4.4        4.2            2.4               2.9
  Intangible asset
    amortization..............          N/A            N/A           --         --             --               2.5
  Direct expenses (b).........         69.1           98.5
                                     ------         ------    ---------  ---------         ------            ------
  Income from operations......          N/A            N/A          9.0       21.0           16.0              16.3
  Interest expense............          N/A            N/A          2.2        2.1            1.4               9.7
  Deferred financing cost
    amortization..............          N/A            N/A           --         --             --                .4
  Other (income) expense......          N/A            N/A           --         .2             .1               (.2)
  Income taxes (c)............          N/A            N/A           --         --             --               2.2
  Excess of revenues over
    direct expenses (b).......    $     3.2      $     6.3
                                     ------         ------    ---------  ---------         ------            ------
  Net income..................          N/A            N/A    $     6.8  $    18.7      $    14.5         $     4.2
                                     ------         ------    ---------  ---------         ------            ------
                                     ------         ------    ---------  ---------         ------            ------
  Basic earnings per common
    share.....................                                                                            $     .40
  Basic weighted average
    common shares
    outstanding...............                                                                                 10.6
  Diluted earnings per common
    share.....................                                                                            $     .39
  Diluted weighted average
    common shares
    outstanding...............                                                                                 10.7

BALANCE SHEET DATA (AT END OF
  PERIOD):
  Working capital.............          N/A            N/A    $    29.3  $    40.5      $    68.5         $    57.5
  Total assets................          N/A            N/A         53.1       65.3          105.8             332.0
  Divisional assets (d).......          N/A      $    57.4
  Total debt, including
    current portion...........          N/A            N/A           --         --             --             197.8
  Stockholders' equity (e)....          N/A            N/A         41.6       52.8           81.9             103.3

OTHER FINANCIAL DATA:
  EBITDA (f)..................          N/A            N/A    $    10.5  $    22.3      $    16.7         $    20.0
  Depreciation and
    amortization..............    $      .9      $     1.0          1.5        1.5             .8               3.9
  Interest expense............          N/A            N/A          2.2        2.1            1.4               9.7
  Capital expenditures........          5.9            4.0          2.3        1.4            1.6               3.8

CASH FLOW DATA:
  Net cash provided by (used
    in) operating
    activities................          N/A            N/A    $    17.3  $     8.2      $   (13.6)        $    16.2
  Net cash provided by (used
    in) investing
    activities................          N/A            N/A         (2.3)      (1.4)          (1.6)             (3.8)
  Net cash provided by (used
    in) financing
    activities................          N/A            N/A        (14.2)      (6.8)          14.8             (11.5)

                                   OFFERING       PREDECESSOR      COMPANY
                                   PRO FORMA     -------------  -------------
                                ---------------

                                                  FOR THE THREE MONTHS ENDED
                                 FOR THE YEAR
                                ENDED DECEMBER            MARCH 31,
                                      31,        ----------------------------
                                     1998            1998           1999
                                ---------------  -------------  -------------
                                                                 (UNAUDITED)

STATEMENTS OF INCOME DATA:
  Net sales...................     $   276.4       $    59.5      $    92.9
  Gross profit................          73.8            15.1           24.1
  Selling and service
    expense...................          33.6             7.0           11.2
  General and administrative
    expense...................           5.3             1.0            2.0
  Intangible asset
    amortization..............           5.3              --            1.3
  Direct expenses (b).........
                                      ------          ------         ------
  Income from operations......          29.6             7.1            9.6
  Interest expense............          10.1              .5            5.1
  Deferred financing cost
    amortization..............            .6              --             .2
  Other (income) expense......           (.1)             --             --
  Income taxes (c)............           6.6              --            1.5
  Excess of revenues over
    direct expenses (b).......
                                      ------          ------         ------
  Net income..................     $    12.4       $     6.6      $     2.8
                                      ------          ------         ------
                                      ------          ------         ------
  Basic earnings per common
    share.....................                                    $     .27
  Basic weighted average
    common shares
    outstanding...............                                         10.6
  Diluted earnings per common
    share.....................                                    $     .26
  Diluted weighted average
    common shares
    outstanding...............                                         10.9
BALANCE SHEET DATA (AT END OF
  PERIOD):
  Working capital.............                     $    58.3      $    77.0
  Total assets................                          91.2          370.2
  Divisional assets (d).......
  Total debt, including
    current portion...........                            --          214.7
  Stockholders' equity (e)....                          71.0          105.2
OTHER FINANCIAL DATA:
  EBITDA (f)..................                     $     7.4      $    11.6
  Depreciation and
    amortization..............     $     7.9              .3            2.2
  Interest expense............          10.1              .5            5.1
  Capital expenditures........           5.4              .5            1.9
CASH FLOW DATA:
  Net cash provided by (used
    in) operating
    activities................                     $   (11.1)     $   (15.1)
  Net cash provided by (used
    in) investing
    activities................                           (.5)          (1.9)
  Net cash provided by (used
    in) financing
    activities................                          11.7           16.9

NOTES TO SELECTED FINANCIAL DATA

(a) During 1995, a dedicated manufacturing facility was completed to accommodate the portable products business. In connection with its move to this new facility, Generac Corporation began to separately identify the assets and liabilities specific to its portable products business which enabled the preparation of carve out financial statements as of and for the year ended December 31, 1996, on a basis that includes certain estimates and allocations that, in the opinion of management, are considered to be reasonable. Prior to 1996, all financial information of our predecessor was commingled with that of Generac Corporation and, therefore, Generac Portable Products's selected data as of and for the years ended December 31, 1995 and 1994 are limited and certain historical financial data are not available.

(b) Direct expenses are those expenses that are directly related to the revenue-producing activities of the Portable Products Division of Generac Corporation.

(c) Historically, our predecessor's taxable income was included in Generac Corporation's taxable income. Generac Corporation and its stockholders elected to be treated as an S Corporation for federal and certain state income tax purposes. Accordingly, no provision for income taxes is included in our predecessor's financial statements. Generac Portable Products has been subject to state and federal income taxes since July 9, 1998.

(d) Divisional assets include property, plant and equipment, cash, accounts receivable and inventories.

(e) Stockholders' equity represents business unit investment for all predecessor periods shown and represents common stock, paid-in-capital, retained earnings, accumulated other comprehensive income and excess of purchase price over book value of net assets acquired from entities partially under common control for periods subsequent to the acquisition of the Portable Products Division of Generac Corporation.

(f) EBITDA represents earnings before interest, taxes, depreciation and amortization. EBITDA is a widely recognized financial indicator of a company's ability to service or incur debt. EBITDA is not a measure of operating performance computed in accordance with generally accepted accounting principles and should not be considered as a substitute for operating performance computed in accordance with generally accepted accounting principles or as a substitute for operating income, net income, cash flows from operations, or other statements of income or cash flow data prepared in conformity with generally accepted accounting principles, or as a measure of profitability or liquidity. In addition, EBITDA may not be comparable to similarly titled measures of other companies. EBITDA may not be indicative of the historical operating results of Generac Portable Products or our predecessor, nor is it meant to be predictive of future results of operations or cash flows. See also the statement of cash flows contained within the historical financial statements included elsewhere in this document.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS SHOULD BE READ IN CONJUNCTION WITH OUR FINANCIAL STATEMENTS, THE NOTES TO OUR FINANCIAL STATEMENTS, AND THE OTHER FINANCIAL INFORMATION APPEARING ELSEWHERE IN THIS PROSPECTUS. THE FOLLOWING DISCUSSION INCLUDES FORWARD-LOOKING STATEMENTS THAT INVOLVE CERTAIN RISKS AND UNCERTAINTIES. SEE "RISK FACTORS." REFERENCES TO "GENERAC PORTABLE PRODUCTS" MEANS GENERAC PORTABLE PRODUCTS, INC. AND ITS SUBSIDIARIES ON A CONSOLIDATED BASIS AND, AS THE CONTEXT REQUIRES, GENERAC PORTABLE PRODUCTS'S PREDECESSOR. OUR "PREDECESSOR" REFERS TO THE PORTABLE PRODUCTS DIVISION OF GENERAC CORPORATION.

OVERVIEW

    We are a leading designer, manufacturer and marketer of engine-powered tools for use in both consumer and commercial applications. In 1998, we generated $276.4 million in net sales, $29.6 million in pro forma operating income and $37.0 million in pro forma EBITDA. In 1998, domestic sales of portable generators represented 52.7% of net sales and domestic sales of pressure washers represented 36.5% of net sales. We have experienced strong growth from 1996 through 1998 (pro forma), with net sales increasing at a compounded annual growth rate of 50%, operating income increasing at a rate of 81% and EBITDA increasing at a rate of 88%.

    The table below sets forth our results of operations for the periods indicated. Included in the table is a presentation of EBITDA which represents earnings before interest, taxes, depreciation and amortization. EBITDA is a widely recognized financial indicator of a company's ability to service or incur debt. EBITDA is not a measure of operating performance computed in accordance with generally accepted accounting principles and should not be considered as a substitute for operating performance computed in accordance with generally accepted accounting principles or as a substitute for operating income, net income, cash flows from operations, or other statement of operations or cash flow data prepared in accordance with generally accepted accounting principles, or as a measure of profitability or liquidity. In addition, EBITDA may not be comparable to similarly titled measures of other companies. EBITDA may not be indicative of our historical operating results or our predecessor's, nor is it meant to be predictive of future results of operations or cash flows. See also the statement of cash flows contained within the historical financial statements included elsewhere in this document.

                                                                                                            ACQUISITION
                                                                  PREDECESSOR                                PRO FORMA
                                             ------------------------------------------------------  --------------------------
                                              YEAR ENDED                  YEAR ENDED                  YEAR ENDED
                                             DECEMBER 31,                DECEMBER 31,                DECEMBER 31,
                                                 1996       % OF SALES       1997       % OF SALES       1998       % OF SALES
                                             -------------  -----------  -------------  -----------  -------------  -----------

                                                                               (IN MILLIONS)
Net sales..................................    $   122.6         100.0%    $   178.0         100.0%    $   276.4         100.0%
Gross profit...............................         27.3          22.3          46.9          26.3          73.8          26.7
Operating expenses
  Selling and service......................         13.9          11.3          21.7          12.2          33.6          12.2
  General and administrative...............          4.4           3.6           4.2           2.3           5.3           1.9
  Intangible asset amortization............           --            --            --            --           5.3           1.9
                                                  ------         -----        ------         -----        ------         -----
Total operating expenses...................         18.3          14.9          25.9          14.5          44.2          16.0
Operating income...........................          9.0           7.4          21.0          11.8          29.6          10.7
Net income.................................          6.8           5.5          18.7          10.5           5.8           2.1
EBITDA.....................................         10.5           8.6          22.3          12.5          37.0          13.4

                                                                                                                    ACQUISITION
                                                                  PREDECESSOR                                        PRO FORMA
                                --------------------------------------------------------------------------------  ---------------
                                                                                        JANUARY 1,
                                 SIX MONTHS                  SIX MONTHS                    1998                     SIX MONTHS
                                    ENDED                       ENDED                     THROUGH                      ENDED
                                  JUNE 30,        % OF        DECEMBER        % OF        JULY 9,       % OF         DECEMBER
                                    1997          SALES       31, 1997        SALES        1998         SALES        31, 1997
                                -------------     -----     -------------     -----     -----------     -----     ---------------

                                 (UNAUDITED)                 (UNAUDITED)                                            (UNAUDITED)
                                                                                                                   (IN MILLIONS)
Net sales.....................    $    98.8         100.0%    $    79.2         100.0%   $   139.6        100.0%     $    79.2
Gross profit..................         24.4          24.7          22.5          28.4         35.0         25.1           22.6
Operating expenses:
  Selling and service.........    $    10.8          11.0%    $    10.9          13.7%   $    16.6         11.9%     $    10.9
  General and
    administrative............          2.0           2.0           2.2           2.8          2.4          1.7            2.2
  Intangible asset
    amortization..............           --            --            --            --           --           --            2.7
                                      -----         -----         -----         -----   -----------       -----          -----
Total operating expenses......         12.8          13.0          13.1          16.5         19.0         13.6           15.8
Operating income..............         11.6          11.7           9.4          11.9         16.0         11.5            6.8
Net income....................         10.4          10.5           8.3          10.5         14.5         10.4           (2.4)
EBITDA........................         12.2          12.3          10.1          12.8         16.7         12.0           10.3


                                                       COMPANY                    PREDECESSOR                   COMPANY
                                             ----------------------------  --------------------------  --------------------------

                                                                               THREE                       THREE
                                              JULY 10, 1998                   MONTHS                      MONTHS
                                                 THROUGH                       ENDED                       ENDED
                                   % OF       DECEMBER 31,       % OF        MARCH 31,       % OF        MARCH 31,       % OF

                                   SALES          1998           SALES         1998          SALES         1999          SALES

                                   -----     ---------------     -----     -------------     -----     -------------     -----

                                                                                                        (UNAUDITED)

Net sales.....................       100.0%     $   136.9          100.0%    $    59.5         100.0%    $    92.9         100.0%

Gross profit..................        28.5           38.6           28.2          15.1          25.4          24.1          25.9

Operating expenses:
  Selling and service.........        13.7%     $    16.9           12.4%    $     7.0          11.8%    $    11.2          12.0%

  General and
    administrative............         2.8            2.9            2.1           1.0           1.7           2.0           2.2

  Intangible asset
    amortization..............         3.4            2.5            1.8            --            --           1.3           1.4

                                     -----         ------          -----         -----         -----         -----         -----

Total operating expenses......        19.9           22.3           16.3           8.0          13.5          14.5          15.6

Operating income..............         8.6           16.3           11.9           7.1          11.9           9.6          10.3

Net income....................        (3.0)           4.2            3.1           6.6          11.1           2.8           3.0

EBITDA........................        13.0           20.0           14.6           7.4          12.4          11.6          12.5


    We sell our portable generators, pressure washers and other products primarily to home center chains, mass merchants and warehouse clubs as well as to independent dealers. Our three largest customers, Home Depot, Sears and Costco, accounted for approximately 74% of our sales for 1998 and 1997. Our international sales represented approximately 8% of our total sales in 1998.

    Cost of sales consists of the cost of engines and raw materials and costs to manufacture and package our products. These costs may vary based on the volume of production for any given period. Historically, physical inventories have been taken during the fourth quarter to supplement our count procedures during the year. As a result, cost of sales and gross margins may be affected by adjustments recorded after physical inventories to reflect variances between actual and estimated costs. Operating expenses consist of costs incurred to sell and distribute our products, including volume, promotional and other sales incentives, shipping, commissions and warranty costs. These costs are impacted by sales volume as other sales and service support costs, including personnel and training, research and development costs and general and administrative costs are usually not impacted by incremental volume changes in the short run.

    Our business dates back to 1959, when we were part of Generac Corporation. In 1997, we became a separately identifiable division of Generac Corporation with separate financial reporting. The financial statements for 1996 present our results of operations and cash flows separated from those of Generac Corporation, based on estimates and allocations made by management. Generac Portable Products, Inc. was formed on April 29, 1998 as a Delaware corporation. The primary business activity of Generac Portable Products, Inc. consists of its indirect ownership of 100% of the limited liability company interests in Generac Portable Products, LLC, a Delaware limited liability company.

    On July 9, 1998, Generac Portable Products, LLC acquired the production, marketing, sales, engineering, research and development (and in the U.K., Spain and Germany, importation) and administrative operations of Generac Corporation's Portable Products Division located at its facilities in Wisconsin, England, Spain and Germany. The purchase price was $314.2 million in cash, including $8.7 million in fees and expenses, after post-closing adjustments estimated to total $1.0 million. This was funded primarily through the issuance of $110.0 million of 11 1/4% Senior Subordinated Notes, borrowings of $94.2 million under a new bank credit facility and the issuance of $110.0 million of common stock of Generac Portable Products, Inc., constituting 100% of the outstanding Generac Portable Products, Inc. common stock, to Beacon, members of management and other investors.

    As a result of purchase accounting in connection with the acquisition, goodwill of approximately $214 million was recorded, which is being amortized on a straight-line basis over a period of 40 years. In addition, since the acquisition, our net income has been affected by an increase in interest expense as a result of our borrowings in connection with the acquisition, including the sale of our notes. We intend to apply the net proceeds of this offering, together with borrowings under an amended credit facility, to repurchase all of our notes. As a result, an extraordinary expense net of a tax benefit of approximately $13.4 million will be recorded in the period in which the repurchase of our notes occurs. If we do not complete the repurchase of all of our notes, but instead redeem $38.5 million principal amount of our notes at a redemption price of 111.25% of their principal amount and repay $58.2 million of term loans, the extraordinary expense net of a tax benefit will be approximately $4.6 million.

    The discussion of our results for the year ended December 31, 1998 combines the results of the predecessor for the period from January 1, 1998 through July 9, 1998 with our results for the period from July 10, 1998 through December 31, 1998. As a result of the use of purchase accounting for the acquisition, our results since July 10, 1998 reflect increased goodwill and intangible asset amortization. In addition, borrowings incurred in connection with the acquisition have increased interest expense since July 10, 1998. Accordingly, our results are not comparable with those of our predecessor in all material respects.

    Prior to July 10, 1998, our taxable income was included in Generac Corporation's taxable income. Generac Corporation and its stockholders elected to be treated as an S Corporation for federal and state income tax purposes. Accordingly, no provision for income taxes is included in our financial statements for periods prior to July 10, 1998. We have been subject to state and federal income taxes since July 10, 1998.

RESULTS OF OPERATIONS

    THREE MONTHS ENDED MARCH 31, 1999 (NEW BASIS) COMPARED TO THREE MONTHS ENDED MARCH 31, 1998 (PREDECESSOR BASIS)

    NET SALES. Net sales increased $33.4 million, or 56.1%, to $92.9 million for the three months ended March 31, 1999 from $59.5 million for the three months ended March 31, 1998.

    Domestic sales of portable generators increased $22.7 million, or 80.5%, to $50.9 million for the three months ended March 31, 1999 from $28.2 million for the three months ended March 31, 1998. This increase was reflective of our customers' continued strong demand following storm activity in 1998. Additionally, a portion of the increased demand may relate to consumer concerns relating to possible Year 2000 power outages.

    Domestic sales of pressure washers increased $10.2 million, or 43.4%, to $33.7 million for the three months ended March 31, 1999 from $23.5 million for the three months ended March 31, 1998. This increase was reflective of expanded pressure washer product offerings by Sears.

    International and other sales increased $.5 million, or 6.4%, to $8.3 million for the three months ended March 31, 1999 from $7.8 million for the three months ended March 31, 1998. This increase was reflective of increased sales of service parts and accessories to support both main product categories.

    GROSS PROFIT. Gross profit increased $9.0 million, or 59.6%, to $24.1 million for the three months ended March 31, 1999 from $15.1 million for the three months ended March 31, 1998. This increase was reflective of increased overall sales as described above and improved gross profit margins due to a greater mix of higher margin generators, partially offset by higher costs incurred for certain engines. Gross profit margin increased slightly to 25.9% for the three months ended March 31, 1999 from 25.4% for the three months ended March 31, 1998.

    OPERATING EXPENSES. Operating expenses increased $6.5 million, or 81.3%, to $14.5 million for the three months ended March 31, 1999 from $8.0 million for the three months ended March 31, 1998.

    Selling and service expenses increased $4.2 million, or 60.0%, to $11.2 million for the three months ended March 31, 1999 from $7.0 million for the three months ended March 31, 1998. This increase was directly attributable to an increase in selling and distribution costs that are impacted by sales volume and increases in sales force personnel, promotional expenses for new pressure washer product offerings, and incentives for sales into home centers in Germany. Selling and service expenses increased to 12.0% of net sales for the three months ended March 31, 1999 from 11.8% for the three months ended March 31, 1998.

    General and administrative expenses increased $1.0 million, or 100.0%, to $2.0 million for the three months ended March 31, 1999 from $1.0 million for the three months ended March 31, 1998. This increase was reflective of increases in personnel to support research and development initiatives, improve the management information system infrastructure and support certain finance, accounting and human resource functions which had previously been shared with Generac Corporation. Additionally, during 1999 we incurred training costs related to our new business software implementation. General and administrative expenses increased to 2.2% of net sales for the three months ended March 31, 1999 from 1.7% for the three months ended March 31, 1998.

    During the three months ended March 31, 1999, Generac Portable Products recognized $1.3 million in intangible asset amortization, resulting from the effects of the acquisition of the Portable Products Division of Generac Corporation. No amortization expense was recognized during the three months ended March 31, 1998.

    NET INCOME. Net income decreased $3.8 million, or 57.6%, to $2.8 million for the three months ended March 31, 1999 from $6.6 million for the three months ended March 31, 1998. This decrease in net income was primarily due to increases in certain expenses resulting from the effects of the acquisition of the Portable Products Division of Generac Corporation, including an increase in interest expense of $4.6 million, intangible asset and deferred financing cost amortization totaling $1.5 million and a provision for income tax of $1.5 million. The decrease was partially offset by an increase in operating income, net of intangible asset amortization, of $3.8 million, resulting primarily from the increase in sales volume. As a percentage of sales, net income decreased to 3.0% for the three months ended March 31, 1999 from 11.1% for the three months ended March 31, 1998.

    EBITDA. EBITDA increased $4.2 million, or 56.8%, to $11.6 million for the three months ended March 31, 1999 from $7.4 million for the three months ended March 31, 1998. This increase was due to the increased sales volume and improved gross margins as described above. As a percentage of sales, EBITDA increased slightly to 12.5% for the three months ended March 31, 1999 from 12.4% for the three months ended March 31, 1998.

    YEAR ENDED DECEMBER 31, 1998 (PRO FORMA) COMPARED TO YEAR ENDED DECEMBER 31, 1997 (PREDECESSOR BASIS)

    NET SALES. Net sales increased $98.4 million, or 55.3%, to $276.4 million for 1998 pro forma from $178.0 million for 1997.

    Domestic sales of portable generators increased $55.5 million, or 61.5%, to $145.8 million for 1998 pro forma from $90.3 million for 1997. This increase was reflective of store growth for existing customers and strong overall consumer demand due to winter and summer storm activity.

    Domestic sales of pressure washers increased $31.6 million, or 45.6%, to $100.9 million for 1998 pro forma from $69.3 million for 1997. This increase was reflective of store growth for existing customers and expanded pressure washer product offerings to Home Depot.

    International and other sales increased $11.3 million, or 61.4%, to $29.7 million for 1998 pro forma from $18.4 million for 1997. This increase was primarily due to increased penetration into European home center accounts.

    GROSS PROFIT. Gross profit increased $26.9 million, or 57.4%, to $73.8 million for 1998 pro forma from $46.9 million for 1997. This increase was primarily due to increased sales volume as described above and improved gross margins. Gross profit margin increased to 26.7% in 1998 pro forma from 26.3% in 1997 as a result of the improved mix of higher margin generator sales and improved gross margins for international sales offset in part by lower margin pressure washer sales.

    OPERATING EXPENSES. Operating expenses increased $18.3 million, or 70.7%, to $44.2 million for 1998 pro forma from $25.9 million for 1997.

    Selling and service expenses increased $11.9 million, or 54.8%, to $33.6 million for 1998 pro forma from $21.7 million for 1997. This increase was attributable to increased sales activity as described above combined with increased selling and distribution expenses related to the shift of domestic sales distribution into national home center markets, and increased sales distribution costs into German home centers. The higher volume, promotional and other sales incentives which were incurred for home centers were offset by improved coverage of selling and service support costs; accordingly, as a percentage of sales, selling and service expenses remained consistent at 12.2% for 1998 pro forma and 1997.

    General and administrative expenses increased $1.1 million, or 26.2%, to $5.3 million for 1998 pro forma from $4.2 million for 1997. This increase was required to support the increased sales volume and related production activity. General and administrative expenses decreased to 1.9% of net sales for 1998 pro forma from 2.3% for 1997.

    During 1998 pro forma, Generac Portable Products recognized $5.3 million in goodwill and other intangible asset amortization, resulting from the effects of the acquisition of the Portable Products Division of Generac Corporation. No amortization expense was recognized during 1997.

    NET INCOME. Net income decreased $12.9 million, or 69.0%, to $5.8 million for 1998 pro forma from $18.7 million for 1997. This decrease in net income was primarily due to increases in certain expenses resulting from effects of the acquisition of the Portable Products Division of Generac Corporation including interest expense; amortization of goodwill, deferred financing costs and other intangibles assets; and provision for income taxes. These expenses decreased 1998 pro forma net income by an additional $27.1 million (9.8% as a percentage of sales--a $17.9 million increase in interest expense, a $6.1 million increase in intangible assets and deferred amortization and a $3.1 million increase in income tax expense) as compared to 1997. As a percentage of sales, net income decreased to 2.1% in 1998 pro forma from 10.5% in 1997.

    EBITDA. EBITDA increased $14.7 million, or 65.9%, to $37.0 million in 1998 pro forma from $22.3 million for 1997. This increase was primarily due to increased sales volume and improved gross margins as described above. As a percentage of sales, EBITDA increased to 13.4% in 1998 pro forma from 12.5% in 1997.

    JULY 10, 1998 THROUGH DECEMBER 31, 1998 (NEW BASIS) COMPARED TO SIX MONTHS ENDED DECEMBER 31, 1997 (PRO FORMA)

    NET SALES. Net sales increased $57.7 million, or 72.9%, to $136.9 million for the period July 10, 1998 through December 31, 1998 from $79.2 million for the pro forma six months ended December 31, 1997.

    Domestic sales of portable generators increased $37.5 million, or 75.5%, to $87.2 million for the period July 10, 1998 through December 31, 1998 from $49.7 million for the pro forma six months ended December 31, 1997. This increase was primarily due to strong demand from existing customers resulting from summer storm activity and general increased consumer awareness of the availability, utility and economic feasibility of the product.

    Domestic sales of pressure washers increased $15.6 million, or 75.0%, to $36.4 million for the period July 10, 1998 through December 31, 1998 from $20.8 million for the pro forma six months ended December 31, 1997. This increase was reflective of store growth for existing customers and expanded pressure washer product offerings to Home Depot.

    International and other sales increased $4.6 million, or 52.9%, to $13.3 million for the period July 10, 1998 through December 31, 1998 from $.7 million for the pro forma six months ended December 31, 1997. This increase was primarily due to increased penetration into European home center accounts.

    GROSS PROFIT. Gross profit increased $16.0 million, or 70.8%, to $38.6 million for the period July 10, 1998 through December 31, 1998 from $22.6 million for the pro forma six months ended December 31, 1997. This increase was primarily due to increased sales volume as described above. Gross profit margin decreased slightly to 28.2% for the period July 10, 1998 through December 31, 1998 from 28.5% for the pro forma six months ended December 31, 1997 as a result of reduced gross margins on international sales due to heavy promotional pricing into German home centers.

    OPERATING EXPENSES. Operating expenses increased $6.5 million, or 41.1%, to $22.3 million for the period July 10, 1998 through December 31, 1998 from $15.8 million for the pro forma six months ended December 31, 1997.

    Selling and service expenses increased $6.0 million, or 55.0%, to $16.9 million for the period July 10, 1998 through December 31, 1998 from $10.9 million for the pro forma six months ended December 31, 1997. This increase was attributable to increased sales volume as described above. This increase was primarily a result of increased selling and distribution expenses related to the shift of domestic sales distribution into national home center markets, and increased sales distribution costs into German home centers. The higher volume, promotional and other sales incentives which were incurred for home centers were offset by improved coverage of selling and service support costs; accordingly, as a percentage of sales, selling and service expenses decreased to 12.4% of net sales for the period July 10, 1998 through December 31, 1998 from 13.7% for the pro forma six months ended December 31, 1997.

    General and administrative expenses increased $.7 million, or 31.8%, to $2.9 million for the period July 10, 1998 through December 31, 1998 from $2.2 million for the pro forma six months ended December 31, 1997. This increase was required to support the increased sales volume described above, and to support certain finance, accounting and human resource functions which had previously been shared with Generac Corporation. General and administrative expenses decreased to 2.1% of net sales for the period July 10, 1998 through December 31, 1998 from 2.8% for the pro forma six months ended December 31, 1997.

    NET INCOME. Net income increased $6.6 million for the period July 10, 1998 through December 31, 1998 to $4.2 million from a $2.4 million net loss for the pro forma six months ended December 31, 1997. This increase was primarily due to the availability of operating earnings from the increased sales volume to cover certain fixed charges including interest expense; amortization of goodwill, deferred financing costs, and other intangibles; and other operating expenses. As a percentage of sales, net income increased to 3.1% for the period July 10, 1998 through December 31, 1998 from a net loss of 3.0% for the pro forma six months ended December 31, 1997.

    EBITDA. EBITDA increased $9.7 million or 94.2% to $20.0 million for the period July 10, 1998 through December 31, 1998 from $10.3 million for the pro forma six months ended December 31, 1997. This increase was due to the increased sales volume and improved coverage of fixed operating expenses as described above. As a percentage of sales, EBITDA increased to 14.6% for the period July 10, 1998 through December 31, 1998 from 13.0% for the pro forma six months ended December 31, 1997.

    JULY 10, 1998 THROUGH DECEMBER 31, 1998 (NEW BASIS) COMPARED TO SIX MONTHS ENDED DECEMBER 31, 1997 (PREDECESSOR)

    NET SALES. Net sales increased $57.7 million, or 72.9%, to $136.9 million for the period July 10, 1998 through December 31, 1998 from $79.2 million for the six months ended December 31, 1997.

    Domestic sales of portable generators increased $37.5 million, or 75.5%, to $87.2 million for the period July 10, 1998 through December 31, 1998 from $49.7 million for the six months ended December 31, 1997. This increase was primarily due to strong demand from existing customers resulting from summer storm activity and general increased consumer awareness of the availability, utility and economic feasibility of the product.

    Domestic sales of pressure washers increased $15.6 million, or 75.0%, to $36.4 million for the period
July 10, 1998 through December 31, 1998 from $20.8 million for the six months ended December 31, 1997. This increase was reflective of store growth for existing customers and expanded pressure washer product offerings to Home Depot.

    International and other sales increased $4.6 million, or 52.9%, to $13.3 million for the period July 10, 1998 through December 31, 1998 from $.7 million for the six months ended December 31, 1997. This increase was primarily due to increased penetration into European home center accounts.

    GROSS PROFIT. Gross profit increased $16.1 million, or 71.6%, to $38.6 million for the period July 10, 1998 through December 31, 1998 from $22.5 million for the six months ended December 31, 1997. This increase was primarily due to increased sales volume as described above. Gross profit margin decreased slightly to 28.2% for the period July 10, 1998 through December 31, 1998 from 28.4% for the six months ended December 31, 1997 as a result of reduced gross margins on international sales due to heavy promotional pricing into German home centers.

    OPERATING EXPENSES. Operating expenses increased $9.2 million, or 70.2%, to $22.3 million for the period July 10, 1998 through December 31, 1998 from $13.1 million for the six months ended December 31, 1997.

    Selling and service expenses increased $6.0 million, or 55.0%, to $16.9 million for the period July 10, 1998 through December 31, 1998 from $10.9 million for the six months ended December 31, 1997. This increase was attributable to increased sales volume as described above. This increase was primarily a result of increased selling and distribution expenses related to the shift of domestic sales distribution into national home center markets, and increased sales distribution costs into German home centers. The higher volume, promotional and other sales incentives which were incurred for home centers were offset by improved coverage of selling and service support costs; accordingly, as a percentage of sales, selling and service expenses decreased to 12.4% of net sales for the period July 10, 1998 though December 31, 1998 from 13.7% for the six months ended December 31, 1997.

    General and administrative expenses increased $.7 million, or 31.8%, to $2.9 million for the period July 10, 1998 though December 31, 1998 from $2.2 million for the six months ended December 31, 1997. This increase was required to support the increased sales volume described above, and to support certain finance, accounting and human resource functions which had previously been shared with Generac Corporation. General and administrative expenses decreased to 2.1% of net sales for the period July 10, 1998 through December 31, 1998 from 2.8% for the six months ended December 31, 1997.

    During the period July 10, 1998 through December 31, 1998, Generac Portable Products recognized $2.5 million in goodwill and other intangible asset amortization, resulting from the effects of the acquisition of the Portable Products Division of Generac Corporation. No amortization expense was recognized during the six months ended December 31, 1997.

    NET INCOME. Net income decreased $4.1 million for the period July 10, 1998 through December 31, 1998 to $4.2 million from $8.3 million for the six months ended December 31, 1997. This decrease in net income was primarily due to increases in certain expenses resulting from the effects of the acquisition of the Portable Products Division of Generac Corporation, including an increase in interest expense of $8.6 million, intangible asset and deferred financing cost amortization totaling $2.9 million and a provision for income tax of $2.2 million. The decrease was partially offset by an increase in operating income, excluding intangible asset amortization, of $9.4 million, resulting primarily from the increase in sales volume and improved coverage of fixed operating expenses as described above. As a percentage of sales, net income decreased to 3.1% for the period July 10, 1998 through December 31, 1998 from 10.5% for the six months ended December 31, 1997.

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
    EBITDA. EBITDA increased $9.9 million or 98.0% to $20.0 million for the period July 10, 1998 through December 31, 1998 from $10.1 million for the six months ended December 31, 1997. This increase was due to the increased sales volume and improved coverage of fixed operating expenses as described above. As a percentage of sales, EBITDA increased to 14.6% for the period July 10, 1998 through December 31, 1998 from 12.8% for the six months ended December 31, 1997.

    JANUARY 1, 1998 THROUGH JULY 9, 1998 (PREDECESSOR BASIS) COMPARED TO SIX MONTHS ENDED JUNE 30, 1997 (PREDECESSOR BASIS)

    NET SALES. Net sales increased $40.8 million, or 41.3%, to $139.6 million for the period January 1, 1998 through July 9, 1998 from $98.8 million for the six months ended June 30, 1997.

    Domestic sales of portable generators increased $18.0 million, or 44.3%, to $58.6 million for the period January 1, 1998 through July 9, 1998 from $40.6 million for the six months ended June 30, 1997. This increase was primarily due to product placements into new home center accounts and strong sales to customers located in the northeastern United States and Canada following the winter 1998 ice storm and subsequent prolonged power outages.

    Domestic sales of pressure washers increased $16.0 million, or 33.0%, to $64.5 million for the period January 1, 1998 through July 9, 1998 from $48.5 million for the six months ended June 30, 1997. This increase was primarily due to product placements into new home center accounts and the expansion of pressure washer offerings to Home Depot.

    International and other sales increased $6.8 million, or 70.1%, to $16.5 million for the period January 1, 1998 through July 9, 1998 from $9.7 million for the six months ended June 30, 1997. This increase was primarily due to increased penetration into German home center accounts and increased sales experienced in the parts and accessories market.

    GROSS PROFIT. Gross profit increased $10.6 million, or 43.4%, to $35.0 million for the period January 1, 1998 through July 9, 1998, from $24.4 million for the six months ended June 30, 1997. This increase was primarily due to increased sales volume as described above and improved gross margins. Gross profit margin increased to 25.1% for the period January 1, 1998 through July 9, 1998, from 24.7% for the six months ended June 30, 1997, as a result of the improved mix of higher margin generator sales versus lower margin pressure washer sales.

    OPERATING EXPENSES. Operating expenses increased $6.2 million, or 48.4%, to $19.0 million for the period January 1, 1998 through July 9, 1998, from $12.8 million for the six months ended June 30, 1997.

    Selling and service expenses increased $5.8 million, or 53.7%, to $16.6 million for the period January 1, 1998 through July 9, 1998 from $10.8 million for the six months ended June 30, 1997. This increase was attributable to increased sales volume as described above. This increase was primarily a result of increased selling and distribution expenses related to the shift of domestic sales distribution into national home center markets. Home centers typically command higher volume, promotional and other sales incentives. Selling and service expenses increased to 11.9% of net sales for the period January 1, 1998 through July 9, 1998 from 11.0% for the six months ended June 30, 1997.

    General and administrative expenses increased $.4 million, or 20.0%, to $2.4 million for the period January 1, 1998 through July 9, 1998 from $2.0 million for the six months ended June 30, 1997. This increase was required to support the increased sales volume described above. General and administrative expenses decreased to 1.7% of net sales for the period January 1, 1998 through July 9, 1998 from 2.0% for the six months ended June 30, 1997.

    NET INCOME. Net income increased $4.1 million, or 39.4%, to $14.5 million for the period January 1, 1998 through July 9, 1998, from $10.4 million for the six months ended June 30, 1997. This increase was primarily due to increased sales volume and improved gross margins, offset by increased operating expenses as described above. As a percentage of sales, net income decreased to 10.4% for the period January 1, 1998 through July 9, 1998, from 10.5% for the six months ended June 30, 1997.

    EBITDA. EBITDA increased $4.5 million, or 36.9%, to $16.7 million for the period January 1, 1998 through July 9, 1998, from $12.2 million for the six months ended June 30, 1997. This increase was primarily due to increased sales volume and improved gross margins, offset by increased operating expenses as described above. As a percentage of sales, EBITDA decreased to 12.0% for the period January 1, 1998 through July 9, 1998, from 12.3% for the six months ended June 30, 1997.

    YEAR ENDED DECEMBER 31, 1997 (PREDECESSOR BASIS) COMPARED TO THE YEAR ENDED DECEMBER 31, 1996 (PREDECESSOR BASIS)

    NET SALES. Net sales increased $55.4 million, or 45.2%, to $178.0 million for 1997 from $122.6 million for 1996.

    Domestic sales of portable generators increased $27.7 million, or 44.2%, to $90.3 million for 1997 from $62.6 million for 1996. This increase was primarily due to increased sales volume of higher value overhead valve industrial engine driven generators into Home Depot.

    Domestic sales of domestic pressure washers increased $26.2 million, or 60.8%, to $69.3 million for 1997 from $43.1 million for 1996. This increase was primarily due to the improved sales to Sears and expansion of product offerings into other home center accounts.

    Sales of portable generators to international markets and other items increased $1.5 million, or 8.9%, to $18.4 million for 1997 from $16.9 million for 1996.

    GROSS PROFIT. Gross profit increased $19.6 million, or 71.8%, to $46.9 million for 1997 from $27.3 million for 1996. This increase was primarily due to increased sales volume as described above and improved gross margins. Gross profit margin increased to 26.3% in 1997 from 22.3% in 1996 as a result of the migration into higher margin portable generator products, improved mix of sales distribution, continued product cost reductions for both generator and pressure washer product lines, and overall product cost improvements due to diversification of worldwide supply arrangements.

    OPERATING EXPENSES. Operating expenses increased $7.6 million, or 41.5%, to $25.9 million for 1997 from $18.3 million for 1996.

    Selling and service expenses increased $7.8 million, or 56.1%, to $21.7 million for 1997 from $13.9 for 1996. This increase was attributable to increased sales volume as described above. This increase was primarily a result of increased selling and distribution expenses related to the shift of domestic sales distribution into national home center markets. Home centers typically command higher volume, promotional and other sales incentives. In addition, $2.8 million in incremental warranty costs were incurred related to the launch of new pressure washer products. Selling and service expenses increased to 12.2% of net sales for 1997 from 11.3% for 1996.

    General and administrative expenses decreased $.2 million, or 4.5%, to $4.2 million for 1997 from $4.4 million for 1996. This decrease is attributable to a $.8 million decrease in research and development costs due to the development of the pressure washer pump in 1996. This decrease was partially offset by an increase in general and administrative expenses required to support the increased sales volume described above. General and administrative expenses decreased to 2.3% of net sales for 1997 from 3.6% for 1996.

    NET INCOME. Net income increased $11.9 million, or 175.0%, to $18.7 million for 1997 from $6.8 million for 1996. This increase was primarily due to increased sales volume and improved gross margins as described above. As a percentage of sales, net income increased to 10.5% in 1997 from 5.5% in 1996.

    EBITDA. EBITDA increased $11.8 million, or 112.4%, to $22.3 million in 1997 from $10.5 million in 1996. This increase was primarily due to increased sales volume and improved gross margins as described above. As a percentage of sales, EBITDA increased to 12.5% in 1997 from 8.6% in 1996.

LIQUIDITY AND CAPITAL RESOURCES

    Our predecessor historically met its working capital needs and capital expenditure requirements through a combination of operating cash flow and availability under a revolving credit agreement maintained by, and industrial revenue bonds supported by, Generac Corporation.

    Since the acquisition of the Portable Products Division of Generac Corporation, our principal sources of liquidity have been cash flow generated from operations and the $30.0 million revolving credit portion of our credit facility. See "Description of Certain Indebtedness--The Amended Credit Facility" later in this Prospectus. Our principal uses of liquidity are debt service requirements, capital expenditures and working capital.

    We incurred substantial indebtedness in connection with the acquisition of the Portable Products Division of Generac Corporation. Following this acquisition, we had approximately $209.2 million of combined indebtedness outstanding. After the offering, we will have approximately $134.7 million of combined indebtedness outstanding. See "Use of Proceeds." Our ability to make scheduled payments of principal, to pay the interest on our indebtedness, or to fund planned capital expenditures, will depend upon our future performance, which in turn is subject to general economic, financial, competitive and other factors that are beyond our control. Based upon the current level of operations and anticipated growth, we believe that future cash flow from operations, together with available borrowings under our credit facility, will be adequate to meet our anticipated requirements for capital expenditures, working capital, interest payments and scheduled principal payments through the expiration of our revolving credit agreement in 2003. There can be no assurance, however, that our business will continue to generate sufficient cash flow from operations in the future to service its debt and make necessary capital expenditures after satisfying certain liabilities arising in the ordinary course of business. If we are unable to generate sufficient cash flow, we may be required to delay necessary capital expenditures, refinance all or a portion of our existing debt, to sell assets or to obtain additional financing. There can be no assurance that any such refinancing would be available or that any such sales of assets or additional financing could be obtained. See "Risk Factors--We Will Continue to Have Substantial Debt After the Offering Which Could Adversely Affect Us" and "--We May Not Repurchase All of Our 11 1/4% Senior Subordinated Notes."

    Cash provided by operating activities totaled $16.2 million for the period July 10, 1998 through December 31, 1998 and cash used for operating activities totaled $13.6 million for the period January 1, 1998 through July 9, 1998. This increase in cash generated from operations during the second half of 1998 resulted primarily from seasonal factors related to sales of pressure washers in which our level of receivables is typically highest during the second quarter of the year as compared to other quarters. Cash provided by operating activities totaled $8.2 million for the year ended December 31, 1997 as compared to $17.3 million for the year ended December 31, 1996. This decrease in cash generated from operating activities was primarily a result of a reduction in inventory during 1996 and the subsequent build-up of inventory during 1997 to support increased sales activity.

    Our capital expenditures were $5.4 million, $1.4 million and $2.3 million in 1998, 1997, and 1996, respectively. The 1998 capital expenditures related primarily to plant expansions at our facilities, production machinery and equipment and software. In an economic downturn, we believe we will be able to adjust the amount spent on capital expenditures without compromising the base requirements of our operations. We expect to spend approximately $12.0 million in 1999 for various capital projects, including increased capacity through plant expansion, cost improvement and quality enhancement initiatives, administrative offices expansion, and updating management information systems. We spent approximately

$1.9 million, $1.7 million and $2.5 million in 1998, 1997 and 1996, respectively, on research and development.

SEASONALITY

    Sales of certain of our products are subject to seasonal variation. Due to seasonal and regional weather factors, sales of pressure washers and related working capital requirements are typically higher during the second quarter than at other times of the year. The residential and commercial construction markets are sensitive to cyclical changes in the economy.

RAW MATERIAL COSTS AND INFLATION

    The rate of inflation over recent years has been relatively low and has not had a significant effect on our results of operations. Approximately 43% to 47% of our cost of goods sold relate to small gasoline engines which have not been subject to material price fluctuations. We purchase steel, copper, paperboard, and plastics from various suppliers. While all such materials are available from numerous independent suppliers, commodity raw materials are subject to price fluctuations.

YEAR 2000

    Many currently installed computer systems and software products use two digits rather than four to define the applicable year. Date-sensitive software using two-digit years may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in systems failures or miscalculations causing disruptions of our operations. We are continuing a process of making all necessary software changes to ensure that we do not experience any loss of critical business functionality due to the Year 2000 issue. We have adopted and are implementing a three phase approach of assessment, correction and testing. The scope of the project includes all internal software, hardware, operating systems, non-information technology systems, products and assessment of risk to the business from vendors and other parties' Year 2000 issues. We have completed the assessment phase relating to our internal software, hardware and other operating systems and are currently in the correction and testing phases. We are completing our assessment of the non-information technology systems and the risk to the business from vendors and other parties. We believe that this formal assessment (including prioritization by business risk), correction (including conversions to new software), and testing of necessary changes will minimize the business risk of Year 2000 from internal systems.

    Although we have not yet fully completed our Year 2000 project, management estimates that approximately 40% of our information sub-systems are currently Year 2000 ready. The balance of our systems are currently being modified or replaced, with all significant systems targeted for Year 2000 readiness by September 1, 1999. The need for contingency plans will be evaluated as this target date approaches. In most instances, we have replaced, or are in the process of replacing, older software with new programs and systems, rather than modifying existing systems solely to become Year 2000 ready. In this regard, we are currently in the process of installing a new enterprise resource planning system, which will be Year 2000 compliant. Replacing these systems results in a significant upgrade in systems and capabilities, as well as providing the ability to properly interpret Year 2000 data. Although the timing of the system replacements is influenced by the Year 2000, in most instances these systems would have been replaced in the normal course of business.

    We are currently unable to predict the extent to which Year 2000 issues will affect vendors with which we do a material amount of business, or the extent to which we would be vulnerable to the failure of any of these vendors to convert their systems on a timely basis. We could face a material financial risk if our customers or suppliers are unable to complete critical Year 2000 readiness efforts in a timely manner. We are continuing to work with our customers and suppliers to evaluate our Year 2000 readiness, identify material risks, and develop solutions so that all critical processes needed to conduct our business are Year

2000 ready. As part of the evaluation of the Year 2000 readiness of our customers and suppliers, we have requested that our customers and suppliers complete a Year 2000 questionnaire which has facilitated our assessment of the Year 2000 readiness of relevant third parties. Although we believe that customer and supplier representations have been made in good faith, there is no assurance that such representations would be legally binding. In addition, our exposure to these external risks is partially mitigated by the size and sophistication of our primary customers, as well as by the diversity of our suppliers and geographic locations.

    We have spent approximately $.9 million during 1998 to upgrade and replace our systems to ensure Year 2000 readiness. We estimate we will incur additional costs of approximately $1.8 million to upgrade and replace our systems, the majority of which will be incurred in fiscal 1999. We believe we are appropriately reducing the risks of not being Year 2000 compliant through the identification and remediation process described above. During 1999, we will continue to evaluate the need for contingency planning as it relates to the readiness for each business related software and hardware item.

    We may experience an increase in our sales of portable generators as a result of consumer concerns relating to Year 2000 power outages. We cannot assure you that any sales growth attributable to Year 2000 consumer concerns will be sustainable or that our sales will not decline in 2000 from 1999 levels. In addition, we cannot assure you that we will not experience an increase in returns of our products after January 1, 2000.

EURO CONVERSION

    On January 1, 1999, member countries of the European Monetary Union (EMU) began a three-year transition from their national currencies to a new common currency, the "Euro". In the first phase, the permanent rates of exchange between the members' national currencies and the Euro were established and monetary, capital, foreign exchange, and interbank markets were converted to the Euro. National currencies will continue to exist as legal tender and may continue to be used in commercial transactions. By January 2002, Euro currency will be issued and by July 2002, the respective national currencies will be withdrawn. We have operations in member countries of the EMU and, accordingly, have established action plans that are continuing to be implemented to address the Euro's impact on information systems, currency exchange rate risk, taxation, contracts, competition and pricing. Based on its current assessment, management believes that the costs of the Euro conversion will not have a material impact on our operations, cash flows or financial condition.

FUTURE ACCOUNTING CHANGES

    The Financial Accounting Standards Board has issued SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities" which is effective for periods beginning after June 15, 2000. Due to our current limited use of derivative instruments, the adoption of this statement is not expected to have a material effect on our financial condition or results of operations.

RISK MANAGEMENT

    We are exposed to market risk from changes in interest rates and, to a lesser extent, foreign exchange rates and commodities. To reduce such risks, we selectively use financial instruments. All hedging transactions are authorized and executed pursuant to clearly defined policies and procedures, which strictly prohibit the use of financial instruments for trading purposes. A discussion of our accounting policies for derivative financial instruments is included in the summary of Significant Accounting Policies in Note 2 to the Consolidated Financial Statements included herein.

    We use interest rate swaps to modify our exposure to interest rate movements. Net interest payments or receipts from interest rate swaps are recorded as adjustments to interest expense in the consolidated statement of income on a current basis. Our earnings exposure related to adverse movements in interest rates is primarily derived from outstanding floating rate debt instruments that are indexed to Eurodollar money rates. A 10% increase/decrease in the average cost of 7.84% at December 31, 1998 of our debt under our bank credit facility would result in an increase/decrease in annual pre-tax interest expense of approximately $356,000 after giving effect to an outstanding interest rate swap. A 10% increase/decrease in Eurodollar rates would not have a material effect on the fair value of the interest rate swap as compared to its fair value at December 31, 1998.

    We have manufacturing, sales and distribution facilities throughout Europe and source raw materials from around the world. Accordingly, we make investments and enter into transactions denominated in various foreign currencies. We are primarily exposed to fluctuations in various European currencies. Due to the relative stability of these currencies, management has not deemed it necessary to currently pursue a foreign currency hedging strategy. We do not believe that our foreign currency exposure is material.

    Our exposure to commodity price changes relates to certain manufacturing operations that utilize raw commodities. We manage our exposure to changes in those prices primarily through our procurement and sales practices. This exposure is not material to Generac Portable Products.

                                    BUSINESS

GENERAL

    We are a leading designer, manufacturer and marketer of engine-powered tools for use in both consumer and commercial applications. Our two principal product lines are portable generators and pressure washers. We estimate that in 1998, as measured by net sales, Generac Portable Products was:

    - the largest U.S. manufacturer of portable generators, with an overall domestic market share of approximately 29%, and

    - the second largest U.S. manufacturer of consumer pressure washers, with an overall domestic market share of approximately 33%.

    Over the past three years, our net sales have grown at a compounded annual rate of approximately 38%, increasing from $104.8 million in 1995 to $276.4 million in 1998. In both our product categories, we offer one of the broadest lines of innovative products across all major price points. Our products are well represented in multiple channels of retail distribution, including the leading home center chains, mass merchants and warehouse clubs, as well as independent dealers. We have been the major supplier of portable generators to Sears, marketed under the Craftsman-Registered Trademark- and Companion-Registered Trademark- labels, since 1961. We have been the largest supplier to Sears of consumer pressure washers, marketed under the Craftsman-Registered Trademark- label, since Sears established itself in that category in 1994. We are also a core supplier of portable generators and consumer pressure washers, both marketed under the Generac-Registered Trademark-label, to Home Depot, the largest and one of the fastest growing retail home center chains in the United States. We have recently established a supply relationship with Lowe's, the second largest retail home center chain in the United States, to supply them with a full line of portable generators.

    We believe that our strength in each product category is the result of our engineering and manufacturing capabilities which emphasize delivering superior customer value through innovation in product development and focus on product quality. The strength of our product offerings has enabled us to take advantage of the strong growth in the engine-powered tools market as well as of favorable demographic trends. In addition to manufacturing portable generators and pressure washers, we also manufacture core components for these products, including alternators and pressure washer pumps. We believe that this strategic vertical integration enables us to enjoy significant cost advantages over competitors who source these components from third party suppliers. In addition, we have been successful in improving manufacturing flexibility and operating profitability through the strategic integration of our manufacturing processes, the streamlining of our production processes and the standardization of our components. We have long-standing customer relationships and effectively utilize our nationwide service network to build and support our consumer base. These strengths have enabled us to service our increasingly sophisticated and demanding customers.

    In 1959 Robert Kern founded Generac Corporation, the former parent of Generac Portable Products, Inc. and an integrated manufacturer of engines and generators. The first products manufactured by Generac Corporation were alternators and vehicle-mounted generators, and it began manufacturing the Generac GN overhead valve industrial engine in 1992. Generac Corporation (presently known as Generac Power Systems, Inc.) continues to manufacture its proprietary engine and also manufactures generators for industrial prime power applications, industrial and residential stand-by power applications, and recreational vehicle applications. In July 1998, The Beacon Group III--Focus Value Fund, L.P., certain members of management and certain other investors, including Robert Kern, acquired the Portable Products Division of Generac Corporation for a purchase price of $305.5 million. We have exclusive supply rights until 2007 to Generac Corporation's current family of engines for use in portable generators and pressure washers. The same dedicated management team that built the Portable Products Division of Generac Corporation into a leader in the portable engine-powered tools industry continues to lead our company.

COMPETITIVE STRENGTHS

    We attribute our success to the following competitive strengths:

    LEADING MARKET POSITIONS. We are a market leader in our industry, with an overall domestic market share of approximately 29% in portable generators and approximately 33% in consumer pressure washers in 1998, based on management estimates. We believe we were the largest U.S. supplier of portable generators and the second largest U.S. supplier of consumer pressure washers in 1998, as measured by net sales. In addition, we are a major supplier for many of the leading retail home centers, mass merchants and warehouse clubs. We believe that our broad and innovative product offerings, our commitment to quality, our reputation for customer service, and our ability to anticipate customer needs and create growth opportunities have enabled us to achieve both revenue and earnings growth and our leading market positions.

    WELL-ESTABLISHED AND GROWING DISTRIBUTION CHANNELS. For over 35 years, our portable generators have been sold under the Craftsman-Registered Trademark-label through Sears' mall-based stores and, more recently, through Sears' growing chain of freestanding hardware and dealer stores. Over the last five years, we have continued to expand the distribution of our products marketed under the Generac-Registered Trademark- name to other leading retailers, including B.J.'s Wholesale Club, Costco, HomeBase, Home Depot, Lowe's and Tru-Serv Incorporated (the buying cooperative for True Value hardware stores). Our products are well represented in retail home centers, mass merchants, warehouse clubs and hardware stores as well as through our independent dealer network. We believe that our distribution strategy increases our market penetration, as we can sell our products into the same geographic market under different brand names and through different distribution channels. In addition, since 1995, we have significantly increased our sales to Home Depot, the largest and one of the fastest growing home center chains in the U.S. We believe that our strong strategic relationships with leading retailers, such as Sears, Home Depot and Lowe's, will facilitate continued market share gains as these chains grow and as hardware channels of distribution continue to consolidate. In addition, as is the case with our major U.S.-based customers, we expect our expanding relationships with such leading European retailers as B&Q (U.K.), Der Praktiker (Germany), Bauhaus (Germany), BRICO (Belgium), Continente (Spain), Carrefour (France) and Jumbo (Switzerland) to expedite our European sales growth as these retailers expand throughout Europe.

    INNOVATIVE DESIGN AND ENGINEERING EXPERTISE. We attribute much of our success to our innovative design and engineering expertise. Our product design efforts are focused on anticipating trends in consumer preferences and on designing our products to incorporate these preferences with the ultimate goal of enhancing the utility of our products for the consumer market. Our portable generators and pressure washers are highly engineered, durable, precision manufactured products. We have capitalized on our design and engineering capabilities by deciding to design and manufacture selected key components, such as our alternator and pressure washer pumps. As a manufacturer of certain strategic components, we believe that we are better able to control product quality and therefore offer a superior finished product. We believe our strategic vertical integration provides us with significant advantages, such as shorter lead times, lower costs and inventory levels and greater manufacturing flexibility, which differentiates us from many of our competitors who source these components from third-party suppliers. In addition, we believe our engineering and design expertise is readily extendible to new engine-powered product categories as well.

    LOW COST MANUFACTURING OPERATIONS AND COMPONENTS. We believe that our low cost operations are attributable to our strategic vertical integration and increased levels of standardization in our manufacturing processes resulting primarily from the common design and use of standard components across all product lines. This commonality and our efficient manufacturing processes enable us to realize savings through reduced inventory levels, greater leverage with suppliers and improved production flexibility. In 1995, we built our current facility in Jefferson, Wisconsin, and expanded it in 1997. This facility incorporates state-of-the-art manufacturing technology and processes and was custom designed to manufacture both of our major product lines, while allowing us the flexibility to transfer production

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resources from one product line to another on an efficient and timely basis as and when demand dictates. We are currently in the process of further expanding capacity in our Jefferson facility which we expect to complete in the third quarter of 1999. We believe that we are one of the more vertically integrated manufacturers of portable generators and consumer pressure washers in the U.S., and therefore are more cost-efficient and better able to respond to customer demands than our competitors. As a result of our highly integrated manufacturing process, we have increased our total annual production of units from approximately 120,000 in 1995 to over 675,000 in 1998, a compounded annual growth rate of 78%.

    Our low cost structure is further enhanced by our effective sourcing strategies based on worldwide supply relationships and low cost components, including critical items such as gasoline engines manufactured by Briggs & Stratton and Tecumseh Products, as well as exclusive access to lower cost engines manufactured by Generac Corporation.

    ESTABLISHED BRAND NAME AND REPUTATION. The Generac brand name has a 40-year heritage in the engine-powered tools industry. We established our leading brand name primarily by providing high-quality, innovative, reliable products as well as a high level of customer service and product support. We are a key supplier to leading home center chains, and have reinforced our reputation with these chains by tailoring our product offerings and product features to suit their desire for differentiated product lines.

    SUPERIOR CUSTOMER SERVICE AND COMMITMENT TO QUALITY. We support our strong relationships with retailers through our "program sales approach" which provides innovative sales and marketing programs to educate end-users and increase retailers' effectiveness in selling our full line of products. To this end, we have developed comprehensive category management services, which include merchandising and providing informational materials, sales associate training and product support. To ensure after-sale support, we differentiate ourselves by maintaining a competitive independent dealer network, consisting of over 3,000 outdoor power equipment and service dealers. We believe that we have the most comprehensive dealer-service network in our industry. We believe that the independent dealer network serves as a strong incentive for home center and other retailers to allocate shelf space to our products and reduces end-user returns. In addition, we maintain strict quality inspection procedures throughout the manufacturing process. These procedures, which include the testing of each unit prior to shipment, enable us to ensure consistent quality. As evidence of our strong position with our customers and our ability to provide reliable, high quality products, we have been selected as a core supplier of portable generators and pressure washers to Home Depot, and are the largest supplier of portable generators and pressure washers to Sears.

    EXPERIENCED AND COMMITTED MANAGEMENT TEAM WITH SIGNIFICANT EQUITY
INCENTIVE. We continue to be led by the same dedicated management team from the Portable Products Division of Generac Corporation that built us into an industry leader. Our management team has over 100 years of collective experience in the engine-powered tools industry. Our management team has successfully managed our rapid revenue and earnings growth through the maintenance of high quality standards, continuous product innovation and commitment to customer service. Our senior managers have a substantial financial interest in our continued success through their direct investment in our common stock and participation in our stock option program.

BUSINESS STRATEGY

    We seek to take advantage of our competitive strengths by pursuing the following business strategies:

    GROWING MARKET SHARE THROUGH ALLIANCES WITH STRONG, FAST-GROWING
RETAILERS. We believe that our strong strategic relationships with Sears, Home Depot and other leading retailers will position us to gain market share as these chains grow. For example, Sears and Home Depot together plan to have approximately 3,500 stores by the year 2002, up from approximately 2,300 in 1998. In addition, these leading retailers are continuing to develop a variety of store formats to broaden their customer reach. At the same time, many of these home center retailers are actively expanding beyond the traditional

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do-it-yourself market and into the commercial contractor markets. We intend to develop products to support these retailers' commercial needs. We believe that we have the potential to add important new accounts and, upon the completion of the planned expansion of our Jefferson facility, will have the capacity to add important new accounts and meet expected demand.

    EXPANDING THROUGH STRATEGICALLY MANAGED PRODUCT LINES. Our strategy is to develop a continuous stream of innovative products that deliver the highest quality and best overall value in the industry. A driving force behind our growth in both product categories and our expansion of gross margins is our ability to develop and deliver new products at entry-level price points and to then successfully migrate end-users to more sophisticated products with unique features that are designed around our proprietary components. Our strategy has been attractive to leading retailers who use this "good, better, best" merchandising strategy. By offering one of the broadest selections of portable generators and pressure washers supported by comprehensive sales associate training, field merchandising support and informative point-of-purchase displays and packaging, we have become a major supplier to our key customers such as Home Depot and Sears.

    CONTINUING PRODUCT INNOVATION AND DIVERSIFICATION INTO NEW AND RELATED PRODUCTS. High level engineering capabilities, a dedicated research and development group and efficient manufacturing operations provide us with significant resources for continued product innovations as well as new product development. Our product development program for the portable generator product line includes:

    - mobile back-up power generators,

    - manual and automatic transfer switches for home use,

    - computer controlled generators, and

    - generators for recreational use.

    Our product development program for the pressure washer product line includes:

    - a new Dial-A-Cleaner-TM- cleaning system, which allows the user to easily alternate between multiple cleaning solutions,

    - a new commercial line of gasoline engine-powered pressure washers,

    - an expanded line of accessories, and

    - a pump family for products with higher operating pressures and greater water flow rates.

    We also have new product categories under development. Our research and development group is continually developing and field-testing various products, which may be introduced in the future.

    CONTINUING COST REDUCTIONS AND PRODUCTIVITY IMPROVEMENTS. We believe that we can maintain our position as a low cost, high-quality manufacturer by continuing to take advantage of further opportunities, when appropriate, to strategically integrate and manufacture components. We manufacture our core components in the U.S. but have the flexibility to outsource manufacturing worldwide when such outsourcing can be done efficiently. Our decision to manufacture selected core components, including pressure washer pumps and alternators, is an example of our "buy versus make" strategy. This analysis takes into consideration our technical and manufacturing capabilities as well as costs and investments in tooling and machinery. Our successful execution of this strategy enables us to lower costs, better control product quality, shorten supply lead times, maintain lower inventory levels and achieve greater overall manufacturing flexibility. We seek to continue to improve operating profitability and maintain a high standard of product quality by focusing on reducing costs and developing performance-enhancing product features. In addition, we seek to continually improve productivity and profitability through focused industrial engineering efforts and the standardization of components.

    PURSUING INTERNATIONAL MARKET OPPORTUNITIES. We offer our portable generators throughout Europe and have been successful in building long-term customer relationships with leading retailers such as B&Q (U.K.), Der Praktiker (Germany), Bauhaus (Germany), BRICO (Belgium), Continente (Spain), Carrefour

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(France) and Jumbo (Switzerland). Our strategy is to accelerate European sales growth over the next five years by taking advantage of our product line breadth and brand name recognition to gain shelf space and placements in new and existing European markets. We expect our European sales growth to come from continuing to improve our relationships with home center retailers by adding other product categories including pressure washers and accessories, engine-driven pumps, engine driven welders and compressors. We believe that, as the major U.S.-based home center chains expand internationally, there will be a growing need for their relationship suppliers, such as our company, to establish a direct presence overseas. We plan to use our U.K. manufacturing base to support our marketing efforts in Europe, thus realizing enhanced operating leverage at that facility. We also have the ability to manufacture products for sale to the U.S. market if demand warrants it.

INDUSTRY OVERVIEW

    We compete primarily in the portable generator and pressure washer product lines of the engine-powered tools industry. We estimate that the U.S. portable generator market was $492 million in 1998 and that it has grown at a 16% compounded annual rate from $230 million since 1993. We believe that this market will continue to grow at a 16% compounded annual rate to reach approximately $900 million in 2002. In 1998, the U.S. portable generator market consisted of approximately ten manufacturers, ranging from small regional producers to large manufacturers with nationwide distribution capabilities. Our research indicates that sales of the four largest manufacturers accounted for approximately 85% of the total market in 1998.

    We estimate that the U.S. consumer pressure washer market was $300 million in 1998 and has grown at a 43% compounded annual rate from $50 million since 1993. We believe that this market will grow at a 15% compounded annual rate to reach approximately $527 million in 2002. In addition, the U.S. commercial pressure washer market was approximately $120 million in 1998. In 1998, the total U.S. pressure washer market consisted of approximately ten manufacturers, ranging from small regional producers to large manufacturers with nationwide distribution capabilities. While the commercial pressure washer market is still highly fragmented, the consumer market is consolidating. Our research indicates that sales of the four largest manufacturers accounted for an estimated 80% of this market in 1998.

    Growth in the portable generator and consumer pressure washer markets is driven by:

    - increasing consumer awareness of product uses,

    - momentum of national retailers,

    - improving affordability and performance, and

    - favorable demographic trends.

    INCREASING CONSUMER AWARENESS OF PRODUCT USES. Historically, applications for portable generators have included running power tools and other appliances at residential as well as remote construction sites, and providing electrical power in connection with the use of recreational vehicles and at camping sites. In recent years, the demand by homeowners for alternative, or back-up, power sources has driven the growth in the portable generator market. We believe that this demand has increased in part due to the trend toward utility deregulation, which has increased the threat of power supply interruptions, and by increasing requirements of homeowners for back-up power and home security. Although we believe that storms and other natural disasters heighten consumer awareness of the benefits of auxiliary or back-up power, our consumer research indicates that generator sales are not highly seasonal and that natural disasters do not have an immediate effect on our sales. Our consumer research suggests that one of the primary reasons for portable generator purchases is in anticipation of power outages, and we believe that the demand for back-up power will continue to be a primary factor in the growth of the overall market.

    Pressure washers have been used in commercial applications for over 50 years. In recent years, the consumer pressure washer market has evolved, driven by increased awareness of the utility and the ease of use of the products. Consumer applications include car and boat washing, patio, deck and driveway

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cleaning, and pre-treating exterior surfaces prior to painting. Common commercial applications include stripping paint, removing graffiti, farm and agricultural uses, automotive uses, and factory and warehouse applications. Consumer demand for pressure washers reflects the considerable increase in home ownership, real estate values, boat and recreational vehicle ownership and consumers' desire to preserve the value of, and enhance the appearance of, these investments. Pressure washers also have a strong appeal to homeowners faced with increasing demands on their time. The use of pressure washers has evolved from a primarily commercial application to a residential use. A driving force behind this has been the "enjoyment" factor: households have purchased the product because of its convenience and ease of use, and for its ability to make labor intensive tasks easier.

    MOMENTUM OF NATIONAL RETAILERS. In recent years, the emergence of home center chains and warehouse clubs has enhanced the market and distribution infrastructure for engine-powered tools, including portable generators and consumer pressure washers. Independent dealers, commercial and industrial supply houses and lawn and garden outlets were the historical channels of distribution for portable generators. These channels were fragmented, and retailers assumed many costs associated with these products, such as freight, inventory and handling and in-store product support, which were passed on to consumers by way of higher prices. In 1994, Sears was the first retailer to offer an effectively merchandised and well-balanced assortment of consumer pressure washers for consumer applications. Other leading home center chains and mass merchandisers began offering consumer pressure washers shortly thereafter, and contributed to the rapid development of the consumer market. These retailers have required their portable generator and consumer pressure washer suppliers to provide broader product lines, continually improve quality, price and product performance, offer continuous product innovation, and assist in the development of marketing and merchandising efforts. As a result, these home center chains, mass merchandisers and warehouse clubs have been instrumental in creating the consumer awareness and interest which is driving sales of both portable generators and consumer pressure washers. As these retailers continue to implement their aggressive expansion plans, portable generator and consumer pressure washer suppliers will continue to benefit from this growth. In addition, we believe that the demands upon these suppliers from the home center chains will lead to further industry consolidation and provide further advantages to the larger and more established suppliers.

    IMPROVING AFFORDABILITY AND PERFORMANCE. Improved affordability combined with enhanced performance have led to increased demand for portable generators and pressure washers. Improvements in customer value in portable generators and pressure washers can be attributed to significant strides in the design, engineering and manufacturing cost of overhead valve industrial engines and lawn mower-type gasoline engines. We believe that the most significant enhancement to customer value has been the development of the overhead valve Generac engine, a highly engineered product that established new industry standards for the highest power-to-weight ratio, the lowest noise level and the longest operating life. In 1998, portable generators equipped with overhead valve industrial engines represented approximately 30% of the total portable generator market, up from less than approximately 6% of the market in 1993. By the year 2002, we believe that approximately 40% of the portable generators sold in the U.S. will be powered by overhead valve industrial engines.

    Gasoline engine-powered pressure washers offer a significant step-up in cleaning power, durability, engine life and safety features at only a modest premium to the opening price point of a basic electric pressure washer. The axial cam pump, introduced in 1994, significantly lowered the manufacturing cost of a pressure washer in addition to improving quality and overall customer satisfaction. The shift to axial cam pumps from crank shaft pumps allowed the use of high-volume, low-cost vertical shaft engines. This innovation has not only reduced retail prices but has also made this product more convenient to use, adding to continued growth in the consumer market.

    FAVORABLE DEMOGRAPHIC TRENDS. Our consumer research indicates that approximately 60% of portable generator purchasers are over 45 years old and approximately 75% are homeowners. According to U.S. census estimates, this segment of the population is expected to grow by approximately 25% over the next

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six years. This expanding middle-aged segment of the population has historically been the dominant purchaser of our products. In addition, the U.S. census projects that there will be over three million new homeowners over the next five years. We believe these trends clearly indicate that a strong and rapidly growing consumer base exists for products in our industry.

PRODUCTS

    We primarily produce portable generators and pressure washers built around commercially available lawn mower-type engines and the Generac engine. We believe that the Generac engine is technically superior to all competitive engines. This technical superiority is based on its unique lubrication system as well as on its overall design, which facilitates a more efficient airflow that allows for a significantly cooler operating temperature and, consequently, a longer engine life. The Generac engine, to which we have exclusive access for our portable generators and pressure washers, offers several value-added features to home, recreational and commercial end-users. Unlike engines available to our competitors, which offer an operating life of approximately 400-700 hours in side valve configuration and up to 1,000 hours in overhead valve configuration, the Generac engine has a life expectancy of up to approximately 3,000 hours. Overhead valve engines with comparable horse power tend to sell at a premium relative to the Generac engine. This has enabled us to gain market share by offering a superior value to consumers and a differentiated product to retailers.

    PORTABLE GENERATORS

    We believe that we manufacture and market the broadest line of portable generator products in the industry. Our product offering ranges from premium-priced models, incorporating advanced operating features and performance characteristics built around the Generac engine, to value-priced products built around conventional commercially available lawnmower-type engines. Our generator line of approximately 25 models ranges from the most basic model of 2,500 watts, sold at a retail price of approximately $399, to more sophisticated models of 10,000 watts, with enhanced features attractive to the consumer and commercial markets, sold at a retail price of approximately $1,999.

    Our competitive position in the portable generator category is the result of our state-of-the-art product design and engineering capabilities. Our entire product line incorporates various value-added features such as low oil shutdown and high efficiency mufflers that help reduce noise levels. Many of our premium Generac engine-powered generators are equipped with voltage regulators which provide superior voltage control and surge capacity for starting large electrical loads. The Generac engine-powered units also feature lighter weight for portability, compact size, reduced maintenance and lower fuel consumption. An electric start is available on certain models and the commercial units incorporate an idle control device which further reduces noise, greatly extends engine operating life and additionally reduces fuel consumption. Large fuel tanks for longer operating times are standard with these units.

    The increasing success of the portable generator has been enhanced by our strategy for growing the existing market and level of sales:

    - ADAPT PRODUCTS TO CONSUMER DEMANDS. By drawing on the results of our consumer research surveys, and further understanding the needs of the consumer, we have been able to improve the design of our products to best accommodate consumer demands. Through such techniques as seeking completed warranty card surveys, employing field personnel and utilizing a toll-free help line, we have determined that the customer is interested in "extras" such as extended run-time, higher kilowatts and improved price value. In response, we have designed and introduced such features as an 8-gallon fuel tank, a 7,500 watt generator, and a 2,000 watt compact generator.

    - SOURCE COMPONENTS AT LOWEST POSSIBLE COST. We have consistently maintained a strategy of procuring components at the lowest possible cost. For example, we are able to purchase lawnmower-type/ residential-type quality engines at similar prices to our competitors and are able to purchase the Generac engine exclusively at a significant price advantage to technically similar engines.

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    - MAXIMIZE PRICE VALUE POSITIONING. We have been able to offer the consumer a product at a low cost without compromising quality. For example, we sell the Generac 4000XL at a price of $699, whereas Honda sells an equivalent model for $1,299 and does not offer any additional features or accessories.

    - "PROGRAM SELL" A FULL PRODUCT LINE. We have been extremely successful with our strategy of program selling our full line of products, or "good, better, best" merchandising, and this has been most effective with customers with whom we are gradually building a relationship. We began our relationship with Home Depot in 1994 by selling a limited number of generators in two of their regions, with limited point-of-purchase support. As this relationship has expanded to become one of our largest accounts, we have added a greater variety of generators to a greater number of regions with an increasing amount of consumer support at the point-of-purchase. As a result, our sales to Home Depot increased tenfold from 1995 to 1998.

    - DEVELOP A PIPELINE OF NEW PRODUCTS. Part of our growth strategy is to develop a continuous stream of innovative products that deliver the highest quality and best overall value in the industry. High level engineering capabilities and efficient manufacturing operations provide us with significant resources for continued product innovations as well as new product development. By having a continuous supply of new designs, we believe that we are able to stay ahead of our competition while also satisfying the consumer's desire for improvement.

    PRESSURE WASHERS

    We believe that we manufacture and market the broadest line of pressure washer products in the industry. Our product offering ranges from premium-priced models, incorporating advanced operating features and performance characteristics built around the Generac engine, to value-priced products built around conventional commercially available lawnmower-type engines. Our pressure washer line of approximately 25 models ranges from the most basic electric model of 1,300 pounds per square inch, sold at a retail price of $179, to more sophisticated models with the Generac engine of 3,500 pounds per square inch, sold at a retail price of $1,299. Our engine-driven pressure washers incorporate various value added features such as thermal overload devices, which prevent overheating and resulting failures, and an exclusive unloading circuit which makes starting easier. Our electric pressure washer product line offers reduced noise levels, a long operating life and an automatic start-stop feature that protects against damage from overheating or running dry.

    Our competitive position in the pressure washer category is also the result of our state-of-the-art product design and engineering capabilities. Our proprietary pump, based on different combinations of interchangeable components, promotes greater manufacturing flexibility and a faster response to evolving end-user needs. Our company-designed and -manufactured family of pressure washer pumps provides us with a high quality and cost-effective product, which has enabled us to effectively differentiate ourselves from the competition and to provide unique product values to our customers.

    Our market for pressure washers has also increased primarily through a highly successful growth strategy by which we:

    - INCORPORATE INSIGHTS FROM CONSUMER RESEARCH. Similar to the strategy for the portable generator, the use of warranty card surveys, field personnel and a toll-free help line has allowed us to better understand the consumers' needs. Through these tactics, we determined that the customer was interested in features such as more user-friendly designs, greater cleaning power and more storage space. In response, we have introduced user-friendly designs such as the Dial-A-Cleaner-TM- cleaning system, cost-effective pump design changes resulting in higher cleaning power and components reconfigured for additional storage space. In addition, we have included a "how to" video in every pressure washer box.

    - EXPLOIT PUMP QUALITY, DELIVERY AND COST ADVANTAGE. We believe our technical expertise in pressure washer pumps provides us with a significant advantage over our competitors. By incorporating

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      common designs and standardizing components, we are able to provide a family of pumps with increasingly high pressure and flow outputs and longer lives while maintaining an attractive cost structure. Our company-designed and -manufactured pumps enable us to significantly shorten our supply lead times, thereby reducing inventory and increasing manufacturing flexibility.

    - OUTPERFORM THE COMPETITION. We have been extremely successful with our sales strategy of program selling our full line of products, or "good, better, best" merchandising, a high level of commitment to the industry and undivided customer focus. We believe that this level of commitment is unmatched by any of our competitors and has been highly successful in increasing our customer base.

    NEW AND RELATED PRODUCTS

    All of our new product initiatives are based on our core manufacturing and marketing strengths. In the portable generator market, we plan to leverage our exclusive access to the Generac engine to introduce high value models at competitive price points. For example, our product development program for the portable generator product line includes mobile back-up power generators and generators for recreational use. Our long-term product strategy also includes the introduction of computer controlled generators, which we believe will be part of the norm in the next generation of generators, new products such as manual and automatic transfer switches for home use and a full line of easy to use back-up home security packages, and innovations such as higher kilowatt output equipment for light commercial units.

    In the pressure washer category, we recently introduced our first product designed specifically for the commercial market. This commercial product has been designed around the same Generac engine used in our portable generators, providing longer life for trouble-free power compared to competitive offerings. We believe that as the large home center chains focus increasingly on the commercial contractor and home construction markets, our established position in these channels, as well as in various catalogs directed at contractors, should enable us to participate successfully in this segment. We estimate that the market for these products was approximately $120 million in 1998. Our product development program for the pressure washer product line includes a new cleaning system, a new commercial line of gasoline-powered pressure washers, an expanded line of accessories, and a pump family for products with higher pounds per square inch ratings.

    Superior design and engineering capabilities and low-cost manufacturing operations provide us with a significant resource for developing new product categories. We have identified several new product and business opportunities in which we can provide added value to end-users and attractive profit margins to retailers. These include an engine-driven welder, an engine-driven air compressor and an engine-driven water pump. Our research and development group is developing and field-testing various products.

ILLUSTRATIVE RELATIONSHIPS

    SEARS. Sears is one of the leading retailers in the U.S., with approximately 1,925 stores currently, and plans to open approximately 570 additional stores by the year 2002. We have been the major supplier of portable generators to Sears since 1961. Our portable generators at Sears are marketed under the Craftsman-Registered Trademark- and Companion-Registered Trademark-labels. We are the largest supplier to Sears of pressure washers, marketed under the Craftsman-Registered Trademark- label, since Sears established itself in the consumer pressure washer category in 1994. Our level of retail sophistication and know-how has been enhanced by our 38-year relationship with Sears. We have benefitted from the development of exclusive product offerings under the Craftsman-Registered Trademark- label, high levels of in-store sales support, well-coordinated merchandising and promotional campaigns and access to Sears' nationwide service network. In both the portable generator and pressure washer categories, we have collaborated with Sears to create high-impact in-store displays that provide both an assortment of products and informative point-of-purchase materials to help guide end-users in their purchasing decision. We also offer to Sears other value-added, in-store services such as sales associate training and product support. We believe that our relationship with Sears and our ability to affect merchandise presentation at the point-of-purchase, particularly visual merchandising and packaging, has

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had a strong impact on Sears' portable generator and pressure washer sales and profitability. We continue to increase our sales through Sears' expanding hardware distribution channels including its new local hardware stores, dealer stores and Orchard Supply, a chain of home center stores in California recently acquired by Sears.

    Our longstanding relationship with Sears is typified by our most recent collaborative effort, which has resulted in the successful introduction of an exclusive cleaning system family of pressure washer products marketed under the Dial-A-Cleaner-TM- label.

    HOME DEPOT. Home Depot is the largest and one of the fastest growing retail home center chains in the U.S., with approximately 800 stores currently, and plans to open approximately 800 additional stores by the year 2002. We are a "core supplier" to Home Depot of portable generators and pressure washers, both marketed under the Generac-Registered Trademark- label. A core supplier is one that has the ability to supply certain minimum dollar levels of a product category with retail sales in excess of $100 million. In 1995, we sold three generator models in three of Home Depot's seven regions and no pressure washer models. Currently, we sell six generator models and two pressure washer models in all eight of Home Depot's regions. Home Depot has positioned itself as a leading provider of value in the home center industry. Our broad product line and program sales approach of providing innovative sales and marketing programs to educate end-users and increase retailers' effectiveness in selling our full line of products are highly compatible with Home Depot's "good, better, best" merchandising strategy. As a result, our sales to Home Depot increased tenfold from 1995 to 1998.

    LOWE'S. We have recently established a supply relationship with Lowe's, the second largest retail home center chain in the U.S., with approximately 500 stores currently, and plans to continue to aggressively open new stores in the future. We currently provide Lowe's with a full line of portable generators with the potential for further penetration in both the portable generator and pressure washer markets by the year 2000 and beyond. Lowe's caters to the do-it-yourself market as well as the commercial business customer. As Lowe's has been successful at positioning itself as a leading provider of increased quality and effectively merchandised products, it is ideally suited to be a key partner in our future.

DISTRIBUTION AND MARKETING

    Our three largest customers are Home Depot, Sears and Costco, which combined accounted for approximately 74% of sales in 1998. We also sell to other consumer home centers and warehouse clubs, as well as outdoor power equipment dealers. In addition to traditional retail distribution, we offer our products through national catalog companies such as Northern Hydraulic, Sears Power Tool catalog and our own "special-order" service.

    Over the past five years, we have expanded the distribution of our products, marketed under the Generac-Registered Trademark- name, to home centers and warehouse clubs. Drawing from our 38 years of experience with Sears, we offer to our customers a total category management approach, including value-added, in-store services such as merchandising, informational materials, sales associate training and product support. We believe that our ability to affect merchandise presentation at the point-of-purchase, particularly visual merchandising and packaging, has had a strong impact on retailers' portable generator and pressure washer sales and profitability. Major U.S. retail customers now include B.J.'s Wholesale Club, Costco, HomeBase, Home Depot, Lowe's, Sears and Tru-Serv Incorporated (the buying cooperative of True Value hardware stores). We also have successful relationships with leading European retailers, such as B&Q (U.K.), Der Praktiker (Germany), Bauhaus (Germany), BRICO (Belgium), Continente (Spain), Carrefour (France) and Jumbo (Switzerland).

    Our marketing group directs product development, pricing strategy, consumer promotion, advertising and package design. We use consumer advertising, primarily newspaper inserts, to increase awareness of our products and to build recognition for the Generac brand name. We employ a two-tiered sales force to sell our products through mass merchants, home centers and independent dealer channels. Product managers are responsible for developing sales programs tailored to retailer-specific needs in the home

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center and warehouse club channels. Territory sales managers are responsible for establishing relationships with new independent dealers, training sales associates at a store level, and managing and reducing product returns.
Territory sales managers also serve as the primary interface between our manufacturing operation and our independent dealer network.

    We have assembled a comprehensive after-sales service network in North America for generators and pressure washers comprised of (1) approximately 3,000 dealers, (2) 11 independently owned master parts distributors and (3) a company-owned fleet of mobile service training vehicles. In today's retail environment, most independent dealers do not generate the traffic to be competitive with mass merchants, home centers or warehouse clubs. Nevertheless, we have made a strategic decision to maintain the viability of the independent dealer network for the express purpose of providing after-sales service capability to support our product. We have positioned ourselves not only to respond to short-term warranty needs but to maintain service capability throughout the life of the product as well. Many of the master part distributors have their own sales force, which effectively broadens the availability of our products and spare parts.

PRODUCT TECHNOLOGY AND DEVELOPMENT

    Our ability to serve both retailers and end-users is effectively driven by the strength of our engineering and product development capabilities, particularly in alternator design. In 1959, we were the first to exploit a new technology to completely redesign the alternator, thereby fundamentally improving the manufacturing economics and performance characteristics of portable generators. Similar performance improvements have been associated with the Generac engine and the computer-controlled generator. Our engineers have assisted in the design of the first V Twin Vanguard engine for Briggs & Stratton and were instrumental in assisting with the establishment of the joint venture company of Dihatsu Briggs & Stratton in Japan, which is the manufacturer of the Vanguard engine.

    In the pressure washer category, we have leveraged our engineering strength to turn areas of potential vulnerability into competitive advantages. For example, to reduce our dependence on inflexible and often unpredictable overseas suppliers of highly engineered pressure water pumps, we design and manufacture our own pressure washer pump. This pump is based on an axial cam design, resulting in increased responsiveness to market demands and avoiding the costly air freight expenses incurred in the past.

    Our ability to successfully commercialize technical innovations is a core competency and is expected to continue to contribute to revenue and profit growth. Today's retail environment demands a continuous flow of new, value-enhanced offerings to maintain product placements and shelf space allocations. We have new product categories under development, and our research and development group is developing and field-testing various products. See "--Products--New and Related Products."

INTERNATIONAL SALES AND DISTRIBUTION

    We have been successful in building long-term customer relationships with leading European retailers, such as B&Q (U.K.), Der Praktiker (Germany), Bauhaus (Germany), BRICO (Belgium), Continente (Spain), Carrefour (France) and Jumbo (Switzerland). To support our growing European generator business, local sales offices have been established in Manchester, England, Cologne, Germany and Barcelona, Spain. To service our European customer base more effectively, we design and assemble our European products in our Cheshire, England facility. This facility imports alternators, engines and pumps and other components and assembles portable generators to meet local product requirements and quality assurance regulations.

    Our international operations have contributed approximately 8% of total net sales for 1998. We plan to focus on international expansion as a key part of our strategy. Our growth strategy for international operations is to take advantage of our broad channels of distribution by adding other product categories, such as generators in a higher output range, engine driven pumps, engine driven welders, compressors, electric and gasoline pressure washers and an expanded line of accessories. As we build the Generac name in new markets, we can also implement initiatives such as the reduction of low priced "promotional" based sales, price increases in Germany, and the manufacturing of products for the U.S. market, which were not as feasible when our international operations were in a preliminary stage of growth. See "--Business Strategy--Pursuing International Market Opportunities."

COMPETITION

    The U.S. engine-powered tools industry has experienced significant consolidation over the last 10 to 15 years. The number of competitors in its product categories has decreased from approximately 20 in 1985 to approximately ten today, of which only four companies have national distribution capabilities. We experience substantial competition from these competitors, but we believe that we are a market leader in each of our core products. In the manufacture and sale of portable generators, we compete primarily with Coleman Powermate, a division of The Coleman Company, Inc. and Honda. In the manufacture and sale of pressure washers, we compete primarily with DeVilbiss Air Power Company, a subsidiary of Falcon Building Products, Inc., and, to a lesser extent, with Alfred Karcher GmBH & Co. and Campbell Hausfeld, an affiliate of Scott Fetzer Company. In general, we compete on the basis of quality, breadth of product line, product features and price.

MANUFACTURING

    We believe that we are one of the more vertically-integrated manufacturers of portable generators and pressure washers in the U.S. We believe that our commitment to manufacturing and technological excellence are important to remain competitive from both a price and product offering perspective.

    We operate a state-of-the-art manufacturing facility in Jefferson, Wisconsin. Completed in January 1995, the original 120,000-square foot facility was expanded by 57,500 square feet in January 1997. We have recently added approximately 72,000 square feet to this facility, which brings the total to 250,000 square feet. We expect to have the equipment in place in the second quarter of 1999 and to complete the expansion of manufacturing capacity in the third quarter of 1999.

    The Jefferson plant incorporates facilities for blow molding of plastic tanks, robotic welding of cradles, powder coat painting of metal components, machining, a complete rotor and stator production line, which represents the latest alternator winding technology available, with an automated varnishing system, high-volume assembly lines for one to 12 kilowatt portable generators and 1,300 pounds per square inch to 3,500 pounds per square inch pressure washers, and on-line testing, packaging and warehousing facilities.

    We also own and operate a manufacturing facility in Cheshire, England, which was built in 1990 and recently expanded from approximately 18,000 square feet to approximately 45,000 square feet.

AGREEMENTS WITH GENERAC CORPORATION

    The following is a brief description of the material provisions of each of the agreements we have with Generac Corporation. We entered into each of these agreements at the time we purchased the Portable Products Division from Generac Corporation.

    ENGINE SUPPLY AND NON-COMPETE AGREEMENTS. We are parties to an engine supply agreement and a non-compete agreement, each with Generac Corporation. We have used the Generac GN overhead valve industrial engine in certain of our products since 1992. In 1998, approximately 32% of our sales were attributable to products that incorporated the Generac engine. While the engine supply agreement is not a "take or pay" contract, which would require us to pay for certain minimum annual purchases whether or not we took delivery of the engines, it provides that Generac Corporation will supply us with certain models of the Generac engine for use in our pressure washers and consumer portable generators on an exclusive basis as long as we make minimum annual purchases of Generac engines. We exceeded the annual minimum purchase exclusivity threshold by approximately 40% in 1998 and anticipate purchasing approximately twice the exclusivity threshold in 1999. The engine supply agreement also gives us the right to increase the number of engines purchased based on our forecast requirements. The initial term of the engine supply agreement is until 2007, with provision for three year renewals, subject to certain conditions. We also purchase engines from Briggs & Stratton, Tecumeseh Products and Honda.

    Under our non-compete agreement with Generac Corporation, which expires in 2007, Generac Corporation agreed not to manufacture or sell products of a type made by the Portable Products Division at the time the agreement was entered into in May 1998, including consumer portable generators, pressure washers and welders. At the same time, we agreed not to manufacture or sell products of a type made by Generac Corporation's industrial division at the time the agreement was entered into, including certain types of generator applications and related equipment. Also, under our engine supply agreement we must obtain approval from Generac before we can incorporate the Generac engine into any products of a type not currently being made by us. Please read "Risk Factors--Our Operating Results May Suffer if We Cannot Obtain a Sufficient Supply of the Generac Engine or if We Lose the Exclusive Right to Use the Generac Engine in Our Products" and "--We May Be Unable to Successfully Develop New Products and Until 2007 We May Be Restricted by Our Agreements with Generac Corporation from Marketing Certain New Products" for a discussion of certain risks associated with the terms of these agreements.

    PARTS SUPPLY AGREEMENT. The parts supply agreement provides for the purchase of certain components manufactured by Generac Corporation that are used in our products. This agreement allows us to buy these components, primarily stator assemblies and rotors, from time to time according to Generac Corporation's established specifications for the components. The number of components to be sold depends on our estimated requirements for components for the next four quarters. Generac Corporation is under no obligation to manufacture or sell more components than are listed in those forecasts. This agreement has an initial term of three years, with an automatic one-year renewal period.

    GENERATOR SUPPLY AGREEMENT. The generator supply agreement provides for the purchase of generators manufactured by Generac Corporation. The number of generators to be sold depends on our estimated requirements for generators for the next four quarters. Generac Corporation is under no obligation to manufacture or sell more generators than are listed in those forecasts. This agreement has an initial term of one year, with automatic one-year renewal periods.

    TRADEMARK LICENSE AGREEMENT. Under the trademark license agreement, Generac Corporation has granted us a limited exclusive right to use the trademark "GENERAC PORTABLE PRODUCTS" on our products, packaging and printed materials in any part of the world where Generac Corporation possesses the right to the trademark. Generac Corporation also granted us a limited exclusive right to use the trademark as part of the name of entities under which we conduct our business of manufacturing, marketing and selling portable consumer portable generators, pressure washers and engine-driven welders, but not in connection with any other goods or services. This license will continue in perpetuity unless a breach occurs, as described in the agreement.

    PATENT LICENSE AGREEMENT. Under the patent license agreement, Generac Corporation has granted us an exclusive right and paid-up license to exercise the patent rights in the manufacture and sale of pressure washers, portable consumer generators and portable engine-driven welders. The agreement also grants us the right to sublicense the patent rights for those uses during the term of the agreement. This agreement will remain in effect until the expiration of the last of the patents to expire, or until terminated under the provisions of the agreement.

EMPLOYEES

    As of March 31, 1999, we had 1,136 employees, the majority of whom were involved in production and distribution, with the balance engaged in technical, administration, sales and clerical work. Of these 1,136 employees, 410 were temporary and 1,086 were employed in the United States and 50 in Europe. Although all of our production employees are covered by a collective bargaining agreement, none of our employees are currently unionized. The collective bargaining agreement expires in October 1999, and we expect to negotiate and renew it when it expires. We believe that our relationship with our employees is good.

ENVIRONMENTAL MATTERS

    Our operations are subject to foreign, federal, state and local laws and regulations governing, among other things, emissions to air, discharge to waters, the generation, handling, storage, transportation, treatment and disposal of waste and other materials and health and safety matters. Many of these laws and regulations provide for substantial fines and criminal sanctions for violations. The operation of manufacturing plants entails risks in these areas and there can be no assurance that we will not incur material costs or liabilities in the future. In addition, potentially significant expenditures could be required to comply with changes to environmental, health and safety laws, regulations or requirements that may be adopted or imposed in the future.

LEGAL PROCEEDINGS

    We are involved from time to time in litigation arising out of our business operations. Most of such litigation involves claims for personal injury, property damage, breach of contract, claims involving employee relations and certain administrative proceedings. We believe such claims do not involve a risk of material loss to our company.

PROPERTIES

    We currently own and operate an approximately 250,000 square foot manufacturing and warehouse facility in Jefferson, Wisconsin and an approximately 45,000 square foot manufacturing facility in Cheshire, England. We believe that our manufacturing plants are generally well-maintained, in good condition and, upon completion of the expansion, are adequate to meet our present needs. In addition, we have sales offices in Manchester, England, Cologne, Germany and Barcelona, Spain, and warehousing facilities in Jefferson, Sullivan and Waukesha, Wisconsin, all of which are leased. We do not believe that we will have any difficulty renewing any real property lease or finding alternative sites, if necessary.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The following table sets forth the name, age and position of each of the directors and executive officers of Generac Portable Products.

NAME                                AGE                                       POSITION
------------------------------      ---      ---------------------------------------------------------------------------

Dorrance J. Noonan, Jr........          46   President, Chief Executive Officer and Director of Generac Portable
                                             Products, LLC; Director of Generac Portable Products, Inc.

Gary J. Lato..................          39   Chief Financial Officer and Secretary of Generac Portable Products, LLC

James H. Deneffe..............          54   Senior Vice President--Sales of Generac Portable Products, LLC

Wesley C. Sodemann............          55   Vice President of Engineering of Generac Portable Products, LLC

Jay C. Sugar..................          38   Vice President of Operations of Generac Portable Products, LLC

J. David Bramhill.............          43   Vice President of International Operations of Generac Portable Products,
                                             LLC

Robert M. Saeger..............          53   Vice President of Planning of Generac Portable Products, LLC

Timothy J. Lemont.............          45   Vice President of Marketing of Generac Portable Products, LLC

R. Eugene Cartledge(1)(2).....          69   Chairman of the Board of Generac Portable Products, Inc.

Eric R. Wilkinson(1)..........          43   President and Director of Generac Portable Products, Inc.

Richard A. Aube...............          30   Secretary and Treasurer of Generac Portable Products, Inc.; Director of
                                             Generac Portable Products, LLC

Thomas A. Commes..............          56   Director of Generac Portable Products, Inc.

Robert D. Kern(1)(2)..........          72   Director of Generac Portable Products, Inc.

Thomas G. Mendell.............          51   Director of Generac Portable Products, Inc.

R. Ralph Parks(1)(2)..........          55   Director of Generac Portable Products, Inc.

Richard A. Van Deuren(2)......          69   Director of Generac Portable Products, Inc.

------------------------

(1) Member of the Compensation Committee

(2) Member of the Audit Committee

    DORRANCE J. NOONAN, JR., President, Chief Executive Officer and Director of Generac Portable Products, LLC and, since our formation in 1998, Director of Generac Portable Products, Inc., served in various management positions with Generac Corporation from 1990 to 1998, most recently as Chief Operating Officer from 1997 to 1998. Prior to joining Generac Corporation, Mr. Noonan was Manager of Sales and Marketing at Artcraft Industries from 1988 to 1990, a registered securities broker at Prudential-Bache Securities from 1985 to 1988, and Manager of International Sales and Marketing at the Perfex Division of McQuay-Perfex from 1981 to 1985.

    GARY J. LATO, Chief Financial Officer and Secretary of Generac Portable Products, LLC, joined Generac Corporation in 1991, serving as Director of Finance in 1991 and as Vice President--Finance from

1992 to 1998. Prior to joining Generac Corporation, Mr. Lato held various positions, including most recently as Senior Audit Manager, at Price Waterhouse from 1981 to 1991.

    JAMES H. DENEFFE, Senior Vice President--Sales of Generac Portable Products, LLC, held that position at Generac Corporation from 1996 to 1998. Mr. Deneffe has been with Generac Corporation since 1978, serving as Vice
President--Consumer Products Sales and Marketing from 1982 to 1995 and as Group Sales Manager from 1978 to 1981.

    WESLEY C. SODEMANN, Vice President of Engineering of Generac Portable Products, LLC, held that position at Generac Corporation from 1996 to 1998. Mr. Sodemann also served as Chief Engineer of Generac Corporation from 1979 to 1996 and as Associate Engineer from 1965 to 1979.

    JAY C. SUGAR, Vice President of Operations of Generac Portable Products, LLC, held that position at Generac Corporation from 1996 to 1998. Mr. Sugar also served as Manufacturing Manager of Generac Corporation from 1993 to 1996 and as Manager of Production and Inventory Control in 1993. Prior to joining Generac Corporation, Mr. Sugar held various positions at Cadence Design Systems--ASI Division (1990 to 1992), Data General Corporation (1987 to 1990) and General Dynamics (1982 to 1985).

    J. DAVID BRAMHILL, Vice President of International Operations of Generac Portable Products, LLC, has held that position since 1997 and served as European Operations Manager for Generac Corporation from 1992 to 1996. Prior to joining Generac Portable Products, Mr. Bramhill served in various management and engineering positions at Heulins Manufacturing, Crewe, Cheshire, England (1991 to 1992) and Rolls-Royce Motor Car Company, Ltd. and Rolls-Royce Aerospace, Crewe, Cheshire, England (1972 to 1991).

    ROBERT M. SAEGER, Vice President of Planning of Generac Portable Products, LLC, has held that position since 1998. From 1997 to 1998, Mr. Saeger served as Director of Accounting/Controller with Generac Corporation and also served as Director of Accounting and Financial Control from 1990 to 1996, as Accounting Manager from 1983 to 1990 and as Assistant Controller from 1976 to 1983.

    TIMOTHY J. LEMONT, Vice President of Marketing of Generac Portable Products, LLC, joined Generac Portable Products in 1999. Prior to this he was with Harnischfeger Industries, Inc. from 1985 to 1999, most recently as Vice President of Business Development for the P&H Mining Equipment Division. In addition, Mr. Lemont held various positions, including most recently as Senior Tax Manager at Price Waterhouse in Milwaukee, Wisconsin from 1980 through 1985.

    R. EUGENE CARTLEDGE, Chairman of the Board of Generac Portable Products, Inc. since 1998, was Chairman of the Board and Chief Executive Officer of Union Camp Corp. from 1986 until his retirement in June 1994. Mr. Cartledge is a director of Blount, Inc., Chase Brass Industries, Inc., Delta Airlines Incorporated, Sunoco, Inc., Union Camp Corp. and UCAR International Inc.

    ERIC R. WILKINSON, President and Director of Generac Portable Products, Inc. since our formation in 1998, has been with The Beacon Group, LLC (an affiliate of The Beacon Group, LP) since 1994, most recently as a managing director. Prior to joining The Beacon Group, LLC, Mr. Wilkinson was a partner of Apax Partners & Cie SA, a European private equity firm, from 1989 to 1994 and a partner of Bain & Company, a strategy consulting firm, from 1983 to 1989. Mr. Wilkinson is a director of Doctors Health Systems, Intek Information Inc., The Identity Group, OnCare Inc., National Century Financial Enterprises, Inc., International Components Corporation and EyeWeb, Inc.

    RICHARD A. AUBE, Secretary and Treasurer of Generac Portable Products, Inc. and Director of Generac Portable Products, LLC, has been with The Beacon Group, LLC since 1993, most recently as Director. Prior to joining The Beacon Group, LLC, Mr. Aube was a financial analyst in the Natural Resources Group of Morgan Stanley & Co. Incorporated. Mr. Aube is a director of Vessels Energy, Inc.

    THOMAS A. COMMES, Director of Generac Portable Products, Inc. since 1999, has been the President, Chief Operating Officer and director of The Sherwin-Williams Company from 1986 until his retirement in 1999. Mr. Commes is also a director of KeyCorp, Applied Industrial Technologies, Inc., Pioneer Standard

Electronics Inc. and Pella Corporation and is a trustee of The Cleveland Clinic Foundation and Vocational Guidance Services.

    ROBERT D. KERN, Director of Generac Portable Products, Inc. since our formation in 1998, has been Chairman and Chief Executive Officer of Generac Corporation since its founding in 1959.

    THOMAS G. MENDELL, Director of Generac Portable Products, Inc. since our formation in 1998, has been a managing director of The Beacon Group, LLC since 1994. Prior to joining The Beacon Group, LLC, Mr. Mendell was a partner of Goldman, Sachs & Co. where he was employed for nineteen years and served as a member of the firm's Investment Committee and head of GS Capital. Mr. Mendell is a director of Doctors Health Systems, Hollywood Theaters, Inc., Coherent Network, Inc., The Identity Group and OnCare Inc.

    R. RALPH PARKS, Director of Generac Portable Products, Inc. since our formation in 1998, has been a limited partner of The Beacon Group, LP since 1998. Prior to joining The Beacon Group, LP, Mr. Parks was a partner of Goldman, Sachs & Co. where he was employed for 14 years and held several positions including head of its Investment Banking Services for Europe and Canada.

    RICHARD A. VAN DEUREN, Director of Generac Portable Products, Inc. since our formation in 1998, has been a partner in the law firm of Reinhart, Boerner, Van Deuren, Norris & Rieselbach, s.c., Attorneys at Law since 1962. Mr. Van Deuren is a director of Allen Edmonds Corporation, Allrubber Products & Supply Co., Arandell Corporation, Ataco Steel Products Corporation, F.W. Busch Corp., Campbell, Newman, Pottinger & Associates, Inc., Construction Forms, Inc., Energy Ventures, Ltd., Foran Spice Company, Inc., Generac Corporation, Marshall W. Nelson & Associates, Inc., MSI General Corporation, UNICO, INC., Valuation Research Corporation and Waukee Engineering Company, Inc.

    Directors of each of Generac Portable Products, Inc. and Generac Portable Products, LLC will hold office until his or her successor has been elected and qualified. Officers of Generac Portable Products, Inc. will be elected by the board of directors at the annual meeting of stockholders and will serve at the discretion of the board. Officers of Generac Portable Products, LLC will be appointed by the board of directors and will serve at the discretion of the board.

EXECUTIVE COMPENSATION

    The following table sets forth information regarding the compensation paid during our last completed fiscal year to the Chief Executive Officer and each of our other four most highly compensated executive officers as of December 31, 1998.

                           SUMMARY COMPENSATION TABLE

                                                                           ANNUAL COMPENSATION              LONG-TERM
                                                                   -----------------------------------    COMPENSATION
                                                                                              OTHER          AWARDS
                                                                                             ANNUAL        SECURITIES
                       NAME AND                                                              COMPEN-       UNDERLYING
                  PRINCIPAL POSITION                      YEAR     SALARY($)   BONUS($)     SATION($)      OPTIONS (#)
------------------------------------------------------  ---------  ---------  -----------  -----------  -----------------

Dorrance J. Noonan, Jr................................       1998    136,500      26,340           --              --
  Chief Executive Officer

Gary J. Lato..........................................       1998    131,250      25,500           --              --
  Chief Financial Officer

James H. Deneffe......................................       1998    131,250      25,500           --              --
  Senior Vice President--Sales

Wesley C. Sodemann....................................       1998    101,923      24,000       47,500              --
  Vice President--Engineering

Jay C. Sugar..........................................       1998    101,923      19,000       47,500              --
  Vice President--Operations

                                                         ALL OTHER
                       NAME AND                           COMPEN-
                  PRINCIPAL POSITION                    SATION($)(1)
------------------------------------------------------  -----------
Dorrance J. Noonan, Jr................................       5,287
  Chief Executive Officer
Gary J. Lato..........................................       3,127
  Chief Financial Officer
James H. Deneffe......................................      11,737
  Senior Vice President--Sales
Wesley C. Sodemann....................................       8,758
  Vice President--Engineering
Jay C. Sugar..........................................       1,882
  Vice President--Operations

------------------------

(1) All other compensation includes the value of deferred compensation agreements maintained with the officers of Generac Portable Products, LLC.

                       OPTION GRANTS IN LAST FISCAL YEAR

    The following table sets forth information with respect to the executive officers named in the Summary Compensation Table concerning the grants of options made under our stock option plan during fiscal 1998.

                                        INDIVIDUAL GRANTS
                                  ------------------------------                             POTENTIAL REALIZABLE VALUE
                                   NUMBER OF                                                 AT ASSUMED ANNUAL RATES OF
                                  SECURITIES   PERCENT OF TOTAL                               STOCK PRICE APPRECIATION
                                  UNDERLYING    OPTIONS GRANTED   EXERCISE OR                    FOR OPTION TERM(1)
                                    OPTIONS      TO EMPLOYEES      BASE PRICE   EXPIRATION   --------------------------
NAME                              GRANTED (#)   IN FISCAL YEAR       ($/SH)        DATE         5% ($)       10% ($)
--------------------------------  -----------  -----------------  ------------  -----------  ------------  ------------
Dorrance J. Noonan, Jr. ........     316,220            23.8%     $      10.35      7/8/08   $  2,062,090  $  5,236,889
Gary J. Lato....................     252,976            19.0%            10.35      7/8/08      1,649,672     4,189,511
James H. Deneffe................     126,488             9.5%            10.35      7/8/08        824,836     2,094,755
Wesley C. Sodemann..............     126,488             9.5%            10.35      7/8/08        824,836     2,094,755
Jay C. Sugar....................     126,488             9.5%            10.35      7/8/08        824,836     2,094,755

------------------------

(1) These gains are based on arbitrary compounded rates of growth of stock prices mandated by the Securities and Exchange Commission of 5% and 10% per year from the date the option was granted over the full option term. These rates do not represent our estimate or projection of future prices of Generac Portable Products, Inc. Common Stock. There is no assurance that the values that may be realized by any executive officer upon exercise of his options will be at or near the value estimated in the foregoing table.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

    The following table sets forth information with respect to the executive officers named in the Summary Compensation Table concerning the options granted during fiscal 1998. To date, no such options have been exercised.

                                                                                                      VALUE OF
                                                                                                     UNEXERCISED
                                                                        NUMBER OF SECURITIES        IN-THE-MONEY
                                                                       UNDERLYING UNEXERCISED          OPTIONS
                                     SHARES                              OPTIONS AT FY-END          AT FY-END (1)
                                   ACQUIRED ON         VALUE       ------------------------------  ---------------
NAME                              EXERCISE (#)     REALIZED ($)      EXERCISABLE    UNEXERCISABLE    EXERCISABLE
-------------------------------  ---------------  ---------------  ---------------  -------------  ---------------
Dorrance J. Noonan, Jr. .......            --               --               --          316,220              0
Gary J. Lato...................            --               --               --          252,976              0
James H. Deneffe...............            --               --               --          126,488              0
Wesley C. Sodemann.............            --               --               --          126,488              0
Jay C. Sugar...................            --               --               --          126,488              0


NAME                               UNEXERCISABLE
-------------------------------  -----------------
Dorrance J. Noonan, Jr. .......              0
Gary J. Lato...................              0
James H. Deneffe...............              0
Wesley C. Sodemann.............              0
Jay C. Sugar...................              0

------------------------

(1) Assumes the fair market value of the shares underlying the options is the same as the exercise price ($10.35 per share) payable for such shares.

DIRECTORS' COMPENSATION

    Directors of Generac Portable Products do not receive director's fees or attendance fees. Directors are reimbursed for their reasonable expenses incurred in connection with attending meetings and performing their duties as directors. Outside directors are eligible to receive options to purchase Generac Portable Products, Inc. common stock pursuant to our stock option plan. See "--Stock Option Plan." Options to purchase 252,975 shares of Generac Portable Products, Inc. common stock were granted to certain directors during 1998.

BENEFIT PLANS

    In connection with the acquisition of the Portable Products Division of Generac Corporation, we established two non-contributory defined benefit plans covering substantially all employees: bargaining/ hourly and non-bargaining/salaried groups. Participants begin vesting after three years of service and fully vest after seven years of service. The benefits paid under the salaried plan are based upon years of service and the participant's defined final monthly compensation. Benefits paid under the hourly plan are based on a unit amount at the date of termination multiplied by the participants' credited service. The plans provide for a continuation of participant's years of service credited with Generac Corporation.

    In connection with this acquisition, we also established 401(k) employee retirement savings plans for the benefit of its employees. We pay all administrative costs of the plans but make no contributions. There are unfunded deferred compensation plans for certain key employees.

STOCK OPTION PLAN

    In order to attract, retain and motivate selected employees, officers and directors and to encourage such persons to devote their best efforts to the business and financial success of Generac Portable Products, we have adopted the Generac Portable Products, Inc. stock option plan. Under the stock option plan, stock options to acquire up to 2,023,810 shares, or approximately 16.0% on a fully diluted basis, of Generac Portable Products, Inc. common stock, in the aggregate, may be granted under a time-vesting formula at an exercise price equal to the fair market value of the Generac Portable Products, Inc. common stock at the date of grant. On July 9, 1998, 1,454,613 options, or approximately 11.5% on a fully diluted basis (assuming the grant of all options), were granted at an exercise price of $10.35 per share to certain members of management and certain directors.

    The stock option plan is administered by Generac Portable Products, Inc.'s board of directors. The board of directors will designate which of our employees shall be eligible to receive awards under the stock option plan, and the amount, timing and other terms and conditions applicable to such awards. As of December 31, 1998, approximately 4.5% of the outstanding shares of such stock were reserved for future grants. Options are exercisable in accordance with the terms established by the board of directors.

                       PRINCIPAL AND SELLING STOCKHOLDERS

    The following table sets forth certain information as of March 31, 1999, with respect to the beneficial ownership of Generac Portable Products, Inc.'s common stock by (1) each person who beneficially owns more than 5% of such shares; (2) each selling stockholder; (3) each of our directors; (4) each of the executive officers named in the Summary Compensation Table; and (5) all executive officers and directors of Generac Portable Products as a group. Unless otherwise indicated, the address for each of our officers and directors is c/o Generac Portable Products, Inc., 1 Generac Way, Jefferson, Wisconsin 53549.

                                                                SHARES BENEFICIALLY                  SHARES BENEFICIALLY
                                                                  OWNED PRIOR TO        NUMBER OF        OWNED AFTER
                                                                    OFFERING(1)          SHARES          OFFERING(1)
                                                              -----------------------     BEING     ----------------------
NAME OF BENEFICIAL OWNER                                        NUMBER      PERCENT    OFFERED(8)    NUMBER      PERCENT
------------------------------------------------------------  ----------  -----------  -----------  ---------  -----------
5% HOLDERS:
  The Beacon Group III--Focus Value Fund, L.P.(2)(7)........   5,872,727        55.3%
  California Public Employees' Retirement System(3)(7)......   2,414,773        22.7%
  Capital d'Amerique CDPQ Inc.(4)(7)........................     714,773         6.7%
DIRECTORS:
  R. Eugene Cartledge(5)(7).................................      57,955           *
  Thomas A. Commes..........................................          --          --
  Robert D. Kern(7).........................................      96,591           *
  Thomas G. Mendell.........................................   5,872,727(6)       55.3%
  R. Ralph Parks............................................          --          --
  Richard A. Van Deuren(7)..................................       9,659           *
  Eric R. Wilkinson.........................................   5,872,727(6)       55.3%
OFFICERS:
  Dorrance J. Noonan, Jr....................................      96,591           *
  Gary J. Lato..............................................      96,591           *
  James H. Deneffe..........................................      96,591           *
  Wesley C. Sodemann........................................       2,415           *
  Jay C. Sugar..............................................       2,415           *
  All directors and executive officers as a group
    (15 individuals)(7).....................................     463,637         4.4%
OTHER SELLING STOCKHOLDERS:
  BT Capital Investors, L.P.................................     482,955         4.5%
  Task Holdings Limited.....................................     386,363         3.6%
  Squam Lake Investors III, L.P.............................      92,728           *
  Sunapee Securities, Inc...................................       3,864           *
  Hamilton Lane Private Equity Partners, L.P................      61,035           *
  Hamilton Lane Equity Fund PLC.............................     132,148         1.2%

------------------------

    *   Less than 1%.

    (1) Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or warrants held by that person that are currently exercisable or will become exercisable within 60 days are deemed outstanding, while such shares are not deemed outstanding for purposes of computing the percentage ownership of any other person. Unless otherwise indicated in the footnotes below, the persons and the entities named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

    (2) The address of The Beacon Group III--Focus Value Fund, L.P. is 399 Park Avenue, New York, New York 10022.

    (3) The address of California Public Employees' Retirement System is Lincoln Plaza--400 P Street, P.O. Box 942707, Sacramento, California 94229.

    (4) The address of Capital d'Amerique CDPQ Inc. is 1981, Avenue McGill College, 9th Floor, Montreal, Quebec H3A3C7.

    (5) 28,977 shares are owned by the Cartledge Family Limited Partnership, of
       which Messr. Cartledge is the        .

    (6) Messrs. Wilkinson and Mendell may be deemed to share beneficial ownership of shares of common stock owned of record by The Beacon Group III--Focus Value Fund, L.P. by virtue of their status as partners of The Beacon Group, an affiliate of the general partner of The Beacon Group III--Focus Value Fund, L.P. Messrs. Wilkinson and Mendell disclaim beneficial ownership of the shares of common stock owned by The Beacon Group III--Focus Value Fund, L.P. The business address of Messrs. Wilkinson and Mendell is c/o The Beacon Group III--Focus Value Fund, L.P., 399 Park Avenue, New York, New York 10022.

    (7) Does not include 5,872,727 shares as to which Messrs. Wilkinson and Mendell may be deemed to have beneficial ownership by virtue of their indirect control of The Beacon Group III--Focus Value Fund, L.P. See "Management--Directors and Executive Officers."

    (8) As part of the underwriters' over-allotment option, each of the Beacon Group III--Focus Value Fund, L.P., California Public Employees' Retirement System, Capital d'Amerique CDPQ Inc., BT Capital Investors, L.P., Squam Lake Investors III, L.P., Sunapee Securities, Inc., Hamilton Lane Private Equity Partners, L.P., Hamilton Lane Private Equity Fund, PLC and non-executive directors Messrs. Cartledge, Kern and Van Deuren
       have agreed to sell up to an aggregate     shares of common stock on a
       pro rata basis to the underwriters for the purpose of covering over-allotments at the public offering price set forth on the cover page of this prospectus, less underwriting discounts and commissions. If the underwriters' over-allotment option is exercised in full, after the offering, The Beacon Group III--Focus Value Fund, L.P. will beneficially
       own     shares or     % of the common stock, California Public Employees'
       Retirement System will beneficially own     shares or     % of the common
       stock, Capital d'Amerique CDPQ Inc. will beneficially own     shares or
           % of the common stock, BT Capital Investors, L.P. will own     shares
       or     % of the common stock, Task Holdings Limited will beneficially own
           shares or     % of the common stock, Squam Lake Investors III, L.P.
       will beneficially own     shares or     % of the common stock, Sunapee
       Securities, Inc. will beneficially own     shares or     % of the common
       stock, Hamilton Lane Private Equity Partners, L.P. will beneficially own
           shares or     % of the common stock, Hamilton Lane Private Equity
       Fund, PLC will own      shares or     % of the common stock, Messr.
       Cartledge will own     shares or     % of the common stock, Messr. Kern
       will own      shares or     % of the common stock and Messr. Van Deuren
       will own     shares or     % of the common stock.

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

PRINCIPAL STOCKHOLDERS' AGREEMENT

    We are party to a stockholders' agreement with The Beacon Group III--Focus Value Fund, L.P., and certain other of our stockholders which was entered into for the purposes, among others, of establishing the composition of our board of directors and limiting the manner and terms by which the common stock owned by the stockholders may be transferred. The provisions of the stockholders' agreement, except for the registration rights described below, generally terminate upon the occurrence of a registered underwritten public offering of common stock having an aggregate offering price of at least $100 million. The following summary of the material terms of the stockholders' agreement is not intended to be exhaustive and is qualified in its entirety by reference to the provisions of the stockholders' agreement.

    ELECTION OF DIRECTORS. Until the occurrence of a public offering as described above or at the time Beacon ceases to hold 25% or more of the outstanding shares of common stock, each stockholder has agreed to vote all of its shares so that:

    - at least four members of the board are designated by Beacon;

    - our chief executive officer is a member of the board;

    - the removal from the board, with or without cause, of any Beacon-designated director is only at Beacon's written request; and

    - in the event that any Beacon-designated director for any reason ceases to serve as a member of the board during his or her term of office, the resulting vacancy is filled by an individual designated by Beacon.

    RESTRICTIONS ON TRANSFER OF SHARES. Each minority stockholder has agreed that it will not sell or transfer any interest in any of their shares except pursuant to a public sale or as otherwise permitted or required in accordance with the terms of the stockholders' agreement.

    FIRST OFFER RIGHT. If a minority stockholder desires to sell any of its shares other than to a permitted transferee or pursuant to a public sale, then we have the right to elect to purchase all, but not less than all, of the offered shares on substantially the same terms and conditions as the proposed sale. We may elect to assign our right to purchase the offered shares to the non-selling stockholders on a pro rata basis. In the event we make an assignment and any non-selling stockholder fails to elect to participate in the selling stockholder's sale of shares, the participating stockholders each have the right to purchase such non-participating stockholder's pro rata share of the unsubscribed portion of offered shares.

    If we or, in the event we make an assignment, the non-selling stockholders do not elect to purchase all of the offered shares, the selling stockholder is free to sell the offered shares to any person other than us at a price no less than and upon terms and conditions no more favorable than the price, terms and conditions set forth in the selling stockholder's notice to us and each other stockholder.

    TAG-ALONG RIGHTS. In the event of a sale of its shares by a minority stockholder to a third party purchaser, each non-selling minority stockholder has the right to participate in the proposed sale of shares in an amount up to such non-selling stockholder's pro rata share of shares, on the same terms and conditions as the proposed sale.

    If Beacon desires to sell any of its shares other than to a permitted transferee or pursuant to a public sale, each non-selling stockholder has the right to participate in the sale by Beacon of its shares, in a percentage of such non-selling stockholder's shares equal to the same percentage of Beacon's shares being sold by Beacon, at the same price, on the same terms and conditions as the proposed sale.

    To the extent any of the non-selling stockholders exercises its tag-along rights, the number of shares proposed to be sold by Beacon or the selling stockholder, as the case may be, will be correspondingly reduced. If any non-selling stockholder fails to elect to participate in Beacon's or the selling stockholder's sale, Beacon or the selling stockholder, as the case may be, will give notice of such failure to the remaining non-selling stockholders who did so elect. Each participating stockholder shall have the right to sell its pro rata share of the unsubscribed portion of shares proposed to be sold.

    LIMITATION ON CERTAIN ACTIONS BY GENERAC PORTABLE PRODUCTS, INC. Without the prior affirmative vote of the stockholders who hold at least a majority of the outstanding common stock, we have agreed not to:

    - adopt or effect any plan of sale, merger, consolidation, dissolution, reorganization or recapitalization;

    - offer for sale or sell all or substantially all of our assets;

    - amend or restate our certificate of incorporation or our bylaws other than in conformity with the stockholders' agreement;

    - redeem any shares of our capital stock other than pursuant to the stockholders' agreement or on a pro rata basis among all stockholders; or

    - change the type of business activities in which we are engaged.

    SALE OF GENERAC/COME-ALONG RIGHT. Each stockholder has agreed, if the board and the stockholders holding at least a majority of the outstanding shares approve a sale of us, to vote for such sale and to take all actions, at our expense, reasonably requested by us in order to consummate such sale.

    PARTICIPATION/PREEMPTIVE RIGHTS. We have agreed to grant to each stockholder the right to purchase all or any part of such stockholder's proportionate percentage of any future eligible offering.

    REGISTRATION RIGHTS. Beacon and certain other of our stockholders are entitled, under the stockholders' agreement, to certain rights with respect to the registration of their shares of common stock under the Securities Act of 1933 following an initial public offering of our common stock. These registration rights do not terminate upon the occurrence of a registered underwritten public offering of common stock having an aggregate offering price of at least $100 million. Please see "Description of Capital Stock--Registration Rights" for additional information.

EMPLOYEES STOCKHOLDERS' AGREEMENT

    Employees who own our stock are also subject to an employee stockholders' agreement. This agreement restricts their right to transfer their stock except with the written consent of Beacon or otherwise in compliance with the terms of the agreement. In addition, under certain conditions, this agreement will require them to sell a pro rata portion of their stock in a transaction in which Beacon is selling its stock. This agreement also provides the employees with tag-along rights if Beacon sells its stock and provides us the right to purchase stock held by terminated employees or employees that have filed for personal bankruptcy or have been declared insolvent.

AGREEMENTS WITH GENERAC CORPORATION

    We are currently party to several agreements with Generac Corporation which we entered into at the time we purchased the Portable Products Division of Generac Corporation. Robert D. Kern, one of our directors, is the Chairman and Chief Executive Officer of Generac Corporation. For more information regarding the these agreements, please read "Business--Agreements with Generac Corporation--Engine Supply and Non-Compete Agreements" in this prospectus.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

THE AMENDED CREDIT FACILITY

    Generac Portable Products, LLC, our operating company, has entered into a credit facility with a group of lenders and Bankers Trust Company, as administrative agent and arranger, providing for up to $115.0 million of loans.
On       , 1999 (the "Amendment Date"), the credit facility was amended to provide for up to $155.0 million of loans. After amendment, the credit facility consists of (1) a $45.0 million senior secured term loan facility (the "A Term Loan Facility"), (2) a $40.0 million senior secured term loan facility (the "B Term Loan Facility"), (3) a $30.0 million senior secured term loan facility (the "C Term Loan Facility" and together with the A Term Loan Facility and the B Term Loan Facility the "Term Loan Facilities"), and (4) a $40.0 million senior secured revolving credit facility. The revolving credit facility will have a letter of credit sublimit of $5.0 million.

    USE OF PROCEEDS; MATURITY. Proceeds of the A Term Loan Facility and the B Term Loan Facility were used to fund, in part, Generac Portable Products, LLC's acquisition of the Portable Products Division of Generac Corporation and pay the related fees and expenses. Proceeds of the C Term Loan Facility will be used to finance, in part, the repurchase of our 11 1/4% Senior Subordinated Notes, and to pay the fees and expenses owing in connection with such redemption. Proceeds of the revolving credit facility will be used for general corporate and working capital purposes. The $45.0 million term loan facility will mature on December 31, 2003. The $40.0 million term loan facility will mature on June 30, 2005. The $30.0 million term loan facility will mature on June 30, 2006. The $45.0 million term loan facility provides for amortization of $2.5 million in the first year, $6.25 million in the second year, $7.5 million in the third year, $10.0 million in the fourth year, $12.5 million in the fifth year and $6.25 million in the sixth year. The $40.0 million term loan facility provides for amortization of $2 million in the first five years and amortization of $19 million in each of the sixth and seventh years. The $30.0 million term loan facility provides for amortization of $1.8 million in the first six years following the Amendment Date and amortization of $28.2 million in the seventh year following the Amendment Date. The revolving credit facility will mature on December 31, 2003.

    PREPAYMENT; REDUCTION OF COMMITMENTS. Borrowings under the credit facility are required to be prepaid, subject to certain exceptions, from:

    - 100% of the net proceeds of asset sales by our operating company and its subsidiaries (subject to exceptions for reinvestment of certain asset sale proceeds and certain DE MINIMIS exceptions),

    - 100% of the net proceeds from certain issuances of debt obligations by us and our subsidiaries,

    - 100% of the first $50.0 million and 75% of the balance, if any, of net proceeds from issuances of equity by us and our subsidiaries,

    - certain percentages of annual excess cash flow, and

    - 100% of the net proceeds from certain insurance recovery events of us and our subsidiaries.

    Voluntary prepayments are generally permitted without premium or penalty. In the case of voluntary prepayment of eurodollar borrowings other than on the last day of the relevant interest period, however, the lenders' costs must be reimbursed. Voluntary prepayments under the term loan facilities will be allocated among those facilities on a pro rata basis. The amounts so allocated will be applied to reduce future scheduled amortization payments on a pro rata basis.

    INTEREST. The interest rates under the $45.0 million term loan facility and the revolving credit facility are based, at the option of our operating company, on either a eurodollar rate plus 2.25% per annum or a base rate plus 1.25% per annum. The interest rate under the $40.0 million term loan facility is based, at the option of our operating company, on a eurodollar rate plus 2.75% or a base rate plus 1.75%. The interest rate under the $30.0 million term loan facility is based, at the option of our operating company, on a eurodollar rate plus 2.50% or a base rate plus 1.50%. A commitment fee of 0.50% per annum will be charged on the unused portion of the credit facility. The interest rate margins and commitment fees will be reduced in the event of reductions in our consolidated debt to EBITDA ratio.

    COLLATERAL AND GUARANTEES. The credit facility is guaranteed by General Portable Products, GPPW, Inc., all of Generac Portable Products, LLC's existing and future domestic subsidiaries and, upon the occurrence of certain events, GPPD, Inc. Subject to certain exceptions, the credit facility is secured by a first priority lien on substantially all of the properties and assets of the company, our operating company, each direct or indirect subsidiary of our operating company, GPPW, Inc. and, upon the occurrence of certain events, GPPD, Inc. GPPW, Inc. and GPPD, Inc. are wholly owned subsidiaries of our company.

    COVENANTS. The credit facility contains covenants restricting the ability of our operating company and its subsidiaries to, among others:

    - incur additional debt,

    - engage in mergers, acquisitions and asset sales,

    - engage in sale-leaseback transactions,

    - declare dividends and make other restricted payments,

    - prepay, redeem or purchase debt or amend existing debt agreements,

    - engage in transactions with affiliates,

    - make investments,

    - incur liens, and

    - make capital expenditures.

    FINANCIAL COVENANTS. We are required to comply with financial covenants with respect to (a) a maximum leverage ratio, (b) a minimum interest coverage ratio and (c) a minimum EBITDA test (as defined in the credit facility agreement). The leverage ratio, which is the ratio of indebtedness to EBITDA on a consolidated basis, was required under the credit facility to be no more than
6.7 to 1 at March 31, 1999. At such date, our actual leverage ratio was 5.22 to
1. The interest coverage ratio, which is the ratio of EBITDA to interest expense on a consolidated basis, was required under the credit facility to be no less than 1.55 to 1 at March 31, 1999. At such date, our actual interest coverage ratio was 2.04 to 1. EBITDA, which was required under the credit facility to be at least $31.0 million at March 31, 1999, was actually $41.1 million at that date.

    EVENTS OF DEFAULT.  Events of default under the credit facility include:

    - our operating company's failure to pay principal when due or interest after a grace period,

    - material breach of any covenant, representation or warranty contained in the loan documents,

    - customary cross-default and cross-acceleration provisions,

    - certain events of bankruptcy, insolvency or dissolution of Generac Portable Products, Inc. or its subsidiaries,

    - certain judgments against Generac Portable Products, Inc. and its subsidiaries or their assets,

    - the actual or asserted invalidity of security documents or guarantees of Generac Portable Products, Inc., our operating company or its subsidiaries, and

    - a change in control of Generac Portable Products, Inc. or our operating company.

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
    The preceding discussion of the material provisions of the credit facility is not intended to be exhaustive and is qualified in its entirety by reference to the provisions of the credit facility.

THE 11 1/4% SENIOR SUBORDINATED NOTES

    On July 2, 1998, Generac Portable Products, LLC and GPPW, Inc. issued $110 million of their 11 1/4% Senior Subordinated Notes due 2006, which are guaranteed by Generac Portable Products, Inc. Interest on the notes is payable semi-annually on January 1 and July 1. We intend to make an offer to repurchase all of the outstanding notes with the net proceeds from this offering together with borrowings under the amended credit facility. In connection with the tender offer, we will seek to eliminate most of the covenants in the indenture relating to these notes.

    The indenture contains covenants that, among other things, limit our ability and the ability of our subsidiaries to incur indebtedness, pay dividends, prepay subordinated indebtedness, repurchase capital stock, engage in transactions with stockholders and affiliates, create liens, sell assets and engage in mergers and consolidations. If the tender offer is not completed we will remain subject to these covenants.

    The notes are redeemable, at our option, in whole or in part, at any time on or after July 1, 2002 and prior to maturity, upon not less than 30 nor more than 60 days' prior notice, at a redemption price of 107.625% of the principal amount of the notes at maturity, plus accrued and unpaid interest, declining to 100% of the principal amount of the notes, plus accrued and unpaid interest.

    In addition, at any time prior to July 1, 2001, we may redeem up to 35% of the principal amount of the notes with the proceeds of one or more public equity offerings, as a whole or in part, at a redemption price of 111.25% of the principal amount of the notes, plus accrued and unpaid interest.

                          DESCRIPTION OF CAPITAL STOCK

COMMON STOCK

    Our authorized capital stock consists of 30,000,000 shares of common stock, with a $0.01 par value per share. As of March 31, 1999, there were 10,625,000 shares of common stock outstanding, which were held by 18 stockholders of record. On May 20, 1999, our certificate of incorporation was amended to increase the authorized capital stock of Generac Portable Products to 30,000,000 shares of common stock and a 1,250 for 1 stock split occured which increased the number of shares of 8,500 shares of common stock issued and outstanding to 10,625,000 shares.

    The holders of common stock are generally entitled to one vote for each share held of record on all matters to be voted upon by the stockholders. There are no cumulative voting rights. The holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available for that purpose. In the event of a liquidation, dissolution or winding up of Generac Portable Products, Inc., the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock.

PREFERRED STOCK

    Our board of directors is authorized to issue 2,000,000 shares of preferred stock in one or more series and to fix the price, rights, preferences, privileges and restrictions of such preferred stock, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting a series or the designation of such series, without any further vote or action by our stockholders. The issuance of preferred stock could have the effect of delaying, deferring or making more difficult a change in control of Generac Portable Products and may adversely affect the market price of the common stock and the voting and other rights of the holders of common stock. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of common stock including the loss of voting control to others and it could decrease the amount of earnings and assets available for distribution to the holders of common stock. We have no current plans to issue any shares of preferred stock, and no such shares are currently outstanding.

REGISTRATION RIGHTS

    Beacon and certain other stockholders are entitled to certain rights with respect to the registration of their shares of common stock under the Securities Act of 1933 following this offering. These rights are provided under the terms of a stockholders' agreement between us and these holders of registrable securities. Beacon may require that we use our best efforts to register its registrable securities for public resale, provided that the anticipated offering price would exceed $25 million. We must bear all the registration expenses for two of the registrations that Beacon is entitled to. The other holders of registrable securities may require that we use our best efforts to register their registrable securities for public resale on Form S-3, provided that the expected offering price would exceed $10 million. We must bear all the registration expenses for all of the Form S-3 registrations that are not underwritten and for three of the Form S-3 registrations that are underwritten. If we register any of our common stock for our own account, the holders of registrable securities are entitled to include their shares of common stock in the registration, subject to the ability of the underwriters to limit the number of shares included in the offering, and we must bear all registration expenses.

ANTI-TAKEOVER EFFECTS OF CERTAIN PROVISIONS OF CERTIFICATE OF INCORPORATION,
  BYLAWS AND DELAWARE LAW

    THE DELAWARE BUSINESS COMBINATION ACT. We are a Delaware corporation and are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with a holder of 15% or more of the corporation's common stock for a period of three years following the date the person became a 15% stockholder, unless the business combination or the transaction in which the person became the 15% stockholder is approved in a prescribed manner. Generally, a business combination includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the 15% stockholder. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by the stockholders.

    CERTIFICATE OF INCORPORATION AND BYLAW PROVISIONS. Our certificate of incorporation authorizes our board of directors to establish one or more series of undesignated preferred stock, the terms of which can be determined by our board of directors at the time of issuance. Our certificate of incorporation also provides that all stockholder action must be effected at a duly called meeting of stockholders and not by a consent in writing. Furthermore, our certificate of incorporation provides that our board of directors may amend our bylaws without stockholder consent. Our certificate of incorporation also allows our board of directors to issue rights to stockholders with provisions that limit our ability to redeem such issued securities. In addition, our bylaws do not permit our stockholders to call a special meeting of stockholders; only our chairman, president or board of directors may do so. Our bylaws also require that stockholders give advance notice to our secretary of any nominations for director or other business to be brought by stockholders at any stockholders meeting. Finally, the bylaws and certificate of incorporation allow stockholders to remove directors only for cause and only at stockholders' meetings. These certificate of incorporation and bylaw provisions could discourage potential acquisition proposals and could delay or prevent a change in control of Generac Portable Products or our management.

TRANSFER AGENT AND REGISTRAR

    Our transfer agent and registrar is BankBoston, N.A.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Sales of substantial amounts of common stock in the public market after this offering, or the possibility of such sales occurring, could adversely affect the prevailing market price and our ability to raise capital in the future.

    Upon the completion of this offering, Generac Portable Products, Inc. will
have outstanding             shares of common stock. Of these shares, the
      shares of common stock sold in this offering will be freely tradeable without restriction. The remaining shares were issued and sold in private transactions and are eligible for public sale only if registered under the Securities Act of 1933 or sold in accordance with Rule 144 under the Securities Act of 1933.

    Generac Portable Products, Beacon, the selling stockholders and all of our executive officers and directors have entered into lock-up agreements. The lock-up agreements require that the locked-up person not dispose of any shares of common stock owned by them for a period of 180 days after the date of this prospectus without the prior written consent of the underwriters. After the expiration of the lock-up agreements, such persons will be entitled to dispose of the common stock that they hold subject to the provisions of applicable securities laws.

    Our executive officers and directors are generally permitted to sell common stock in accordance with Rule 144. In general, under Rule 144, a person who has beneficially owned shares for at least one year is entitled to sell in broker transactions or to market makers, within any three-month period, a certain number of shares. This number may not exceed the greater of:

    - one percent of the then outstanding shares of common stock, or

    - the average weekly trading volume of the common stock during the four calendar weeks preceding the required filing of the Form 144 with respect to such sale.

    Under Rule 144, however, a person who is not deemed to have been our affiliate at any time during the 90 days preceding a sale, and who has held the shares proposed to be sold for a minimum of two years is free to sell such shares without having to comply with the volume, manner-of-sale, volume limitation or notice provisions under Rule 144.

    Shortly after the completion of this offering, we intend to file a registration statement under the federal securities laws to permit the 2,023,810 shares reserved for issuance under our stock option plan to be sold in the public market.

                                  UNDERWRITERS

    Under the terms and subject to the conditions contained in the underwriting agreement dated the date of this prospectus, the underwriters named below, for whom Morgan Stanley & Co. Incorporated, BT Alex. Brown Incorporated and Salomon Smith Barney Inc. are acting as representatives, have severally agreed to
purchase, and we have severally agreed to sell to them       shares of common
stock. The number of shares of common stock that each underwriter has agreed to purchase is set forth opposite its name below:

NAME                                                                         NUMBER OF SHARES
---------------------------------------------------------------------------  -----------------
Morgan Stanley & Co. Incorporated..........................................
BT Alex. Brown Incorporated................................................
Salomon Smith Barney Inc...................................................
                                                                             -----------------
Total......................................................................
                                                                             -----------------
                                                                             -----------------

    The underwriters are offering the shares subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of our common stock offered hereby are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to purchase all of the shares of our common stock, except those covered by the underwriters' over-allotment option described below, if any are purchased.

    The underwriters initially propose to offer part of the shares directly to the public at the public offering price set forth on the cover page of this prospectus. The underwriters may also offer the shares to securities dealers at
a price that represents a concession not in excess of $    a share under the
public offering price. Any underwriter may allow and dealers may reallow, a
concession not in excess of $    a share to other underwriters or to securities
dealers. After the initial offering of the shares, the offering price and other selling terms may from time to time be changed by the representatives.

    The selling stockholders have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to an
aggregate of          additional shares at the public offering price set forth
on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares offered pursuant to this prospectus. To the extent this option is exercised, each underwriter will become obligated, subject to specified conditions, to purchase about the same percentage of additional shares as the number set forth next to the underwriter's name in the preceding table bears to the total number of shares set forth next to the names of all underwriters in the preceding table. If the underwriters' option is exercised in full, the total
price to public for this offering would be $    , the total underwriters'
discounts and commissions would be $    and total proceeds to          would be
$    .

    The underwriters have informed us that each principal underwriter in this offering may, subject to the approval of Morgan Stanley & Co. Incorporated, sell to discretionary accounts over which the principal underwriter exercises discretionary authority. The underwriters have further informed us that they estimate that these sales will not exceed in the aggregate five percent of the total number of shares offered by them.

    We have applied for listing of our common stock on the NYSE under the symbol "GPP", subject to official notice of issuance. The underwriters intend to sell shares of the common stock to a minimum of 2,000 beneficial owners in lots of 100 or more so as to meet the distribution requirements of such listing.

    At our request, the underwriters will reserve up to       shares to be sold
in the offering and offered hereby for sale, at the initial public offering price, to directors, officers and employees and others, generally in the United States. This directed share program will be administered
by          . The number of shares available for sale to the general public will be reduced to the extent these individuals purchase the reserved shares. Any reserved shares which are not so purchased will be offered by the underwriters to the general public on the same basis as the other shares offered in this prospectus.

    Generac Portable Products, Inc., Beacon, the selling stockholders and all of our directors and executive officers have agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the underwriters, we will not, during the period ending 180 days after the date of this prospectus:

    - offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable for common stock, or

    - enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock,

whether any transaction described above is to be settled by delivery of shares of common stock or other securities, in cash or otherwise.

    The restrictions described in the previous paragraph do not apply to:

    - the sale of the shares to the underwriters,

    - the issuance by us of shares of common stock upon the exercise of an option or warrant or the conversion of a security outstanding on the date of this prospectus of which the underwriters have been advised in writing,

    - the granting of stock options and/or restricted stock units pursuant to our existing employee benefit plans, PROVIDED that such options do not become exercisable and such units do not vest during such 180-day period,

    - transactions by any person other than Generac Portable Products, Inc. and its subsidiaries relating to shares of common stock or other securities acquired in open market or other transactions after the completion of the offering.

    In order to facilitate the offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the shares of common stock. Specifically, the underwriters may agree to sell (or
allot) more shares than the       shares of our common stock we have agreed to
sell to them. This over-allotment would create a short position in our common stock for the underwriters' account. To cover any over-allotments or to stabilize the price of the common stock, the underwriters may bid for, and purchase, shares of common stock in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or dealer for distributing the common stock in the offering, if the syndicate repurchases previously distributed shares of common stock in transactions to cover syndicate short positions, in stabilization transactions or otherwise. The underwriters have reserved the right to reclaim selling concessions in order to encourage underwriters and dealers to distribute the common stock for investment, rather than for short-term profit taking. Increasing the proportion of the offering held for investment may reduce the supply of common stock available for short-term trading. Any of these activities may stabilize or maintain the market price of the common stock above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities, and may end any of these activities at any time.

    From time to time, certain of the underwriters have provided, and may continue to provide, financial advisory and commercial banking services to Generac Portable Products, Inc. and Beacon.

    In this regard, BT Alex. Brown acted as placement agent in connection with our issuance of the 11 1/4% Senior Subordinated Notes and will act as our financial advisor in connection with our tender offer for these notes. In addition, BT Capital Investors, L.P., an affiliate of BT Alex. Brown, currently owns approximately 482,945 shares or 4.5% of our common stock and, if the underwriters' over-allotment option is exercised in full, will sell shares of common stock in this offering. See "Principal and Selling Stockholders." In addition, Bankers Trust Company, an affiliate of BT Alex. Brown, is a lender under our credit facility and may receive more than 10% of the net proceeds of this offering if amounts are repaid under our credit facility. See "Use of Proceeds." Under the provisions of Rule 2710 of the Conduct Rules of the National Association of Securities Dealers, when an NASD member participates in a public offering of a company's securities where more than 10% of the net offering proceeds are intended to be paid to such member or associated or affiliated persons of such member, the public offering price of the securities can be no higher than that recommended by the "qualified independent underwriter," as that term is defined in Rule 2720 of the Conduct Rules. In accordance with these requirements, Morgan Stanley & Co. Incorporated has agreed to serve as a "qualified independent underwriter" and has conducted due diligence and will recommend a maximum price for the shares of common stock.

    Generac Portable Products, Inc., the selling stockholders and the underwriters have agreed to indemnify each other against a variety of liabilities, including liabilities under the Securities Act of 1933.

PRICING OF THE OFFERING

    Prior to this offering, there has been no public market for the common stock. The initial public offering price will be determined by negotiations among Generac Portable Products, Inc., the selling stockholders and the representatives. Among the factors to be considered in determining the initial public offering price will be our record of operations, our current financial position and future prospects, sales, earnings and certain of our other financial and operating information in recent periods, and the price-earnings ratios, price-sales ratios, market prices of securities and certain financial and operating information of companies engaged in activities similar to ours. The estimated initial public offering price range set forth on the cover page of this prospectus is subject to change as a result of market conditions and other factors.

                                    EXPERTS

    The financial statements of Generac Portable Products, Inc. as of July 9, 1998 and December 31, 1998 and for the period July 10, 1998 through December 31, 1998 included in this Prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

    The financial statements of the Portable Products Division, a Business Unit of Generac Corporation, as of and for each of the two years in the period ended December 31, 1997, the three months ended March 31, 1998 and for the period January 1, 1998 through July 9, 1998 included in this Prospectus and the related financial statement schedule included elsewhere in the Registration Statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein and elsewhere in the registration statement and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                                 LEGAL MATTERS

    The validity of the common stock offered hereby will be passed upon for Generac Portable Products, Inc. by King & Spalding, New York, New York. Certain legal matters in connection with this offering will be passed upon for the underwriters by Davis Polk & Wardwell, New York, New York.

                      WHERE YOU CAN FIND MORE INFORMATION

    We have filed a registration statement on Form S-4 with the SEC with respect to the 11 1/4% Senior Subordinated Notes due 2006. As a result of the filing of that registration statement with the SEC, we will be required to file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC, including that registration statement, at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549 or the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005. Please call the SEC at 1-800-SEC-0330 for further information on the SEC's public reference room. You may also request copies of such documents, upon payment of a duplicating fee, by writing to the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 or obtain copies of such documents over the Internet at the SEC's website at http://www.sec.gov.

    We intend to furnish our stockholders with annual reports containing audited financial statements and quarterly reports containing unaudited interim financial information for the first three quarters of each fiscal year.

    This prospectus is part of a registration statement on Form S-1 that we filed with the SEC. As allowed by SEC rules, this prospectus does not contain all of the information included in that registration statement. Our descriptions in this prospectus concerning the contents of any contract, agreement or document are not necessarily complete. For those contracts, agreements or documents that we filed as exhibits to that registration statement, you should read the exhibit for a more complete understanding of the document or subject matter involved.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                               PAGE
                                                                                                             ---------
CONSOLIDATED FINANCIAL STATEMENTS OF GENERAC PORTABLE PRODUCTS, INC.

Unaudited Interim Financial Statements:

  Consolidated Balance Sheet as of March 31, 1999..........................................................        F-2

  Consolidated Statement of Income for the Three Months Ended March 31, 1999...............................        F-3

  Consolidated Statement of Cash Flows for the Three Months Ended March 31, 1999...........................        F-4

  Notes to Unaudited Consolidated Financial Statements.....................................................        F-5

Audited Financial Statements:

  Report of Independent Accountants........................................................................        F-8

  Consolidated Balance Sheets as of December 31, 1998 and July 9, 1998.....................................        F-9

  Consolidated Statement of Income for the period July 10, 1998 through December 31, 1998..................       F-10

  Consolidated Statement of Changes in Stockholders' Equity for the period July 10, 1998 through December
    31, 1998...............................................................................................       F-11

  Consolidated Statement of Cash Flows for the period July 10, 1998 through December 31, 1998..............       F-12

  Notes to Consolidated Financial Statements...............................................................       F-13

FINANCIAL STATEMENTS OF PORTABLE PRODUCTS DIVISION, A BUSINESS UNIT OF GENERAC CORPORATION

Report of Independent Auditors.............................................................................       F-26

Balance Sheets as of July 9, 1998, March 31, 1998 and December 31, 1997 and 1996...........................       F-27

Statements of Income for the Six Months and Nine Days Ended July 9, 1998, the Three Months Ended March 31,
  1998 and the Years Ended December 31, 1997 and 1996......................................................       F-28

Statements of Cash Flows for the Six Months and Nine Days Ended July 9, 1998, the Three Months Ended March
  31, 1998 and the Years Ended December 31, 1997 and 1996..................................................       F-29

Notes to Financial Statements..............................................................................       F-30

                        GENERAC PORTABLE PRODUCTS, INC.

                           CONSOLIDATED BALANCE SHEET

                               (AMOUNTS IN 000'S)

                                                                                                        MARCH 31,
                                                                                                          1999
                                                                                                       -----------
                                                                                                       (UNAUDITED)
                                                      ASSETS
Current Assets:
  Cash and cash equivalents..........................................................................   $   1,407
  Accounts receivable (less allowance of $263).......................................................      70,899
  Inventories........................................................................................      58,955
  Deferred income taxes..............................................................................         139
  Prepaid expenses and other current assets..........................................................       1,004
                                                                                                       -----------
      Total current assets...........................................................................     132,404

Property, plant and equipment, net...................................................................      20,659
Intangible assets, net...............................................................................     210,065
Deferred financing costs.............................................................................       6,808
Other................................................................................................         262
                                                                                                       -----------
      Total assets...................................................................................   $ 370,198
                                                                                                       -----------
                                                                                                       -----------

                                       LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Current portion of long-term debt..................................................................   $   8,381
  Trade accounts payable.............................................................................      32,199
  Accrued employee compensation, benefits and payroll withholdings...................................       1,666
  Other accrued liabilities..........................................................................      13,156
                                                                                                       -----------
      Total current liabilities......................................................................      55,402

Long-term debt obligations...........................................................................     206,334
Other long-term obligations..........................................................................       1,011
Deferred income taxes................................................................................       2,261

Commitments and contingencies (Note 4)

Stockholders' Equity:
  Common stock, $.01 par value, 30,000 shares authorized; 10,625 shares issued and outstanding.......         106
  Additional paid-in capital.........................................................................     109,894
  Retained earnings..................................................................................       7,027
  Accumulated other comprehensive loss...............................................................        (179)
  Excess of purchase price over book value of net assets acquired from entities partially under
    common control...................................................................................     (11,658)
                                                                                                       -----------
      Total stockholders' equity.....................................................................     105,190
                                                                                                       -----------
      Total liabilities and stockholders' equity.....................................................   $ 370,198
                                                                                                       -----------
                                                                                                       -----------

    The accompanying notes are an integral part of the financial statements.

                        GENERAC PORTABLE PRODUCTS, INC.

                        CONSOLIDATED STATEMENT OF INCOME

                  (AMOUNTS IN 000'S EXCEPT PER SHARE AMOUNTS)

                                                                                FOR THE THREE
                                                                                 MONTHS ENDED
                                                                                MARCH 31, 1999
                                                                                --------------
                                                                                 (UNAUDITED)

Net sales.....................................................................    $   92,887

Cost of sales.................................................................        68,730
                                                                                     -------

      Gross profit............................................................        24,157

Operating expenses:

  Selling and service.........................................................        11,152

  General and administrative..................................................         2,001

  Intangible asset amortization...............................................         1,341
                                                                                     -------

      Income from operations..................................................         9,663

Other expense:

  Interest expense............................................................         5,096

  Deferred financing cost amortization........................................           213

  Other expense, net..........................................................             5
                                                                                     -------

      Income before income taxes..............................................         4,349

Provision for income taxes....................................................         1,524
                                                                                     -------

      Net income..............................................................    $    2,825
                                                                                     -------
                                                                                     -------

Earnings per share:

  Basic.......................................................................    $     0.27
                                                                                     -------
                                                                                     -------

  Diluted.....................................................................    $     0.26
                                                                                     -------
                                                                                     -------

Weighted average shares outstanding:

  Basic.......................................................................        10,625
                                                                                     -------
                                                                                     -------

  Diluted.....................................................................        10,860
                                                                                     -------
                                                                                     -------

    The accompanying notes are an integral part of the financial statements.

                        GENERAC PORTABLE PRODUCTS, INC.

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                               (AMOUNTS IN 000'S)

                                                                                                    FOR THE THREE
                                                                                                     MONTHS ENDED
                                                                                                    MARCH 31, 1999
                                                                                                    --------------
                                                                                                     (UNAUDITED)
Operating activities:
  Net income......................................................................................    $    2,825
  Adjustments to reconcile net income to cash used for operating activities:
    Depreciation..................................................................................           584
    Amortization..................................................................................         1,554
    Deferred income taxes.........................................................................           756
    Increase (decrease) in cash due to changes in:
      Accounts receivable.........................................................................       (26,534)
      Inventories.................................................................................       (12,933)
      Other assets................................................................................          (138)
      Trade accounts payable......................................................................        19,550
      Accrued liabilities.........................................................................          (753)
                                                                                                    --------------
      Net cash used for operating activities......................................................       (15,089)
                                                                                                    --------------
Investing activities:
  Capital expenditures............................................................................        (1,885)
                                                                                                    --------------
      Net cash used for investing activities......................................................        (1,885)
                                                                                                    --------------
Financing activities:
  Net borrowings under revolving loan facility....................................................        18,400
  Payments on other long-term debt obligations....................................................        (1,468)
  Payment of deferred financing costs.............................................................           (35)
                                                                                                    --------------
      Net cash provided by financing activities...................................................        16,897
                                                                                                    --------------
Effect of exchange rate changes on cash...........................................................           (44)
                                                                                                    --------------
Net decrease in cash and cash equivalents.........................................................          (121)
Cash and cash equivalents:
  Beginning of period.............................................................................         1,528
                                                                                                    --------------
  End of period...................................................................................    $    1,407
                                                                                                    --------------
                                                                                                    --------------
Supplemental cash flow information:
  Cash paid for interest..........................................................................    $    7,874
                                                                                                    --------------
                                                                                                    --------------
  Cash paid for taxes.............................................................................    $      790
                                                                                                    --------------
                                                                                                    --------------

    The accompanying notes are an integral part of the financial statements.

                        GENERAC PORTABLE PRODUCTS, INC.

              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

                                 MARCH 31, 1999

                 (DOLLAR AMOUNTS IN THOUSANDS UNLESS INDICATED)

1. BASIS OF PRESENTATION

    Generac Portable Products, Inc. ("Generac Portable Products" or the "Company"), with domestic operations located in Jefferson, Wisconsin and branch operations in the United Kingdom and Germany, is a leader in the design, manufacture and sale of portable generators and pressure washers for use in both industrial and residential applications. Generac Portable Products sells primarily to large home center retailers throughout the United States, Canada and Europe.

    These financial statements have been prepared by Generac Portable Products pursuant to the rules and regulations of the Securities and Exchange Commission (the "SEC") and, in the opinion of Generac Portable Products, include all adjustments (all of which are normal and recurring in nature) necessary to present fairly the financial position, results of operations and cash flows of Generac Portable Products for the interim period presented. These financial statements include the accounts of Generac Portable Products' wholly-owned subsidiaries, and all significant intercompany transactions have been eliminated. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed and omitted pursuant to such rules and regulations. These unaudited consolidated financial statements should be read in conjunction with Generac Portable Products' financial statements for the period July 10, 1998 through December 31, 1998, and Generac Portable Products' unaudited pro forma consolidated financial information included elsewhere in this prospectus.

    The following is a reconciliation of the average shares outstanding, adjusted to reflect the company's May 20, 1999 stock split (see Note 7), used to compute basic and diluted earnings per share:

                                                                                       (IN
                                                                                   THOUSANDS)
                                                                                  -------------
Basic EPS.......................................................................       10,625
Dilutive effect of stock options................................................          235
                                                                                       ------
Diluted EPS.....................................................................       10,860
                                                                                       ------
                                                                                       ------

2. INVENTORIES

    Inventories at March 31, 1999 consist of the following:

Raw materials and sub-assemblies...................................  $  35,142
Finished goods.....................................................     23,813
                                                                     ---------
                                                                     $  58,955
                                                                     ---------
                                                                     ---------

3. INCOME TAXES

    Generac Portable Products recorded an income tax provision by estimating the annual effective income tax rate and applied that rate to pretax income. The effective income tax rate for Generac Portable Products varies from the Federal statutory tax rate due to state income taxes and other non-deductible expenses.

                        GENERAC PORTABLE PRODUCTS, INC.

                                 MARCH 31, 1999

                 (DOLLAR AMOUNTS IN THOUSANDS UNLESS INDICATED)

4. COMMITMENTS, CONTINGENCIES AND RELATED PARTY TRANSACTIONS

    In the normal course of business Generac Portable Products is involved in certain legal actions and claims. It is the opinion of management that such litigation and claims will be resolved without material adverse effect on Generac Portable Products' financial position, results of operations or cash flows.

    In connection with the purchase by Generac Portable Products, LLC of substantially all of the assets of the Portable Products Division (the "Predecessor") of Generac Corporation on July 9, 1998 (the "Acquisition"), Generac Portable Products entered into an OEM engine supply agreement with Generac Corporation, to supply it with the engine used in certain of Generac Portable Products' pressure washers and consumer portable generators. The engine supply agreement allows for Generac Portable Products to make minimum purchases of engines from Generac Corporation in each of the next nine years and gives Generac Portable Products the right to increase the amount purchased based upon forecasted requirements. This agreement is an exclusive arrangement related to such products subject to the minimum purchase requirements. As Generac Portable Products maintains relationships with other major engine suppliers, management believes that the minimum purchase quantities and unit prices under this agreement will not have an adverse effect on Generac Portable Products. Management also considers the provisions of the engine supply agreement to reflect arms-length terms. For the period ended March 31, 1999, Generac Portable Products purchased products approximating $11.5 million under this agreement. In addition, Generac Portable Products also purchased other components from Generac Corporation approximating $5.6 million for the period ended March 31, 1999. Included in accounts payable are amounts due to Generac Corporation of approximately $6.8 million at March 31, 1999.

    In connection with the issuance by Generac Portable Products, LLC and GPPW, Inc. ("GPPW") of $110 million of 11.25% Senior Subordinated Notes due June 30, 2006 (the "Notes"), Generac Portable Products entered into a registration rights agreement pursuant to which Generac Portable Products agreed that it would use its best efforts to file a registration statement with the SEC for the purpose of exchanging the existing notes for new notes registered under the Securities Act. Under the registration rights agreement, Generac Portable Products is subject to liquidated damages in the form of additional interest at the rate of 0.50% per annum if certain deadlines are not met in connection with this filing. The anticipated impact of the additional interest is not expected to be material.

5. COMPREHENSIVE INCOME

    Total comprehensive income totaled $1,923 for the three months ended March 31, 1999. Total comprehensive income is comprised of net income of $2,825 and accumulated other comprehensive loss of $902. The accumulated other comprehensive loss is comprised entirely of foreign currency translation adjustments.

6. SEPARATE FINANCIAL INFORMATION OF CO-ISSUERS AND GUARANTOR OF THE NOTES

    In connection with the Acquisition, Generac Portable Products, LLC and GPPW co-issued the Notes. While Generac Portable Products, LLC and GPPW are jointly and severally liable for the obligations under the Notes, GPPW does not conduct any operations, or have any assets of any kind other than its investment in Generac Portable Products, LLC. The following unaudited condensed supplemental consolidating financial information as of March 31, 1999 and for the three months ended March 31, 1999,

                        GENERAC PORTABLE PRODUCTS, INC.

                                 MARCH 31, 1999

                 (DOLLAR AMOUNTS IN THOUSANDS UNLESS INDICATED)

6. SEPARATE FINANCIAL INFORMATION OF CO-ISSUERS AND GUARANTOR OF THE NOTES (CONTINUED) reflects the investments of Generac Portable Products, GPPW and GPPD, Inc. ("GPPD") in Generac Portable Products, LLC using the equity method. Generac Portable Products, GPPW and GPPD are dependent upon Generac Portable Products, LLC for cash flows to fund their income tax liabilities arising from their respective investments. GPPW and GPPD are wholly-owned subsidiaries of Generac Portable Products, and GPPW and GPPD hold a 5% and 95% ownership interest in Generac Portable Products, LLC, respectively.

                             GENERAC PORTABLE                         GENERAC PORTABLE
                              PRODUCTS, INC.     GPPW        GPPD      PRODUCTS, LLC    ELIMINATIONS  CONSOLIDATED
                             ----------------  ---------  ----------  ----------------  ------------  ------------
Current assets.............    $         --    $       7  $      132    $    132,265     $             $  132,404
Investment in affiliates...         116,058        5,988     113,774              --       (235,820)           --
Noncurrent assets..........              --           --          --         237,794             --       237,794
                                   --------    ---------  ----------        --------    ------------  ------------
      Total assets.........    $    116,058    $   5,995  $  113,906    $    370,059     $ (235,820)   $  370,198
                                   --------    ---------  ----------        --------    ------------  ------------
                                   --------    ---------  ----------        --------    ------------  ------------
Current liabilities........              --    $      40  $      752    $     54,610     $       --    $   55,402
Long-term debt.............              --           --          --         206,334             --       206,334
Other long-term
  obligations..............              --          113       2,148           1,011             --         3,272
Stockholders' equity.......         116,058        5,842     111,006         108,104       (235,820)      105,190
                                   --------    ---------  ----------        --------    ------------  ------------
                               $    116,058    $   5,995  $  113,906    $    370,059     $ (235,820)   $  370,198
                                   --------    ---------  ----------        --------    ------------  ------------
                                   --------    ---------  ----------        --------    ------------  ------------

                             GENERAC PORTABLE                         GENERAC PORTABLE
                              PRODUCTS, INC.     GPPW        GPPD      PRODUCTS, LLC    ELIMINATIONS  CONSOLIDATED
                             ----------------  ---------  ----------  ----------------  ------------  ------------
Net sales..................    $         --    $      --  $       --    $     92,887     $       --    $   92,887
Gross profit...............              --           --          --          24,157             --        24,157
Operating expenses.........              --           --          --          14,494             --        14,494
                                   --------    ---------  ----------        --------    ------------  ------------
Operating income...........              --           --          --           9,663             --         9,663
Interest expense...........              --           --          --           5,096             --         5,096
Other expense, net.........              --           --          --             218             --           218
Equity in earnings of
  affiliates...............           2,825          217       4,132              --         (7,174)           --
                                   --------    ---------  ----------        --------    ------------  ------------
Income before income
  taxes....................           2,825          217       4,132           4,349         (7,174)        4,349
Provision for income
  taxes....................              --           76       1,448              --             --         1,524
                                   --------    ---------  ----------        --------    ------------  ------------
Net income.................    $      2,825    $     141  $    2,684    $      4,349     $   (7,174)   $    2,825
                                   --------    ---------  ----------        --------    ------------  ------------
                                   --------    ---------  ----------        --------    ------------  ------------

7. STOCK SPLIT

    On May 20, 1999, the company effected a 1,250 for one common stock split. All share and per share information in these consolidated financial statements have been retroactively adjusted to reflect this stock split.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Generac Portable Products, Inc.

    In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, of changes in stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Generac Portable Products, Inc. and its subsidiaries at December 31, 1998 and July 9, 1998, and the results of their operations and their cash flows for the period July 10, 1998 through December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of Generac Portable Products' management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

PRICEWATERHOUSECOOPERS LLP
Milwaukee, Wisconsin
February 22, 1999, except as to the EARNINGS PER SHARE section of Note 2, and Note 10, which are as of May 20, 1999

                        GENERAC PORTABLE PRODUCTS, INC.

                          CONSOLIDATED BALANCE SHEETS

                               (AMOUNTS IN 000'S)

                                                                                         DECEMBER 31,   JULY 9,
                                                                                             1998         1998
                                                                                         ------------  ----------
                                        ASSETS
Current Assets:
  Cash and cash equivalents............................................................   $    1,528   $      599
  Accounts receivable (less allowances of $242 and $225, respectively).................       44,695       51,028
  Inventories..........................................................................       46,651       42,663
  Deferred income taxes................................................................          139           --
  Prepaid expenses and other current assets............................................          898          429
                                                                                         ------------  ----------
      Total current assets.............................................................       93,911       94,719
Property, plant and equipment, net.....................................................       19,437       16,633
Intangible assets, net.................................................................      211,407      213,938
Deferred financing costs...............................................................        6,985        7,309
Other..................................................................................          262           --
                                                                                         ------------  ----------
      Total assets.....................................................................   $  332,002   $  332,599
                                                                                         ------------  ----------
                                                                                         ------------  ----------

                         LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Current portion of long-term debt....................................................   $    7,922   $    3,372
  Trade accounts payable...............................................................       12,839       14,904
  Accrued employee compensation, benefits and payroll withholdings.....................        1,185        1,063
  Other accrued liabilities............................................................       14,424        8,070
                                                                                         ------------  ----------
      Total current liabilities........................................................       36,370       27,409

Long-term debt obligations.............................................................      189,861      205,853
Other long-term obligations............................................................          999          995
Deferred income taxes..................................................................        1,505           --

Commitments and contingencies (Note 13)

Stockholders' Equity:
  Common stock, $.01 par value, 30,000 shares authorized; 10,625 shares issued and
    outstanding........................................................................          106          106
  Additional paid-in capital...........................................................      109,894      109,894
  Retained earnings....................................................................        4,202           --
  Accumulated other comprehensive income...............................................          723           --
  Excess of purchase price over book value of net assets acquired from entities
    partially under common control.....................................................      (11,658)     (11,658)
                                                                                         ------------  ----------
      Total stockholders' equity.......................................................      103,267       98,342
                                                                                         ------------  ----------
      Total liabilities and stockholders' equity.......................................   $  332,002   $  332,599
                                                                                         ------------  ----------
                                                                                         ------------  ----------

   The accompanying notes are an integral part of these financial statements.

                        GENERAC PORTABLE PRODUCTS, INC.

                        CONSOLIDATED STATEMENT OF INCOME

                  (AMOUNTS IN 000'S EXCEPT PER SHARE AMOUNTS)

                                                                                                  FOR THE PERIOD
                                                                                                   JULY 10, 1998
                                                                                                      THROUGH
                                                                                                 DECEMBER 31, 1998
                                                                                                 -----------------

Net sales......................................................................................     $   136,862

Cost of sales..................................................................................          98,245
                                                                                                       --------

      Gross profit.............................................................................          38,617

Operating expenses:

  Selling and service..........................................................................          16,935

  General and administrative...................................................................           2,865

  Intangible asset amortization................................................................           2,531
                                                                                                       --------

      Income from operations...................................................................          16,286

Other expense (income):

  Interest expense.............................................................................           9,674

  Deferred financing cost amortization.........................................................             401

  Other income, net............................................................................            (171)
                                                                                                       --------

      Income before income taxes...............................................................           6,382

Provision for income taxes.....................................................................           2,180
                                                                                                       --------

      Net income...............................................................................     $     4,202
                                                                                                       --------
                                                                                                       --------

Earnings per share:

  Basic........................................................................................     $      0.40
                                                                                                       --------
                                                                                                       --------

  Diluted......................................................................................     $      0.39
                                                                                                       --------
                                                                                                       --------

Weighted average shares outstanding:

  Basic........................................................................................     $    10,625
                                                                                                       --------
                                                                                                       --------

  Diluted......................................................................................     $    10,725
                                                                                                       --------
                                                                                                       --------

   The accompanying notes are an integral part of these financial statements.

                        GENERAC PORTABLE PRODUCTS, INC.

           CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

             FOR THE PERIOD JULY 10, 1998 THROUGH DECEMBER 31, 1998

                               (AMOUNTS IN 000'S)

                                                                                             ACCUMULATED
                                               COMMON STOCK      ADDITIONAL                     OTHER
                                           --------------------   PAID-IN     RETAINED      COMPREHENSIVE
                                            SHARES     AMOUNT     CAPITAL     EARNINGS         INCOME        OTHER (A)     TOTAL
                                           ---------  ---------  ----------  -----------  -----------------  ----------  ----------

Balance at July 9, 1998..................     10,625  $     106  $  109,894   $      --       $      --      $  (11,658) $   98,342

Comprehensive income:

  Net income.............................         --         --          --       4,202              --              --       4,202

Translation adjustments..................         --         --          --          --             723              --         723
                                           ---------  ---------  ----------  -----------          -----      ----------  ----------

Total comprehensive income...............         --         --          --       4,202             723              --       4,925
                                           ---------  ---------  ----------  -----------          -----      ----------  ----------

Balance at December 31, 1998.............     10,625  $     106  $  109,894   $   4,202       $     723      $  (11,658) $  103,267
                                           ---------  ---------  ----------  -----------          -----      ----------  ----------
                                           ---------  ---------  ----------  -----------          -----      ----------  ----------

------------------------

(A) Amount represents the excess of the purchase price paid in connection with the Acquisition over the book value of net assets acquired not recognized as a result of certain continuing shareholder interests.

   The accompanying notes are an integral part of these financial statements.

                        GENERAC PORTABLE PRODUCTS, INC.

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                               (AMOUNTS IN 000'S)

                                                                                                  FOR THE PERIOD
                                                                                                   JULY 10, 1998
                                                                                                      THROUGH
                                                                                                 DECEMBER 31, 1998
                                                                                                 -----------------
Operating activities:
  Net income...................................................................................      $   4,202
  Adjustments to reconcile net income to cash provided by operating activities:
    Depreciation...............................................................................          1,022
    Amortization...............................................................................          2,932
    Deferred income taxes......................................................................          1,366
    Increase (decrease) in cash due to changes in:
      Accounts receivable......................................................................          6,696
      Inventories..............................................................................         (3,627)
      Other assets.............................................................................           (726)
      Trade accounts payable...................................................................         (2,106)
      Accrued liabilities......................................................................          6,454
                                                                                                       -------
        Net cash provided by operating activities..............................................         16,213
                                                                                                       -------

Investing activities:
  Capital expenditures.........................................................................         (3,814)
  Proceeds from sale of property, plant and equipment..........................................             34
                                                                                                       -------
        Net cash used for investing activities.................................................         (3,780)
                                                                                                       -------

Financing activities:
  Net payments under revolving loan facility...................................................        (11,008)
  Payments on other long-term debt obligations.................................................           (434)
  Payment of deferred financing costs..........................................................            (77)
                                                                                                       -------
        Net cash used for financing activities.................................................        (11,519)
                                                                                                       -------

Effect of exchange rate changes on cash........................................................             15
                                                                                                       -------

Net increase in cash and cash equivalents......................................................            929

Cash and cash equivalents:
  Beginning of period..........................................................................            599
                                                                                                       -------
  End of period................................................................................      $   1,528
                                                                                                       -------
                                                                                                       -------

Supplemental cash flow information:
  Cash paid for interest.......................................................................      $   2,260
                                                                                                       -------
                                                                                                       -------

   The accompanying notes are an integral part of these financial statements.

                        GENERAC PORTABLE PRODUCTS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                 (DOLLAR AMOUNTS IN THOUSANDS UNLESS INDICATED)

1. FORMATION OF GENERAC PORTABLE PRODUCTS AND NATURE OF BUSINESS

    Generac Portable Products, Inc. ("Generac Portable Products" or the "company"), a Delaware corporation, was formed on April 29, 1998 by an investor group organized by The Beacon Group III-- Focus Value Fund L.P. for the purpose of acquiring, through its indirect wholly-owned limited liability company, Generac Portable Products, LLC, net assets of the Portable Products Division of Generac Corporation. The primary business activity of Generac Portable Products consists of its indirect ownership of 100% of the limited liability company interests in Generac Portable Products, LLC, a Delaware limited liability company (the "Operating Company"), through two wholly-owned subsidiaries: GPPW, Inc. a Wisconsin corporation ("GPPW"), and GPPD, Inc. a Delaware corporation ("GPPD"). GPPW and GPPD hold, respectively, 5% and 95% limited liability company interests in Generac Portable Products, LLC. Generac Portable Products had no operations during the period April 29, 1998 through July 8, 1998; its only business activity involved the issuance of $110 million of common stock to finance a portion of the purchase price discussed below.

    On July 9, 1998, Generac Portable Products caused Generac Portable Products, LLC to purchase substantially all of the assets, and assume certain of the liabilities, of the Portable Products Division (the "Predecessor") of Generac Corporation (the "Acquisition"). The aggregate consideration paid for the net assets of the Predecessor was approximately $330 million, which includes cash acquired of $.6 million, direct acquisition costs of $1.4 million and assumed liabilities of $23.9 million. The purchase price paid for the Predecessor was subject to a post-closing adjustment based on net working capital at July 9, 1998, as defined. Generac Portable Products has recorded a receivable of $1.0 million at December 31, 1998 relating to this adjustment.

    The Acquisition has been accounted for using the purchase method of accounting and accordingly, the purchase price has been allocated to identifiable assets acquired and liabilities assumed based upon their estimated fair values, subject to certain limitations (see Note 2), with the excess purchase price recorded as goodwill. Goodwill of approximately $214 million has been recorded as a result of the Acquisition.

    The following table sets forth the pro forma information for Generac Portable Products as if the Acquisition had occurred on January 1, 1998. This information is unaudited and does not purport to represent actual sales or net income had the Acquisition actually occurred on January 1, 1998.

                                                                         PRO FORMA INFORMATION
                                                                          FOR THE YEAR ENDED
                                                                           DECEMBER 31, 1998
                                                                         ---------------------
Net sales..............................................................       $   276,413
Net income.............................................................             5,835
Earnings per share:
  Basic................................................................       $      0.55
  Diluted..............................................................       $      0.55

    In addition to the issuance of common stock by Generac Portable Products, the purchase price was financed through the issuance of Senior Subordinated Notes of $110 million and borrowings of $96.6 million under a $115 million bank credit facility (see Note 7).

    Generac Portable Products, with domestic operations located in Jefferson, Wisconsin and branch operations in the United Kingdom and Germany, is a leader in the design, manufacture and sale of portable generators and pressure washers for use in both industrial and residential applications.

                        GENERAC PORTABLE PRODUCTS, INC.

                 (DOLLAR AMOUNTS IN THOUSANDS UNLESS INDICATED)

2. SIGNIFICANT ACCOUNTING POLICIES

    USE OF ESTIMATES: Generac Portable Products prepares its financial statements in conformity with generally accepted accounting principles, which require management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    PRINCIPLES OF CONSOLIDATION: Generac Portable Products' consolidated financial statements include the accounts of its wholly-owned subsidiaries. All significant intercompany transactions and balances have been eliminated.

    BASIS OF ACCOUNTING: Pursuant to the Financial Accounting Standards Board's Emerging Issues Task Force Issue No. 88-16, "Basis in Leveraged Buyout Transactions," Generac Portable Products has limited its accounting basis resulting from the Acquisition as a result of certain shareholders which also held an interest in the Predecessor through ownership interests in Generac Corporation. Such limitation was based upon the lesser of each continuing shareholder's interest in Generac Portable Products or the Predecessor, and the Predecessor's historical book value at July 9, 1998. The difference between the continuing shareholders' basis in the Predecessor and their proportionate equity in the book value of the Predecessor was not material. The difference between the total consideration paid in connection with the Acquisition and the accounting basis recognized is reported as a separate component of stockholders' equity.

    CASH AND CASH EQUIVALENTS: Generac Portable Products considers all investments with a maturity of three months or less at the date of purchase to be cash equivalents.

    INVENTORIES: Inventories are stated at the lower of cost (first-in, first-out method) or market (replacement cost or estimated net realizable value).

    RESEARCH AND DEVELOPMENT COSTS: Generac Portable Products has an ongoing program of new product development and existing product enhancement through redesign of existing products and the addition of new models. Costs related to these programs are expensed as incurred and totaled $1,011 for the period ended December 31, 1998. Costs related to manufacturing start-up activities for new products are included in cost of sales as incurred.

    PROPERTY, PLANT AND EQUIPMENT: Property, plant and equipment is recorded at cost and includes equipment under leases which have been capitalized. Maintenance and repair costs are charged to expense as incurred. Gains and losses on disposition of property, plant and equipment are reflected in income. Depreciation of property, plant and equipment are recorded using principally the straight-line method for financial reporting purposes over the estimated useful lives of the assets or terms of related leases as follows:

                                                                                            YEARS
                                                                                            -----
Land improvements......................................................................          20
Buildings..............................................................................          40
Machinery and equipment................................................................        7-10
Dies and tools.........................................................................         3-5
Office equipment.......................................................................        5-10
Vehicles...............................................................................         3-4

                        GENERAC PORTABLE PRODUCTS, INC.

                 (DOLLAR AMOUNTS IN THOUSANDS UNLESS INDICATED)

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    INTANGIBLE ASSETS: Goodwill, representing the recognized portion of the cost of the Acquisition in excess of the fair values assigned to identifiable net assets acquired, is being amortized on a straight-line basis over 40 years. The non-compete agreement and patents and trademarks are being amortized on a straight-line basis over 10 years. Generac Portable Products assesses the carrying value of goodwill and other intangibles at each balance sheet date. Consistent with Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of", such assessments include, as appropriate, a comparison of (a) the estimated future nondiscounted cash flows anticipated to be generated during the remaining amortization period to (b) the net carrying value of the asset. Impairment assessments of goodwill made in accordance with SFAS No. 121 are made in connection with an analysis of related long-lived assets acquired in the Acquisition when events or changes in circumstances indicate the carrying amount of either asset may not be recoverable. Generac Portable Products recognizes impairment losses resulting from diminution in value, if any, on a current basis based upon estimated fair value of the related assets.

    DEFERRED FINANCING COSTS: Expenses associated with the issuance of debt instruments are capitalized and are being amortized over the terms of the respective financing arrangement using the effective interest rate and straight-line methods over periods ranging from 5 to 8 years.

    INTEREST RATE SWAPS: To limit the effect of increases in interest rates, Generac Portable Products has entered into an interest rate swap arrangement. The differential between the contract floating and fixed rates is accrued each period and recorded as an adjustment of interest expense.

    PRODUCT WARRANTIES: Generac Portable Products provides that warranted products are merchantable and free of defects in workmanship and material generally for a period of one year. Warranty reserves are provided as charges to operations under selling and service expense for estimated normal warranty costs and, if applicable, for any significant problems known to exist on products sold. Warranty expense totaled $1,989 for the period ended December 31, 1998.

    INCOME TAXES: Deferred income tax assets and liabilities are determined based upon the difference between the financial statement and tax bases of assets and liabilities, as measured by enacted tax rates which will be in effect when these differences are expected to reverse. Deferred income tax expense is the result of changes in the deferred tax assets and liabilities. A valuation allowance is provided when it is considered more likely than not that some portion or all of recorded deferred income tax assets will not be realized.

    FAIR VALUE OF FINANCIAL INSTRUMENTS: The carrying amounts reported in the consolidated balance sheets for cash and cash equivalents, accounts receivable, accounts payable, and short-term borrowings approximate fair value due to the short-term maturity of these financial instruments. The amounts reported for borrowings under the bank credit facility approximate fair value since the underlying instruments bear interest at a variable rate that reprices frequently. The fair value of Generac Portable Products' Senior Subordinated Notes at December 31, 1998 is estimated based upon the average yield on similar debt instruments as of such date. The fair value of the interest rate swap arrangement is the amount at which it could be settled, based on a quote obtained from the respective financial institution (see Note 7).

                        GENERAC PORTABLE PRODUCTS, INC.

                 (DOLLAR AMOUNTS IN THOUSANDS UNLESS INDICATED)

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    REVENUE RECOGNITION: Net sales and costs of sales are recognized as the related products are shipped. Provisions for estimated sales returns and sales incentives are recorded in the period in which the sales are recognized.

    FOREIGN CURRENCY TRANSLATION: The translation of the assets and liabilities of Generac Portable Products' international branch operations into U.S. dollars is performed for balance sheet accounts using current exchange rates in effect at the balance sheet date and for revenue and expense accounts using an average exchange rate during the period. The gains or (losses) resulting from such translation are reflected as translation adjustments in accumulated other comprehensive income.

    EARNINGS PER SHARE: Basic earnings per share is computed by dividing net income by the weighted average shares outstanding during the period. Diluted earnings per share is computed by dividing net income by the weighted average shares outstanding during the period as increased for the dilutive effect of outstanding stock options. The adjustment to weighted average shares outstanding is computed by determining the number of additional common shares that would have been outstanding if stock options were exercised and the related proceeds from such exercise were used to acquire shares of common stock at the average market price during the period.

    The following is a reconciliation of the average shares outstanding, adjusted to reflect the company's May 20, 1999 1,250 for one common stock split, used to compute basic and diluted earnings per share. There is no earnings impact from the assumed conversion of the outstanding stock options.

                                                                                                (IN
                                                                                            THOUSANDS)
Basic EPS................................................................................        10,625
Dilutive effect of stock options.........................................................           100
                                                                                           -------------
Diluted EPS..............................................................................        10,725
                                                                                           -------------
                                                                                           -------------

    FUTURE ACCOUNTING CHANGES: The Financial Accounting Standards Board has issued SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities" which is effective for periods beginning after June 15, 2000. Due to Generac Portable Products' current limited use of derivative instruments, the adoption of this statement is not expected to have a material effect on Generac Portable Products' financial condition or results of operations.

3. INVENTORIES

    Inventories consist of the following:

                                                                       DECEMBER 31,   JULY 9,
                                                                           1998        1998
                                                                       ------------  ---------
Raw materials and sub-assemblies.....................................   $   27,721   $  26,423
Finished goods.......................................................       18,930      16,240
                                                                       ------------  ---------
                                                                        $   46,651   $  42,663
                                                                       ------------  ---------
                                                                       ------------  ---------

Work-in-process is not a significant separate component of inventories and is included in the raw materials and sub-assemblies component.

                        GENERAC PORTABLE PRODUCTS, INC.

                 (DOLLAR AMOUNTS IN THOUSANDS UNLESS INDICATED)

4. PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment consist of the following:

                                                                       DECEMBER 31,   JULY 9,
                                                                           1998        1998
                                                                       ------------  ---------
Land and land improvements...........................................   $      980   $     972
Buildings............................................................        5,940       5,781
Machinery and equipment..............................................        8,056       7,179
Dies and tools.......................................................        2,742       2,266
Office equipment.....................................................        1,357         377
Vehicles.............................................................           56          58
                                                                       ------------  ---------
                                                                            19,131      16,633
Accumulated depreciation.............................................       (1,023)         --
                                                                       ------------  ---------
                                                                            18,108      16,633
Construction in progress.............................................        1,329          --
                                                                       ------------  ---------
                                                                        $   19,437   $  16,633
                                                                       ------------  ---------
                                                                       ------------  ---------

5. INTANGIBLE ASSETS

    Intangible assets consist of the following:

                                                                     DECEMBER 31,   JULY 9,
                                                                         1998         1998
                                                                     ------------  ----------
Goodwill...........................................................   $  213,738   $  213,738
Trademarks and patents.............................................          100          100
Noncompete agreement...............................................          100          100
                                                                     ------------  ----------
                                                                         213,938      213,938
Accumulated amortization...........................................       (2,531)          --
                                                                     ------------  ----------
                                                                      $  211,407   $  213,938
                                                                     ------------  ----------
                                                                     ------------  ----------

6. OTHER ACCRUED LIABILITIES

    Other accrued liabilities consist of the following:

                                                                        DECEMBER 31,   JULY 9,
                                                                            1998        1998
                                                                        ------------  ---------
Sales incentives......................................................   $    4,430   $   6,236
Product warranty......................................................        1,229       1,020
Accrued interest......................................................        7,414          --
Other.................................................................        1,351         814
                                                                        ------------  ---------
                                                                         $   14,424   $   8,070
                                                                        ------------  ---------
                                                                        ------------  ---------

                        GENERAC PORTABLE PRODUCTS, INC.

                 (DOLLAR AMOUNTS IN THOUSANDS UNLESS INDICATED)

7. LONG-TERM DEBT OBLIGATIONS

    Long-term debt consists of the following:

                                                                     DECEMBER 31,   JULY 9,
                                                                         1998         1998
                                                                     ------------  ----------
Bank credit facility...............................................   $   85,400   $   96,608
Senior subordinated notes..........................................      110,000      110,000
Capital lease obligations..........................................        2,383        2,617
                                                                     ------------  ----------
                                                                         197,783      209,225
Less: current portion..............................................       (7,922)      (3,372)
                                                                     ------------  ----------
                                                                      $  189,861   $  205,853
                                                                     ------------  ----------
                                                                     ------------  ----------

    In connection with the Acquisition, Generac Portable Products entered into a $115 million bank credit facility (the "Senior Secured Credit Facility"). The Senior Secured Credit Facility provides for maximum borrowings under two term loans of $45 million ("A Term Loan") and $40 million ("B Term Loan"), respectively, with balances outstanding at December 31, 1998 of $45 million and $39.8 million, respectively. The Senior Secured Credit Facility also provides for maximum borrowings of $30 million, less the amount outstanding under letters of credit, under revolving loan arrangements due December 31, 2003, with a balance outstanding at December 31, 1998 of $600. The A Term Loan Facility will mature 5 1/2 years from July 9, 1998. The B Term Loan Facility will mature seven years from July 9, 1998. The A Term Loan Facility will provide for amortization of $2.5 million in the first year, $6.25 million in the second year, $7.5 million in the third year, $10.0 million in the fourth year, $12.5 million in the fifth year and $6.25 million in the sixth year. The B Term Loan Facility will provide for nominal annual amortization in the first five years and amortization of $19 million in each of the sixth and seventh years. Additionally, Generac Portable Products is also required to make an annual principal payment equal to its excess cash flow, as defined. The required excess cash flow payment for the period ended December 31, 1998 is approximately $2.1 million and will be applied to reduce the scheduled repayments under both the A and B Term Loan Facilities described above, on a pro rata basis. The interest rates under the A Term Loan Facility and the revolving loan portion of the facility will be based, at the option of Generac Portable Products, LLC, on either a Eurodollar rate plus 2.25% per annum or a base rate plus 1.25% per annum, subject to a pricing grid that will provide for reductions in the applicable interest rate margins based on Generac Portable Products' consolidated debt to earnings before interest, income taxes, depreciation and amortization ("EBITDA") ratio. The interest rate under the B Term Loan Facility is based, at the option of Generac Portable Products, LLC, on a Eurodollar rate plus 2.75% or a base rate plus 1.75%, subject to a pricing grid that will provide for reductions in the applicable interest rate margins based on Generac Portable Products' consolidated debt to EBITDA ratio. The weighted average interest rate for the term loans as of December 31, 1998 was 7.84%. Borrowings under the revolving loans bear interest at the Prime Rate plus 1.25% (9% at December 31, 1998). A commitment fee of 0.50% per annum will be charged on the unused revolving loan portion of the Senior Secured Credit Facility, subject to a pricing grid that will provide for reductions in the applicable commitment fee margin based on Generac Portable Products' consolidated debt to EBITDA ratio. Substantially all of Generac Portable Products' assets are pledged as collateral under the Senior Secured Credit Facility.

    Effective October 15, 1998, Generac Portable Products entered into an interest rate swap agreement with a major financial institution to reduce the impact of changes in interest rates on its floating rate

                        GENERAC PORTABLE PRODUCTS, INC.

                 (DOLLAR AMOUNTS IN THOUSANDS UNLESS INDICATED)

7. LONG-TERM DEBT OBLIGATIONS (CONTINUED) long-term debt. The notional amount of this agreement was $40 million at December 31, 1998. Interest expense has been adjusted for the net amount payable under this agreement. The effect of this agreement on Generac Portable Products' interest expense for the period ended December 31, 1998 was not significant. The fair value of the interest rate swap agreement was $903 at December 31, 1998, which is the amount Generac Portable Products would have paid to settle the instrument at such date. Generac Portable Products is exposed to credit loss in the event of non-performance by the financial institution, however, management does not anticipate such non-performance.

    Also on July 9, 1998, Generac Portable Products, LLC and GPPW issued $110 million of 11.25% Senior Subordinated Notes due June 30, 2006, (the "Notes") to BT Alex. Brown, Incorporated (the "Initial Purchaser"). The Initial Purchaser subsequently resold the Notes to qualified institutional buyers pursuant to Rule 144A of the Securities Exchange Act and to a limited number of institutional accredited investors that agreed to comply with certain transfer restrictions and other conditions. The estimated fair value of the Notes at December 31, 1998 approximates par.

    The Notes are redeemable, at Generac Portable Products' option, in whole at any time or in part from time to time, on and after July 1, 2002, upon not less than 30 nor more than 60 days' notice, at the following redemption prices (expressed as percentages of the principal amount thereof) if redeemed during the twelve-month period commencing on July 1 of the year set forth below, plus, in each case, accrued and unpaid interest thereon, if any, to the date of redemption:

YEAR                                                                                    PERCENTAGE
--------------------------------------------------------------------------------------  -----------
2002..................................................................................     107.625%
2003..................................................................................     104.750%
2004..................................................................................     102.875%
2005 and thereafter...................................................................     100.000%

    At any time, or from time to time, on or prior to July 1, 2001, Generac Portable Products may, at its option, use the net cash proceeds of one or more Public Equity Offerings, as defined, to redeem the Notes at a redemption price equal to 111.25% of the principal amount thereof plus accrued and unpaid interest thereon, if any, to the date of redemption; PROVIDED that at least 65% of the principal amount of Notes originally issued remains outstanding immediately after any such redemption.

    The Senior Secured Credit Facility and the indenture governing the Notes contain a number of covenants that, among other things, restrict the ability of Generac Portable Products to dispose of assets, repay other indebtedness, incur additional indebtedness, pay dividends, prepay subordinated indebtedness (including, in the case of the Senior Secured Credit Facility, the Notes), incur liens, make capital expenditures and make certain investments or acquisitions, engage in mergers or consolidations, engage in certain transactions with affiliates and otherwise restrict the activities of Generac Portable Products. In addition, under the Senior Secured Credit Facility, Generac Portable Products, LLC will be required to satisfy specified financial ratios and tests, including a minimum level of earnings before interest, income taxes, depreciation and amortization.

    Capital lease obligations relate to Generac Portable Products' obligations on leases for industrial equipment. These obligations are due in monthly installments including principal and interest at a rate of 8.6% and mature November 30, 2002.

                        GENERAC PORTABLE PRODUCTS, INC.

                 (DOLLAR AMOUNTS IN THOUSANDS UNLESS INDICATED)

7. LONG-TERM DEBT OBLIGATIONS (CONTINUED)
    The aggregate scheduled maturities of long-term debt and capital lease obligations in subsequent years are as follows:

1999..............................................................  $   7,922
2000..............................................................      8,228
2001..............................................................      8,275
2002..............................................................     13,358
2003..............................................................     22,231
Thereafter........................................................    137,769
                                                                    ---------
                                                                    $ 197,783
                                                                    ---------
                                                                    ---------

8. EMPLOYEE RETIREMENT AND SAVINGS PLANS

    In connection with the Acquisition, Generac Portable Products established noncontributory defined benefit pension plans (salaried and hourly) covering substantially all of its employees. The unfunded benefit obligation assumed as of the Acquisition date totaled $678. Benefits under the salaried plan are based upon years of service and the participants' defined final average monthly compensation. Benefits under the hourly plan are based on a unit amount at the date of termination multiplied by the participants' credited service. The plans provide for a continuation of participants' years of service as credited with Generac Corporation. Generac Portable Products' funding policy is to contribute amounts that equal or exceed the minimum requirements of the Employee Retirement Income Security Act of 1974 (ERISA). As of December 31, 1998 and July 9, 1998, no assets have been contributed to the plans. Net pension expense for the period ended December 31, 1998 is comprised of the following components:

Service cost..........................................................  $      48
Interest cost on projected benefit obligation.........................         24
                                                                              ---
                                                                        $      72
                                                                              ---
                                                                              ---

    The following table summarizes those items comprising the change in the benefit obligation for the period ended December 31, 1998:

Unfunded benefit obligation assumed as of July 9, 1998...............  $     678
Service cost.........................................................         48
Interest cost........................................................         24
                                                                       ---------
Benefit obligation as of December 31, 1998...........................  $     750
                                                                       ---------
                                                                       ---------

    The assumptions used in developing the pension information as of December 31, 1998 and July 9, 1998 were as follows:

Discount rate...................................................       7.00%
Return on plan assets...........................................       8.00%
Rate of compensation increase...................................       4.50%

                        GENERAC PORTABLE PRODUCTS, INC.

                 (DOLLAR AMOUNTS IN THOUSANDS UNLESS INDICATED)

8. EMPLOYEE RETIREMENT AND SAVINGS PLANS (CONTINUED)
    In connection with the Acquisition, Generac Portable Products established deferred compensation plans for certain key employees and at December 31, 1998 and July 9, 1998, approximately $340 and $317, respectively, was included in other long-term obligations related to such plans. Deferred compensation expense charged to operations was $23 for the period ended December 31, 1998.

    In connection with the Acquisition, Generac Portable Products established a qualified 401(k) profit sharing plan covering substantially all full-time employees. No contributions were made to the plan for the period ended December 31, 1998.

9. INCOME TAXES

    The provision for income taxes for the period ended December 31, 1998 consists of the following:

Current:
  Federal...........................................................  $     781
  State.............................................................         33
                                                                      ---------
    Total current...................................................        814
Deferred:
  Federal and state.................................................      1,366
                                                                      ---------
    Total provision for income taxes................................  $   2,180
                                                                      ---------
                                                                      ---------

    The following reconciles the U.S. federal statutory income tax rate with Generac Portable Products' effective tax rate for the period ended December 31, 1998:

U.S. federal statutory income tax rate................................       34.0%
State income taxes, net of federal benefit............................        1.0
Nondeductible expenses and other......................................        (.8)
                                                                              ---
                                                                             34.2%
                                                                              ---
                                                                              ---

                        GENERAC PORTABLE PRODUCTS, INC.

                 (DOLLAR AMOUNTS IN THOUSANDS UNLESS INDICATED)

9. INCOME TAXES (CONTINUED)
    Deferred income taxes reflected in the balance sheet consist of the following:

                                                                                  DECEMBER 31,
                                                                                      1998
                                                                                  ------------
Deferred tax assets:
  Inventories and receivables...................................................   $      267
  Accrued warranty..............................................................           76
                                                                                  ------------
                                                                                          343
                                                                                  ------------
Deferred tax liabilities:
  Intangible assets.............................................................       (1,512)
  Sales incentives..............................................................         (161)
  Other.........................................................................          (36)
                                                                                  ------------
                                                                                       (1,709)
                                                                                  ------------
Total net deferred tax liability................................................   $   (1,366)
                                                                                  ------------
                                                                                  ------------

10. STOCKHOLDERS' EQUITY

    In connection with the initial capitalization of Generac Portable Products, The Beacon Group III-- Focus Value Fund, L.P., management of Generac Portable Products and certain other investors purchased an aggregate of $110 million of common stock, par value of $.01 per share, constituting 100% of Generac Portable Products' outstanding common stock. Upon consummation of the Acquisition, The Beacon Group III--Focus Value Fund, L.P. and the other stockholders of Generac Portable Products, and Generac Portable Products, entered into a Stockholders' Agreement which includes certain transfer restrictions, voting agreements and registration rights. Employees who own stock of Generac Portable Products are also subject to agreements that restrict their right to transfer their stock and, under certain conditions, require them to sell a pro rata portion of their stock in a transaction in which The Beacon Group III-- Focus Value Fund, L.P. is selling its stock. Generac Portable Products is not obligated to purchase this stock.

    Effective July 9, 1998, Generac Portable Products' board of directors approved the Generac Portable Products, Inc. Stock Option Plan which provides for the granting of stock options as an incentive to certain key employees. Under this Plan, stock options to acquire up to 2,023,810 shares of common stock, in the aggregate, may be granted under a time-vesting formula at an exercise price equal to the fair market value of the common stock at the date of grant. The options become exercisable in equal increments beginning on the first anniversary of the grant date over a five-year period and expire ten years subsequent to the grant date. On July 9, 1998, 1,454,613 options were granted at an exercise price of $10.35 per share to certain members of management and Generac Portable Products' board of directors. The options have a remaining contractual life of 9.5 years. No options were granted or forfeited subsequent to the initial grant. The fair value of the options at the date of grant was $3.47 per option. The fair value was estimated using the minimum value method in accordance with SFAS No. 123, "Accounting for Stock-Based Compensation", assuming an expected option life of 7 years and a risk-free interest rate of 6%.

    Generac Portable Products applies Accounting Principles Board Opinion No. 25 and related interpretations in accounting for its stock option plan. Accordingly, no compensation expense has been

                        GENERAC PORTABLE PRODUCTS, INC.

                 (DOLLAR AMOUNTS IN THOUSANDS UNLESS INDICATED)

10. STOCKHOLDERS' EQUITY (CONTINUED)
recognized in the statement of income. If compensation cost had been determined in accordance with SFAS No. 123, net income would have decreased approximately $351 during the period ended December 31, 1998 and basic and diluted earnings per share amounts on a pro forma basis would have been $0.36 and $0.36, respectively, as compared to reported basic and diluted per share amounts of $0.40 and $0.39, respectively.

    On May 20, 1999, the company effected a 1,250 for one common stock split. All share and per share information in these consolidated financial statements have been retroactively adjusted to reflect this stock split.

11. LEASES

    Generac Portable Products leases certain manufacturing equipment, computer equipment and vehicles under operating leases with lease terms ranging up to 3 years. Additionally, in connection with the Acquisition, Generac Portable Products entered into a capital lease arrangement with Generac Corporation for certain manufacturing equipment. Property, plant and equipment at December 31, 1998 includes $2,451 for equipment under capital leases, which is net of $165 in accumulated depreciation. Following is a summary of future minimum payments under capitalized leases and operating leases that have initial or remaining non-cancelable lease terms in excess of one year at December 31, 1998:

                                                                            OPERATING    CAPITAL
                                                                             LEASES      LEASES
                                                                           -----------  ---------
1999.....................................................................   $     348   $     673
2000.....................................................................         208         673
2001.....................................................................         147         673
2002.....................................................................          --         830
                                                                                -----   ---------
                                                                            $     703       2,849
                                                                                -----
                                                                                -----
Less amount representing interest........................................                    (466)
                                                                                        ---------
Present value of minimum lease payments..................................               $   2,383
                                                                                        ---------
                                                                                        ---------

    Total rent expense recognized by Generac Portable Products for the period ended December 31, 1998 is $142.

12. SEGMENT INFORMATION

    Generac Portable Products is a leader in the design, manufacture and sale of portable generators and pressure washers. Engineering, manufacturing, marketing and administrative resources are generally not product specific and Generac Portable Products evaluates operating performance based upon the combined results of these product lines.

                        GENERAC PORTABLE PRODUCTS, INC.

                 (DOLLAR AMOUNTS IN THOUSANDS UNLESS INDICATED)

12. SEGMENT INFORMATION (CONTINUED)
    Information regarding Generac Portable Products' geographic areas is summarized below:

                                                             UNITED
                                                             STATES     EUROPE    CONSOLIDATED
                                                           ----------  ---------  ------------
Net sales to unaffiliated customers......................  $  126,740  $  10,122   $  136,862
Long-lived assets........................................     235,341      2,574      237,915

    Generac Portable Products sells primarily to large home center retailers. Three customers accounted for approximately 74% of net sales for the period ended December 31, 1998. All three customers individually comprise more than 10% of Generac Portable Products' net sales. Included in accounts receivable at December 31, 1998 and July 9, 1998 are amounts due from these three customers aggregating $29,862 and $34,998, respectively.

13. COMMITMENTS, CONTINGENCIES AND RELATED PARTY TRANSACTIONS

    In the normal course of business Generac Portable Products is involved in certain legal actions and claims. It is the opinion of management that such litigation and claims will be resolved without material adverse effect on Generac Portable Products' financial position, results of operations or cash flows.

    In connection with the Acquisition, Generac Portable Products entered into an OEM engine supply agreement with Generac Corporation, to supply it with the engine used in certain of Generac Portable Products' pressure washers and consumer portable generators. The engine supply agreement allows for Generac Portable Products to make minimum purchases of engines from Generac Corporation in each of the next nine years and gives Generac Portable Products the right to increase the amount purchased based upon forecasted requirements. This agreement is an exclusive arrangement related to such products subject to the minimum purchase requirements. As Generac Portable Products maintains relationships with other major engine suppliers, management believes that the minimum purchase quantities and unit prices under this agreement will not have an adverse effect on Generac Portable Products. Management also considers the provisions of the engine supply agreement to reflect arms-length terms. For the period ended December 31, 1998, Generac Portable Products purchased product approximating $14.4 million under this agreement. In addition, Generac Portable Products also purchased other components from Generac Corporation approximating $6.5 million for the period ended December 31, 1998. Included in accounts payable are amounts due to Generac Corporation of approximately $4.7 million at December 31, 1998.

    In connection with the issuance of the Senior Subordinated Notes, Generac Portable Products entered into a registration rights agreement pursuant to which Generac Portable Products agreed that it would use its best efforts to file a registration statement with the Securities and Exchange Commission for the purpose of exchanging the existing notes for new notes registered under the Securities Act. Under the registration rights agreement, Generac Portable Products is subject to liquidated damages in the form of additional interest at the rate of .50% per annum if certain deadlines are not met in connection with this filing. The anticipated impact of the additional interest is not expected to be material.

                        GENERAC PORTABLE PRODUCTS, INC.

                 (DOLLAR AMOUNTS IN THOUSANDS UNLESS INDICATED)

14. SEPARATE FINANCIAL INFORMATION OF CO-ISSUERS AND GUARANTOR OF THE NOTES

    In connection with the Acquisition, Generac Portable Products, LLC and GPPW co-issued the Notes, and while Generac Portable Products, LLC and GPPW are jointly and severally liable for the obligations under the Notes, GPPW does not conduct any operations, or have any assets of any kind other than its investment in Generac Portable Products, LLC. Generac Portable Products has provided a full and unconditional guarantee of the Notes. However, because Generac Portable Products has no operating activities independent of Generac Portable Products, LLC, Generac Portable Products' consolidated financial statements are essentially the same as those of Generac Portable Products, LLC. The following condensed supplemental consolidating financial information reflects the investments of Generac Portable Products, GPPW and GPPD in Generac Portable Products, LLC using the equity method. Generac Portable Products, GPPW and GPPD are dependent upon Generac Portable Products, LLC for cash flows to fund their income tax liabilities arising from their respective investments. GPPW and GPPD are wholly-owned subsidiaries of Generac Portable Products, and GPPW and GPPD hold a 5% and 95% ownership interest in Generac Portable Products, LLC, respectively.

                             GENERAC PORTABLE                         GENERAC PORTABLE
                              PRODUCTS, INC.     GPPW        GPPD      PRODUCTS, LLC    ELIMINATIONS  CONSOLIDATED
                             ----------------  ---------  ----------  ----------------  ------------  ------------
Current assets.............    $         --    $       7  $      132    $     93,772     $       --    $   93,911
Investment in affiliates...         114,925        5,856     111,249              --       (232,030)           --
Noncurrent assets..........              --           --          --         238,091             --       238,091
                                   --------    ---------  ----------        --------    ------------  ------------
    Total assets...........    $    114,925    $   5,863  $  111,381    $    331,863     $ (232,030)   $  332,002
                                   --------    ---------  ----------        --------    ------------  ------------
                                   --------    ---------  ----------        --------    ------------  ------------
Current liabilities........    $         --    $      41  $      773    $     35,556     $       --    $   36,370
Long-term debt.............              --           --          --         189,861             --       189,861
Other long-term
  obligations..............              --           75       1,430             999             --         2,504
Stockholders' equity.......         114,925        5,747     109,178         105,447       (232,030)      103,267
                                   --------    ---------  ----------        --------    ------------  ------------
                               $    114,925    $   5,863  $  111,381    $    331,863     $ (232,030)   $  332,002
                                   --------    ---------  ----------        --------    ------------  ------------
                                   --------    ---------  ----------        --------    ------------  ------------


                             GENERAC PORTABLE                         GENERAC PORTABLE
                             PRODUCTS, INC.,     GPPW        GPPD      PRODUCTS, LLC    ELIMINATIONS  CONSOLIDATED
                             ----------------  ---------  ----------  ----------------  ------------  ------------
Net sales..................    $         --    $      --  $       --    $    136,862     $       --    $  136,862
Gross profit...............              --           --          --          38,617             --        38,617
Operating expenses.........              --           --          --          22,331             --        22,331
                                   --------    ---------  ----------        --------    ------------  ------------
Operating income...........              --           --          --          16,286             --        16,286
Interest expense...........              --           --          --          10,075             --        10,075
Other income, net..........              --           --          --            (171)            --          (171)
Equity in earnings of
  affiliates...............           4,202          319       6,063              --        (10,584)           --
                                   --------    ---------  ----------        --------    ------------  ------------
Income before income
  taxes....................           4,202          319       6,063           6,382        (10,584)        6,382
Provision for income
  taxes....................              --          109       2,071              --             --         2,180
                                   --------    ---------  ----------        --------    ------------  ------------
Net income.................    $      4,202    $     210  $    3,992    $      6,382     $  (10,584)   $    4,202
                                   --------    ---------  ----------        --------    ------------  ------------
                                   --------    ---------  ----------        --------    ------------  ------------

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Generac Corporation:

    We have audited the accompanying balance sheets of the Portable Products Division, a Business Unit ("Business Unit") of Generac Corporation ("Company"), as of July 9, 1998, March 31, 1998, December 31, 1997 and 1996, and the related statements of income and cash flows for the six months and nine days ended July 9, 1998, the three months ended March 31, 1998, and the years ended December 31, 1997 and 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    The accompanying financial statements have been prepared from the separate records maintained by the Business Unit and may not necessarily be indicative of the conditions that would have existed or the results of operations if the Business Unit had been operated as an unaffiliated company. Portions of certain income and expenses represent allocations made from Generac Corporation of items applicable to the Company as a whole.

    In our opinion, such financial statements present fairly, in all material respects, the financial position of the Portable Products Division, a Business Unit of Generac Corporation, at July 9, 1998, March 31, 1998, December 31, 1997 and 1996, and the results of its operations and its cash flows for the six months and nine days ended July 9, 1998, the three months ended March 31, 1998, and the years ended December 31, 1997 and 1996 in conformity with generally accepted accounting principles.

Deloitte & Touche LLP
Milwaukee, Wisconsin
January 29, 1999

                  PORTABLE PRODUCTS DIVISION, A BUSINESS UNIT

                             OF GENERAC CORPORATION

                                 BALANCE SHEETS

                                                                                                   DECEMBER 31,
                                                                       JULY 9,     MARCH 31,   --------------------
                                                                         1998        1998        1997       1996
                                                                      ----------  -----------  ---------  ---------
                                                                                       (IN 000'S)
                                                      ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.........................................  $      599   $   1,132   $   1,065  $   1,122
  Accounts receivable...............................................      48,528      40,076      18,766     14,263
  Inventories.......................................................      42,839      36,972      33,023     24,707
  Prepaid expenses..................................................         429         311         206        630
                                                                      ----------  -----------  ---------  ---------
    Total current assets............................................      92,395      78,491      53,060     40,722

PROPERTY, PLANT AND EQUIPMENT:
At cost:
  Land and land improvements........................................         972         951         943        942
  Building..........................................................       5,781       5,419       5,210      5,226
  Machinery and equipment...........................................       6,708       6,532       5,511      5,295
  Dies and tools....................................................       4,552       3,517       4,404      3,375
  Vehicles..........................................................         265         241         227        215
  Office equipment..................................................         668         569         536        449
                                                                      ----------  -----------  ---------  ---------
                                                                          18,946      17,229      16,831     15,502
Less accumulated depreciation.......................................       5,577       4,542       4,591      3,145
                                                                      ----------  -----------  ---------  ---------
                                                                          13,369      12,687      12,240     12,357
                                                                      ----------  -----------  ---------  ---------
TOTAL...............................................................  $  105,764   $  91,178   $  65,300  $  53,079
                                                                      ----------  -----------  ---------  ---------
                                                                      ----------  -----------  ---------  ---------

                                     LIABILITIES AND BUSINESS UNIT INVESTMENT
CURRENT LIABILITIES:
  Trade accounts payable............................................  $   14,904      14,475   $   6,998  $   6,961
  Accrued employee compensation, benefits and payroll
    withholdings....................................................       1,245       1,072       1,020        427
  Other accrued liabilities.........................................       7,705       4,624       4,519      4,055
                                                                      ----------  -----------  ---------  ---------
    Total current liabilities.......................................      23,854      20,171      12,537     11,443
COMMITMENTS AND CONTINGENCIES
  (Notes 9 and 12)
BUSINESS UNIT INVESTMENT............................................      81,910      71,007      52,763     41,636
                                                                      ----------  -----------  ---------  ---------
TOTAL...............................................................  $  105,764   $  91,178   $  65,300  $  53,079
                                                                      ----------  -----------  ---------  ---------
                                                                      ----------  -----------  ---------  ---------

                       See notes to financial statements.

                  PORTABLE PRODUCTS DIVISION, A BUSINESS UNIT
                             OF GENERAC CORPORATION

                        STATEMENTS OF INCOME (IN 000'S)

                                                                                             FOR THE YEAR ENDED
                                                       FOR THE SIX MONTHS  FOR THE THREE        DECEMBER 31,
                                                         AND NINE DAYS      MONTHS ENDED   ----------------------
                                                       ENDED JULY 9, 1998  MARCH 31, 1998     1997        1996
                                                       ------------------  --------------  ----------  ----------
NET SALES............................................     $    139,551       $   59,555    $  178,014  $  122,550
COST OF SALES........................................          104,537           44,422       131,095      95,246
                                                              --------          -------    ----------  ----------
  Gross profit.......................................           35,014           15,133        46,919      27,304
                                                              --------          -------    ----------  ----------
EXPENSES
  Selling and service................................           16,624            7,006        21,729      13,860
  General and administrative.........................            2,380            1,050         4,161       4,435
                                                              --------          -------    ----------  ----------
    Total expenses...................................           19,004            8,056        25,890      18,295
                                                              --------          -------    ----------  ----------
INCOME FROM OPERATIONS...............................           16,010            7,077        21,029       9,009
OTHER EXPENSES
  Interest expense...................................            1,409              488         2,100       2,237
  Foreign currency...................................              108               (6)          186          15
                                                              --------          -------    ----------  ----------
    Total other expense..............................            1,517              482         2,286       2,252
                                                              --------          -------    ----------  ----------
NET INCOME...........................................     $     14,493       $    6,595    $   18,743  $    6,757
                                                              --------          -------    ----------  ----------
                                                              --------          -------    ----------  ----------
COMPREHENSIVE INCOME
  Net income.........................................     $     14,493       $    6,595    $   18,743  $    6,757
  Translation adjustments............................             (535)            (351)         (832)        521
                                                              --------          -------    ----------  ----------
    Total comprehensive income.......................     $     13,958       $    6,244    $   17,911  $    7,278
                                                              --------          -------    ----------  ----------
                                                              --------          -------    ----------  ----------

                       See notes to financial statements.

                  PORTABLE PRODUCTS DIVISION, A BUSINESS UNIT

                             OF GENERAC CORPORATION

                      STATEMENTS OF CASH FLOWS (IN 000'S)

                                                                                               FOR THE YEAR ENDED
                                                          FOR THE SIX MONTHS  FOR THE THREE       DECEMBER 31,
                                                            AND NINE DAYS      MONTHS ENDED   --------------------
                                                          ENDED JULY 9, 1998  MARCH 31, 1998    1997       1996
                                                          ------------------  --------------  ---------  ---------
OPERATING ACTIVITIES:
  Net income............................................      $   14,493        $    6,595    $  18,743  $   6,757
  Adjustments to reconcile net income to net cash (used
    in) provided by operating activities:
    Depreciation........................................             796               358        1,466      1,498
    (Increase) decrease in assets:
      Accounts receivable...............................         (29,943)          (21,471)      (4,753)    (2,533)
      Inventories.......................................         (10,054)           (4,092)      (8,696)     9,661
      Prepaid expenses..................................            (224)              (94)         276       (533)
    Increase in liabilities:
      Accounts payable..................................           7,936             7,421           95        866
      Accrued liabilities...............................           3,428               152        1,084      1,581
                                                                 -------           -------    ---------  ---------
        Net cash (used in) provided by operating
          activities....................................         (13,568)          (11,131)       8,215     17,297
INVESTING ACTIVITIES--Capital expenditures..............          (1,553)             (479)      (1,413)    (2,272)
FINANCING ACTIVITIES--Increase (decrease) in business
  unit investment, net..................................          14,787            11,700       (6,784)   (14,157)
EFFECT OF EXCHANGE RATE CHANGES ON CASH.................            (132)              (23)         (75)        11
                                                                 -------           -------    ---------  ---------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS....            (466)               67          (57)       879
CASH AND CASH EQUIVALENTS:
  Beginning of Period...................................           1,065             1,065        1,122        243
                                                                 -------           -------    ---------  ---------
  End of Period.........................................      $      599        $    1,132    $   1,065  $   1,122
                                                                 -------           -------    ---------  ---------
                                                                 -------           -------    ---------  ---------

                       See notes to financial statements.

                  PORTABLE PRODUCTS DIVISION, A BUSINESS UNIT
                             OF GENERAC CORPORATION

                         NOTES TO FINANCIAL STATEMENTS
                  SIX MONTHS AND NINE DAYS ENDED JULY 9, 1998,
                       THREE MONTHS ENDED MARCH 31, 1998
                   AND YEARS ENDED DECEMBER 31, 1997 AND 1996

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    The accompanying financial statements include the accounts of the Portable Products Division located in Jefferson, Wisconsin and its branches in the United Kingdom and Germany, a Business Unit ("Business Unit") of Generac Corporation ("Generac"). The Business Unit designs and manufactures portable generators, pressure washers and other engine-powered tools for the world market.

    CASH EQUIVALENTS--The Business Unit considers all investments purchased with a maturity of three months or less to be cash equivalents.

    INVENTORIES--Inventories are stated at the lower of cost (first-in, first-out method) or market (replacement cost or estimated net realizable value).

    REVENUE RECOGNITION--Net sales and costs of sales are recognized as the related products are shipped. A provision for estimated sales returns is recorded in the period in which the sales are recognized.

    RESEARCH AND DEVELOPMENT COSTS--The Business Unit has an ongoing program of new product development and existing product enhancement through redesign of existing products and the addition of new models. Costs related to these programs are expensed as incurred and totaled the following amounts for the respective periods shown:

                                                                                    (IN $000'S)
                                                                                    -----------
For the six months and nine days ended July 9, 1998                                  $     925
For the three months ended March 31, 1998                                                  434

For the years ended December 31,
  1997............................................................................       1,743
  1996............................................................................       2,494

    DEPRECIATION--Costs of property, plant and equipment are depreciated using the straight-line method over the estimated useful lives of the assets as follows:

                                                                                        YEARS
                                                                                      ---------
Land improvements...................................................................     20
Buildings...........................................................................     40
Machinery and equipment.............................................................     10
Dies and tools......................................................................   3 to 5
Vehicles............................................................................      4
Office equipment....................................................................   5 to 10

    PRODUCT WARRANTIES--The Business Unit provides that warranted products are merchantable and free of defects in workmanship and material generally for a period of one year. Warranty reserves are provided as charges to operations under selling and service expense for estimated normal warranty costs and, if

                  PORTABLE PRODUCTS DIVISION, A BUSINESS UNIT
                             OF GENERAC CORPORATION

                         NOTES TO FINANCIAL STATEMENTS
                  SIX MONTHS AND NINE DAYS ENDED JULY 9, 1998,
                       THREE MONTHS ENDED MARCH 31, 1998
             AND YEARS ENDED DECEMBER 31, 1997 AND 1996 (CONTINUED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) applicable, for any significant problems known to exist on products sold. Warranty expense totaled the following amounts for the respective periods shown:

                                                                                    (IN $000'S)
                                                                                    -----------
For the six months and nine days ended July 9, 1998...............................   $   1,848
For the three months ended March 31, 1998.........................................         946
For the years ended December 31,
  1997............................................................................       5,305
  1996............................................................................       1,941

    FOREIGN CURRENCY TRANSLATION--The translation of the branch accounts into U.
S. dollars is performed for balance sheet accounts using current exchange rates in effect at the balance sheet date and for revenue and expense accounts using an average exchange rate during the period. The gains or (losses) resulting from such translation are reflected as "cumulative translation adjustments" in business unit investment. Such adjustments amounted to $(703,000) through July 9, 1998.

    FAIR VALUE OF FINANCIAL INSTRUMENTS--The Business Unit believes the carrying amount of its financial instruments (cash and cash equivalents, accounts receivable and accounts payable) is a reasonable estimate of the fair value of these instruments.

    USE OF ESTIMATES--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2. BUSINESS UNIT INVESTMENT

    The Business Unit is an operating unit of Generac. The Business Unit investment balance reflects opening net assets, accumulated earnings for the six months and nine days ended July 9, 1998, for the three months ended March 31, 1998, and for the years ended December 31, 1997 and 1996, and various activities between the Business Unit and Generac. Domestic cash management is centralized at Generac and, as such, the Business Unit's cash funding requirements are met by Generac.

    The financial statements for the year ended December 31, 1996 present the results of operations and cash flows of the carved out Portable Products operations of Generac. Receivables, inventories, property, plant and equipment, accounts payable, accrued liabilities, net sales, cost of sales, and selling expenses were specifically identified for each operation. Liabilities related to employee compensation were allocated to each operation based upon either employee head count or payroll. Other expenses relating to service, research and development, and general and administrative were allocated to each operation based upon either specific activities or sales levels. Management believes the allocations are reasonable. Beginning in 1997, the Business Unit operated as a division of Generac with separate financial reporting.

                  PORTABLE PRODUCTS DIVISION, A BUSINESS UNIT
                             OF GENERAC CORPORATION

                         NOTES TO FINANCIAL STATEMENTS
                  SIX MONTHS AND NINE DAYS ENDED JULY 9, 1998,
                       THREE MONTHS ENDED MARCH 31, 1998
             AND YEARS ENDED DECEMBER 31, 1997 AND 1996 (CONTINUED)

2. BUSINESS UNIT INVESTMENT (CONTINUED)
    The financial statements for the six months and nine days ended July 9, 1998, the three months ended March 31, 1998, and the year ended December 31, 1997 include allocations by Generac for certain operating and employee benefit costs incurred on behalf of the Business Unit. These costs are allocated based on estimates of time and services provided, specifically identifiable charges, or relevant criteria that establish the Business Unit's pro rata charge of costs common to all Generac operating units. Allocated support costs from Generac to the Business Unit during the six months and nine days ended July 9, 1998, the three months ended March 31, 1998 and the year ended December 31, 1997 included manufacturing support of $125,000, $46,000 and $587,000, service support of $11,000, $11,000 and $789,000, research and development support of $21,000, $21,000 and $410,000, general and administrative support of $152,000, $72,000 and $280,000, and human resource and employee benefits support of $76,000, $36,000 and $228,000, respectively.

    Research and development expenses totaling $131,000, $52,000, $246,000 and $235,000 were incurred by the Business Unit's United Kingdom branch during the six months and nine days ended July 9, 1998, the three months ended March 31, 1998, and the years ended December 31, 1997 and 1996, respectively, on behalf of Generac and charged to Generac.

    The Business Unit and Generac supply each other with certain inventories. Total inventories transferred during the six months and nine days ended July 9, 1998, the three months ended March 31, 1998, and the years ended December 31, 1997 and 1996 were $7,855,000, $7,426,000, $9,541,000 and $11,374,000, respectively, from Generac to the Business Unit and $350,000, $339,000, $1,330,000 and $0, respectively, from the Business Unit to Generac. Commencing February 1, 1998, certain production was transferred from the Business Unit to Generac. During the five months and nine days ended July 9, 1998 and the two months ended March 31, 1998, the Business Unit purchased $12,223,000 and $3,538,000, respectively, of inventories related to such transferred production. At July 9 and March 31, 1998 such inventory represented approximately $2,673,000 and $2,165,000, respectively, including profit of approximately $508,000 and $411,000, respectively. All other inventory is transferred at cost.

    The Business Unit is also charged a portion of Generac's interest expense based upon levels of Business Unit investment. This interest charge aggregated $1,354,000, $508,000, $1,999,000 and $2,237,000 during the six months and nine days ended July 9, 1998, the three months ended March 31, 1998, and the years ended December 31, 1997 and 1996, respectively.

    Management believes the allocations and activities between the Business Unit and Generac are reasonable under the circumstances; however, they may not be indicative of amounts that would be required to be incurred if the Business Unit operated on a stand-alone basis.

                  PORTABLE PRODUCTS DIVISION, A BUSINESS UNIT
                             OF GENERAC CORPORATION

                         NOTES TO FINANCIAL STATEMENTS
                  SIX MONTHS AND NINE DAYS ENDED JULY 9, 1998,
                       THREE MONTHS ENDED MARCH 31, 1998
             AND YEARS ENDED DECEMBER 31, 1997 AND 1996 (CONTINUED)

2. BUSINESS UNIT INVESTMENT (CONTINUED)
    The changes within the business unit investment for 1996, 1997 and the periods ended March 31 and July 9, 1998 are as follows:

Balance at December 31, 1995.......................................  $  48,515
  Net income.......................................................      6,757
  Cumulative translation adjustments...............................        521
  Activity with parent, net........................................    (14,157)
                                                                     ---------
Balance at December 31, 1996.......................................     41,636
  Net income.......................................................     18,743
  Cumulative translation adjustments...............................       (832)
  Activity with parent, net........................................     (6,784)
                                                                     ---------
Balance at December 31, 1997.......................................     52,763
  Net income.......................................................      6,595
  Cumulative translation adjustments...............................       (351)
  Activity with parent, net........................................     12,000
                                                                     ---------
Balance at March 31, 1998..........................................     71,007
  Net income.......................................................      7,898
  Cumulative translation adjustments...............................       (184)
  Activity with parent, net........................................      3,189
                                                                     ---------
Balance at July 9, 1998............................................  $  81,910
                                                                     ---------
                                                                     ---------

3. S CORPORATION ELECTION

    Generac and its Stockholders have elected for federal and certain state income tax purposes to be treated as a S Corporation under provisions of the Internal Revenue Code. Accordingly, Generac's taxable income is includable in the individual tax returns of its Stockholders and no provision for income taxes is included in the accompanying financial statements.

4. RECEIVABLES

    Accounts receivable consisted of the following at:

                                                                               DECEMBER 31,
                                                    JULY 9,    MARCH 31,   --------------------
                                                     1998        1998        1997       1996
                                                   ---------  -----------  ---------  ---------
                                                                    (IN 000'S)
Accounts receivable..............................  $  48,753   $  40,262   $  18,938  $  14,414
Allowance for doubtful accounts..................       (225)       (186)       (172)      (151)
                                                   ---------  -----------  ---------  ---------
                                                   $  48,528   $  40,076   $  18,766  $  14,263
                                                   ---------  -----------  ---------  ---------
                                                   ---------  -----------  ---------  ---------

                  PORTABLE PRODUCTS DIVISION, A BUSINESS UNIT
                             OF GENERAC CORPORATION

                         NOTES TO FINANCIAL STATEMENTS
                  SIX MONTHS AND NINE DAYS ENDED JULY 9, 1998,
                       THREE MONTHS ENDED MARCH 31, 1998
             AND YEARS ENDED DECEMBER 31, 1997 AND 1996 (CONTINUED)

4. RECEIVABLES (CONTINUED)
    There are no accounts receivable having a due date more than one year after the balance sheet date. The provision for doubtful accounts charged (credited) to operations was as follows:

                                                                                     (IN $000'S)
                                                                                    -------------
For the six months and nine days ended July 9, 1998                                   $      67
For the three months ended March 31, 1998                                                    14

For the years ended December 31,
  1997............................................................................           21
  1996............................................................................         (155)

5. INVENTORIES

    Inventories consisted of the following at:

                                                                               DECEMBER 31,
                                                    JULY 9,    MARCH 31,   --------------------
                                                     1998        1998        1997       1996
                                                   ---------  -----------  ---------  ---------
                                                                    (IN 000'S)
Raw materials and sub-assemblies.................  $  26,599   $  22,902   $  20,490  $  15,377
Finished goods...................................     16,240      14,070      12,533      9,330
                                                   ---------  -----------  ---------  ---------
Total............................................  $  42,839   $  36,972   $  33,023  $  24,707
                                                   ---------  -----------  ---------  ---------
                                                   ---------  -----------  ---------  ---------

    Work-in-process is not a significant separate component of inventories and is included in the raw materials and sub-assemblies component.

6. PROPERTY, PLANT AND EQUIPMENT

    In 1994, Generac entered into an Industrial Development Revenue Bond agreement with the City of Jefferson, Wisconsin. The proceeds from these Industrial Development Revenue Bonds, aggregating $7,200,000, were used to construct and equip the Business Unit's manufacturing facility in Jefferson. Property, plant and equipment with a net carrying amount of $8,999,000, $8,762,000 and $8,644,000 at March 31, 1998, December 31, 1997 and 1996,
respectively, were pledged as collateral under a related letter of credit agreement which was terminated in June 1998.

                  PORTABLE PRODUCTS DIVISION, A BUSINESS UNIT
                             OF GENERAC CORPORATION

                         NOTES TO FINANCIAL STATEMENTS
                  SIX MONTHS AND NINE DAYS ENDED JULY 9, 1998,
                       THREE MONTHS ENDED MARCH 31, 1998
             AND YEARS ENDED DECEMBER 31, 1997 AND 1996 (CONTINUED)

7. OTHER ACCRUED LIABILITIES

    Other accrued liabilities consisted of the following at:

                                                                                   DECEMBER 31,
                                                        JULY 9,    MARCH 31,   --------------------
                                                         1998        1998        1997       1996
                                                       ---------  -----------  ---------  ---------
                                                                        (IN 000'S)
Sales incentives.....................................  $   5,936   $   2,791   $   2,768  $   2,843
Product warranty.....................................      1,020       1,029         987        659
Other................................................        749         804         764        553
                                                       ---------  -----------  ---------  ---------
                                                       $   7,705   $   4,624   $   4,519  $   4,055
                                                       ---------  -----------  ---------  ---------
                                                       ---------  -----------  ---------  ---------

8. EMPLOYEE RETIREMENT AND SAVINGS PLANS

    Generac has noncontributory pension plans (salaried and hourly) covering substantially all of its employees including the employees of the Business Unit. The benefits under the salaried plan are based upon years of service and the participants' defined final average monthly compensation. The benefits under the hourly plan are based on a unit amount at the date of termination multiplied by the participants' credited service. Generac's funding policy for these plans is to contribute amounts at least equal to the minimum annual amount required by applicable regulations. Total pension expense allocated to the Business Unit for the six months and nine days ended July 9, 1998, the three months ended March 31, 1998 and the years ended December 31, 1997 and 1996 was $231,000, $108,000,
$293,000 and $255,000, respectively.

    Generac maintains deferred compensation plans for key employees of the Business Unit and at July 9, 1998, approximately $182,000 of deferred compensation was included in accrued employee benefits. Deferred compensation expense charged to operations was $18,000, $40,000 and $23,000, for the six months and nine days ended July 9, 1998 and for the years ended December 31, 1997 and 1996, respectively. No such provision was made for the three months ended March 31, 1998.

9. LEASE COMMITMENTS

    Generac leases certain manufacturing equipment, computer equipment and vehicles used in the Business Unit under operating leases for lease terms ranging up to five years.

    The aggregate minimum rental commitments at July 9, 1998 are as follows:

Five months and 22 days ended December 31, 1998.................  $ 389,000
Years ended:
  1999..........................................................    746,000
  2000..........................................................    701,000
  2001..........................................................    674,000
  2002..........................................................    287,000
                                                                  ---------
                                                                  $2,797,000
                                                                  ---------
                                                                  ---------

                  PORTABLE PRODUCTS DIVISION, A BUSINESS UNIT
                             OF GENERAC CORPORATION

                         NOTES TO FINANCIAL STATEMENTS
                  SIX MONTHS AND NINE DAYS ENDED JULY 9, 1998,
                       THREE MONTHS ENDED MARCH 31, 1998
             AND YEARS ENDED DECEMBER 31, 1997 AND 1996 (CONTINUED)

9. LEASE COMMITMENTS (CONTINUED)
    Total rent expense for the six months and nine days ended July 9, 1998, the three months ended March 31, 1998 and the years ended December 31, 1997 and 1996 was approximately $476,000, $196,000, $462,000 and $100,000, respectively.

    Certain manufacturing equipment with an original cost of $3,178,000 is leased under a five-year master lease arrangement and accounts for $353,000, $168,000 and $385,000 of total rental expense for the six months and nine days ended July 9, 1998, the three months ended March 31, 1998 and for the year ended December 31, 1997, respectively; $673,000 of future annual commitments through 2001; and all of the year 2002 commitments. At the end of the lease term, Generac has the option to purchase the equipment at a purchase price equal to the then fair market value which shall not be less than 15% nor more than 25% of the original equipment cost.

10. MAJOR CUSTOMERS

    Two customers accounted for approximately 69% of net sales for the six months and nine days ended July 9, 1998, and included in accounts receivable at July 9, 1998 are amounts due from these two customers aggregating $34,998,000. Two customers accounted for approximately 67% of net sales for the three months ended March 31, 1998, and included in accounts receivable at March 31, 1998 are amounts due from these two customers aggregating $25,652,000. Three customers accounted for approximately 74% of net sales for the year ended December 31, 1997, and included in accounts receivable at December 31, 1997 are amounts due from these three customers aggregating $11,076,000. Two customers accounted for approximately 56% of net sales for the year ended December 31, 1996, and included in accounts receivable at December 31, 1996 are amounts due from these two customers aggregating $6,608,000.

11. FOREIGN OPERATIONS

    The Business Unit's European operations accounted for approximately 19%, 18%, 18% and 20% of the total Business Unit's assets as of July 9, 1998, March 31, 1998, December 31, 1997 and December 31, 1996, respectively. Sales for these European operations accounted for approximately 8%, 8%, 8% and 10% of net sales for the six months and nine days ended July 9, 1998, the three months ended March 31, 1998 and for the years ended December 31, 1997 and 1996, respectively.

12. CONTINGENCIES

    In the normal course of business the Business Unit is involved in certain legal actions and claims. It is the opinion of management that such litigation and claims will be resolved without material effect on the Business Unit's financial position or results of operations.

13. SUBSEQUENT EVENT

    On July 9, 1998, Generac completed the sale of substantially all of the assets and the assumption of certain liabilities of the Business Unit to Generac Portable Products, LLC (a company formed by The Beacon Group III--Focus Value Fund, L.P.) for a net purchase price of approximately $305 million, including expenses.

                                 [GENERAC LOGO]

                                    PART II
                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth the costs and expenses, other than underwriting discounts and commissions, to be paid in connection with the sale of the common stock being registered, all of which will be paid by the registrant. All amounts are estimates except the registration fee, the NASD filing fee and the NYSE filing fee.

Registration fee................................................  $  35,167
NASD filing fee.................................................     13,150
NYSE listing fee................................................
Accounting fees and expenses....................................
Legal fees and expenses.........................................
Transfer agent fees.............................................
Printing and engraving expenses.................................
Miscellaneous expenses..........................................
                                                                  ---------
    Total.......................................................  $1,300,000
                                                                  ---------
                                                                  ---------

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 145 of the Delaware General Corporation Law, as amended (the "DGCL"), permits a Delaware corporation to indemnify officers, directors, employees and agents for actions taken in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action, which they had no reasonable cause to believe was unlawful. The DGCL provides that a corporation may pay expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action (upon receipt of a written undertaking to reimburse the corporation if indemnification is not appropriate), and must reimburse a successful defendant for expenses, including attorneys' fees, actually and reasonably incurred, and permits a corporation to purchase and maintain liability insurance for its directors and officers. The DGCL provides that indemnification may be made for any claim, issue or matter as to which a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation, unless and only to the extent a court determines that the person is entitled to indemnity for such expenses as the court deems proper.

    Section 107(b)(7) of the DGCL permits a Delaware corporation to include a provision in its certificate of incorporation eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for a breach of the director's fiduciary duty as a director, except for liability (a) for any breach of the director's duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under
Section 174 of the DGCL, which concerns unlawful payments of dividends, stock purchases or redemptions or (d) for any transaction from which the director derived an improper personal benefit.

    The Registrant's Certificate of Incorporation provides that the directors of the Registrant are entitled to the benefits of all limitations on the liability of directors generally that are now or hereafter become available under the DGCL. It also provides that any repeal or modification of this provision shall be prospective only, and shall not affect, to the detriment or any director, any limitation on the personal liability of a director of the Registrant existing at the time of such repeal or modification. In addition, the Registrant's Bylaws provide for indemnification to the fullest extent of the law.

    The form of underwriting agreement filed as an exhibit to this registration statement provides for the indemnification of our directors and officers in certain circumstances.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

    Not applicable

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(A)  EXHIBITS.

  EXHIBIT       PAGE
  NUMBER       NUMBER                                        DESCRIPTION OF EXHIBITS
-----------  -----------  ----------------------------------------------------------------------------------------------

      *1.1                Form of Underwriting Agreement.

       3.1                Restated Certificate of Incorporation of Generac Portable Products, Inc.

       3.2                By-Laws of Generac Portable Products, Inc.

       4.1                Stockholders' Agreement dated July 9, 1998 among Generac Portable Products, Inc., The Beacon
                          Group III--Focus Value Fund, L.P. and other stockholders.
       4.2                Specimen of Common Stock Certificate.

       5.1                Opinion of King & Spalding (including the consent of such counsel) regarding the legality of the Common Stock.

      10.1                OEM Engine Supply Agreement dated July 9, 1998 between Generac Corporation and Generac
                          Portable Products, Inc. (filed as Exhibit 10.1 to the Registration Statement on Form S-4, File
                          No. 333-73247, filed on April 20, 1999 and incorporated herein by reference).

      10.2                Stock Option Plan.

      10.3                Asset Purchase and Sale Agreement dated May 5, 1998 between GPPC, Inc. and Generac Corporation

      10.4                Parts Supply Agreement dated July 9, 1998 between Generac Portable Products, Inc. and Generac
                          Corporation.

      10.5                Generator Supply Agreement dated July 9, 1998 between Generac Portable Products, Inc. and
                          Generac Corporation.

      10.6                Trademark License Agreement dated July 9, 1998 between Generac Portable Products, Inc. and
                          Generac Corporation.

      10.7                Patent License Agreement dated July 9, 1998 between Generac Portable Products, Inc. and
                          Generac Corporation.

      10.8                Assignment of Trademark Applications and Common Law Trademarks dated July 9, 1998 between
                          Generac Portable Products, Inc. and Generac Corporation

      10.9                Assignment of Patents and Patent Applications dated July 9, 1998 between Generac Portable
                          Products, Inc. and Generac Corporation.

      21.1                Subsidiaries.

      23.1                Independent Auditors' Consent and Reports on Financial Statement Schedule of Deloitte & Touche
                          LLP.

      23.2                Consent of PricewaterhouseCoopers LLP.

      23.3                Consent of King & Spalding (included in Exhibit 5.1).

      24.1                Power of Attorney (included in the signature page of this Registration Statement).

      27.1                Financial Data Schedule.

------------------------

*   To be filed by amendment.

(B) FINANCIAL STATEMENT SCHEDULES.

 SCHEDULE
  NUMBER                                           DESCRIPTION OF SCHEDULE
----------  ------------------------------------------------------------------------------------------------------
            Report of PricewaterhouseCoopers LLP on Financial Statement Schedule.

            Report on Schedule of Deloitte & Touche LLP (included in Exhibit 23.1 of this Registration Statement).

    II      Generac Portable Products, Inc. Schedule of Combined Valuation Accounts.

    II      Portable Products Division, a Business Unit of Generac Corporation Schedule of Combined Valuation
            Accounts.

ITEM 17. UNDERTAKINGS

    The undersigned registrant (the "Registrant") hereby undertakes:

    (1) To provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

    (2) That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be a part of this registration statement as of the time it was declared effective.

    (3) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    (4) That, insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on May 21, 1999.

                                GENERAC PORTABLE PRODUCTS, INC.

                                By:            /s/ ERIC R. WILKINSON
                                     -----------------------------------------
                                                 Eric R. Wilkinson
                                                     PRESIDENT

                               POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints ERIC R. WILKINSON, President of Generac Portable Products, Inc., and RICHARD A. AUBE, Secretary and Treasurer of Generac Portable Products, Inc., or either of them, and any agent for service named in this Registration Statement and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any registration statements filed pursuant to Rule 462(b) under the Securities Act of 1933 and any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents or any of them, their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities with Generac Portable Products, Inc. and on the date indicated.

          SIGNATURE                        TITLE                    DATE
------------------------------  ---------------------------  -------------------

    /s/ ERIC R. WILKINSON       President and Director
------------------------------                                  May 21, 1999
      Eric R. Wilkinson

     /s/ RICHARD A. AUBE        Secretary and Treasurer
------------------------------                                  May 21, 1999
       Richard A. Aube

   /s/ R. EUGENE CARTLEDGE      Chairman of the Board
------------------------------                                  May 21, 1999
     R. Eugene Cartledge

     /s/ THOMAS A. COMMES       Director
------------------------------                                  May 21, 1999
       Thomas A. Commes

          SIGNATURE                        TITLE                    DATE
------------------------------  ---------------------------  -------------------

      /s/ ROBERT D. KERN        Director
------------------------------                                  May 21, 1999
        Robert D. Kern

    /s/ THOMAS G. MENDELL       Director
------------------------------                                  May 21, 1999
      Thomas G. Mendell

 /s/ DORRANCE J. NOONAN, JR.    Director
------------------------------                                  May 21, 1999
   Dorrance J. Noonan, Jr.

      /s/ R. RALPH PARKS        Director
------------------------------                                  May 21, 1999
        R. Ralph Parks

  /s/ RICHARD A. VAN DEUREN     Director
------------------------------                                  May 21, 1999
    Richard A. Van Deuren

                      REPORT OF INDEPENDENT ACCOUNTANTS ON
                          FINANCIAL STATEMENT SCHEDULE

To the Board of Directors
  of Generac Portable Products, Inc.

    Our audit of the consolidated financial statements referred to in our report dated February 22, 1999, except as to the EARNINGS PER SHARE section of Note 2, and Note 10, which are as of May 20, 1999, appearing in Part I of this Registration Statement on Form S-1 also included an audit of the accompanying Financial Statement Schedule of Generac Portable Products, Inc. for the period July 10, 1998 through December 31, 1998 included in Part II of this Registration Statement on Form S-1. In our opinion, this Financial Statement Schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.

PricewaterhouseCoopers LLP

Milwaukee, Wisconsin
February 22, 1999

                                                                     SCHEDULE II

                        GENERAC PORTABLE PRODUCTS, INC.
                    SCHEDULE OF COMBINED VALUATION ACCOUNTS

                                                                 BALANCE AT
                                                                BEGINNING OF    CHARGES TO                   BALANCE AT END
                                                                   PERIOD         EXPENSE      DEDUCTIONS       OF PERIOD
                                                                -------------  -------------  -------------  ---------------
                                                                                        ($ IN 000'S)
ACCOUNTS RECEIVABLE:
For the Period July 10, 1998 through December 31, 1998........    $     225      $      17      $      --       $     242


                                                                 BALANCE AT
                                                                BEGINNING OF    CHARGES TO                   BALANCE AT END
                                                                   PERIOD         EXPENSE      DEDUCTIONS       OF PERIOD
                                                                -------------  -------------  -------------  ---------------
                                                                                        ($ IN 000'S)
INVENTORY:
For the Period July 10, 1998 through December 31, 1998........    $     500      $     593      $     319       $     774

                                                                     SCHEDULE II

                  PORTABLE PRODUCTS DIVISION, A BUSINESS UNIT
                             OF GENERAC CORPORATION
                    SCHEDULE OF COMBINED VALUATION ACCOUNTS

                                                                 BALANCE AT
                                                                  BEGINNING    CHARGES TO                    BALANCE AT
                                                                  OF PERIOD      EXPENSE     DEDUCTIONS     END OF PERIOD
                                                                -------------  -----------  -------------  ---------------
                                                                                       ($ IN 000'S)
ACCOUNTS RECEIVABLE:
Year Ended:
  December 31, 1996...........................................    $     444     $    (155)    $     138       $     151
  December 31, 1997...........................................          151            21            --             172
Three Months Ended:
  March 31, 1998..............................................          172            14            --             186
Six Months and Nine Days Ended:
  July 9, 1998................................................          172            67            14             225

                                                                 BALANCE AT
                                                                  BEGINNING     CHARGES TO                     BALANCE AT
                                                                  OF PERIOD       EXPENSE      DEDUCTIONS     END OF PERIOD
                                                                -------------  -------------  -------------  ---------------
                                                                                        ($ IN 000'S)
INVENTORY:
Year Ended:
  December 31, 1996...........................................    $     190      $     331      $     396       $     125
  December 31, 1997...........................................          125            781            556             350
Three Months Ended:
  March 31, 1998..............................................          350            248             98             500
Six Months and Nine Days Ended:
  July 9, 1998................................................          350            412            262             500